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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[_]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  DSL.NET, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No Fee Required

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                                PRELIMINARY COPY

                                  DSL.NET, INC.

                                                  April __, 2002

Dear Stockholder:

      You are invited to attend an annual meeting of stockholders of DSL.net, Inc., to be held at 10:00 a.m., eastern daylight time, on Wednesday, May 29, 2002, at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut 06611.

      Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you so desire, you can withdraw your proxy and vote in person at the annual meeting.

                               Cordially,


                               DAVID F. STRUWAS
                               Chairman of the Board and Chief Executive Officer

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                                PRELIMINARY COPY

                                  DSL.NET, INC.

                              545 Long Wharf Drive
                               New Haven, CT 06511
                                 (203) 772-1000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

================================================================================

TO THE STOCKHOLDERS OF DSL.NET, INC.:

      NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of DSL.net, Inc., a Delaware corporation, will be held on Wednesday, May 29, 2002, at 10:00 a.m., eastern daylight time, at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut 06611, for the following purposes:

Proposal 1. To elect three members of the board of directors to serve for three-year terms as Class II directors, each director to serve for such term or until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Proposal 2. To consider and act upon a proposal to approve the issuance of up to an additional 8,531 shares of Series Y preferred stock in connection with the Series Y preferred stock purchase agreement dated as of December 24, 2001 and the shares of DSL.net common stock to be issued upon conversion of such shares of Series Y preferred stock.

Proposal 3. To consider and act upon a proposed amendment to paragraph A of
            Article IV of DSL.net's certificate of incorporation to increase the number of authorized shares of DSL.net common stock from 200,000,000 shares to 400,000,000 shares and the total number of authorized shares of DSL.net capital stock from 220,000,000 shares to 420,000,000 shares.

Proposal 4. To consider and act upon a proposed amendment to Article VII of
            DSL.net's certificate of incorporation to provide that, except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of a class or series of DSL.net preferred stock (including the Series X and Series Y preferred stock), when voting or acting as a separate class or series, may act by written consent.

Proposal 5. To consider and act upon proposed amendments to DSL.net's certificate of incorporation to amend the terms of DSL.net's Series X preferred stock to:

            . provide that the Series X preferred stock shall rank on parity with the Series Y preferred stock upon redemption or a liquidation, dissolution or winding up of DSL.net;

            . increase from $2.00 per share to $2.50 per share the closing sale price of DSL.net common stock on the Nasdaq National Market required during a period of 45 consecutive trading days, commencing after May 13, 2002, to cause the then outstanding Series X preferred stock to automatically convert into DSL.net common stock; and

            . limit to the period ending June 28, 2002 the requirement that DSL.net obtain the consent of the holders of at least a majority of the then outstanding Series X preferred stock to authorize or issue, or to obligate itself to issue, equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock.

Proposal 6. To consider and act upon a proposal to approve the Amended and
            Restated 2001 Stock Option and Incentive Plan.

Proposal 7. To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2002.

Proposal 8. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

      Only stockholders of record at the close of business on April 16, 2002, the record date fixed by the board of directors, are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

                                        By Order of the Board of Directors


                                        Stephen Zamansky
                                        Secretary

New Haven, Connecticut
April __, 2002

                                -----------------

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

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                                PRELIMINARY COPY

                                  DSL.NET, INC.
                              545 Long Wharf Drive
                               New Haven, CT 06511

                                 PROXY STATEMENT
                                 April __, 2002

      This proxy statement is furnished in connection with the solicitation of proxies by DSL.net, Inc.'s board of directors for use at the annual meeting of DSL.net's stockholders to be held at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut 06611, on May 29, 2002, at 10:00 a.m., eastern daylight time, and any adjournments thereof. DSL.net's 2001 Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2001, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the accompanying notice and form of proxy were first sent or given to stockholders on or about April __, 2002.

Record Date and Quorum

      The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting has been fixed by your board of directors as the close of business on April 16, 2002. As of that date, __________ shares of common stock, par value $.0005 per share, 20,000 shares of Series X preferred stock, par value $.001 per share, and 6,469 shares of Series Y preferred stock, par value $.001 per share, of DSL.net were outstanding and entitled to vote at the annual meeting. With respect to each matter submitted to a vote of such stockholders at the annual meeting, for each such share held of record at the close of business April 16, 2002:

      . the holders of common stock are entitled to one vote per share of common stock;

      . the holders of Series X preferred stock are entitled to approximately 5,555.56 votes per share of Series X preferred stock; and

      . the holders of Series Y preferred stock are entitled to 978.5 votes per share of Series Y preferred stock.

     A majority in interest of the voting power of the outstanding shares of DSL.net capital stock entitled to vote and represented at the annual meeting in person or by proxy shall constitute a quorum for action with respect to Proposals 1, 2, 3, 6 and 7. In addition, in connection with Proposal 4 to amend
Article VII of DSL.net's certificate of incorporation, a majority in interest of each of the (i) voting power of the outstanding shares of DSL.net capital stock,
(ii) outstanding shares of Series X preferred stock and (iii) outstanding shares of Series Y preferred stock represented at the annual meeting in person or by proxy shall constitute a quorum necessary for action with respect to the vote on that matter. Finally, in connection with Proposal 5 to amend the terms of the Series X preferred stock, a majority in interest of each of the (x) voting power of the outstanding shares of DSL.net capital stock and (y) outstanding shares of Series X preferred stock represented at the annual meeting in person or by proxy shall constitute a quorum necessary for action with respect to the vote on that matter.

Votes Required

      The affirmative vote of stockholders owning of record at least a plurality of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, is required to elect Paul J. Keeler as a Class II director.

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      The affirmative vote of stockholders owning of record at least a majority of the issued and outstanding DSL.net Series X preferred stock, voting separately as a series, is required to elect Robert G. Gilbertson and William J. Marshall as Class II directors.

      The affirmative vote of "disinterested" DSL.net stockholders owning of record at least a majority of the voting power of the issued and outstanding DSL.net capital stock present or represented by proxy at the annual meeting, voting together as a single class, is required to approve the issuance of up to an additional 8,531 shares of Series Y preferred stock and the common stock to be issued upon conversion of such Series Y preferred stock. Under Nasdaq National Market guidelines, any DSL.net stockholder that has a right to purchase any portion of the additional 8,531 shares of Series Y preferred stock is not "disinterested" and votes with respect to such a stockholder's Series Y preferred stock will not be included in determining whether the required approval has been obtained.

      The affirmative vote of DSL.net stockholders owning of record a majority of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, is required to approve the amendment to paragraph A of Article IV of DSL.net's certificate of incorporation to increase the number of authorized shares of DSL.net common stock from 200,000,000 shares to 400,000,000 shares and the total number of authorized shares of DSL.net capital stock from 220,000,000 shares to 420,000,000 shares.

      The affirmative votes of DSL.net stockholders owning of record (i) a majority of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, (ii) a majority of the issued and outstanding Series X preferred stock, voting separately as a class, and (iii) a majority of the issued and outstanding Series Y preferred stock, voting separately as a class, are required to approve the amendment to Article VII of DSL.net's certificate of incorporation to provide that, except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of a class or series of DSL.net preferred stock (including the Series X and Series Y preferred stock), when voting or acting as a separate class, may act by written consent.

      The affirmative votes of DSL.net stockholders owning of record both (i) a majority of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, and (ii) a majority of the issued and outstanding Series X preferred stock, voting separately as a class, are required to approve the amendments to DSL.net's certificate of incorporation to amend the terms of the Series X preferred stock set forth in Proposal 5.

      The affirmative vote of stockholders holding at least a majority of the voting power of the issued and outstanding DSL.net capital stock present or represented by proxy is required to:

      . approve the amended and restated 2001 Stock Option and Incentive Plan, or 2001 Stock Plan; and

      . ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2002.

      Certain stockholders have entered into voting agreements which provide, among other things, that such stockholders will vote all shares of DSL.net capital stock they hold in favor of Proposals 2, 3 and 5 described in this proxy statement. In addition, such stockholders have entered into a stockholders agreement which provides, among other things, that such stockholders will vote all shares of DSL.net capital stock they hold in favor of the election of Messrs. Gilbertson, Keeler and Marshall as Class II directors. As of the record date, those stockholders were the record owners of:

      . approximately 72.7% of the combined voting power of the issued and outstanding DSL.net capital stock (excluding shares of Series Y preferred stock held of record by stockholders who as of the record date are not "disinterested" under Nasdaq National Market guidelines),


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      .     approximately 76.2% of the combined voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock,

      .     100% of the issued and outstanding Series X preferred stock, and

      .     100% of the issued and outstanding Series Y preferred stock.

As a result, if all of those stockholders vote as required by the voting agreements and the stockholders agreement at the annual meeting, Proposals 2, 3 and 5 as described in this proxy statement will be approved and Messrs. Gilbertson, Keeler and Marshall will be elected Class II directors as described in this proxy statement.

      In addition, directors and officers of DSL.net who collectively hold of record 6,586,262 shares of DSL.net capital stock, representing approximately 3.6% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote such shares in favor of all of the proposals described in this proxy statement.

Proxies

      Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the annual meeting and vote in person. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of DSL.net, or by voting in person at the annual meeting. If a stockholder is not attending the annual meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the annual meeting. The persons named as proxies are officers and employees of DSL.net. Where a proxy is properly signed and returned without indicating any voting instructions regarding the matters described in this proxy statement, the shares represented by the proxy will be voted FOR each of the proposals.

      Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum at the annual meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker "non-votes" on any matter shall be deemed not to have been voted on such matter. The vote on each matter submitted to stockholders is tabulated separately.

Other Matters

      The DSL.net board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

                                RECENT FINANCINGS

Series X Preferred Stock Financing

      On November 14, 2001, DSL.net entered into the Series X preferred stock purchase agreement with VantagePoint Venture Partners III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Communications Partners, L.P. and VantagePoint Venture Partners 1996, L.P. relating to the sale and purchase of up to an aggregate of 20,000 shares of Series X preferred stock of DSL.net at a purchase price of $1,000 per share. Subject to the terms and conditions of the purchase agreement, on November 14, 2001, DSL.net sold an aggregate of 6,000 shares of Series X preferred stock to the VantagePoint entities for an aggregate purchase price of $6,000,000, on December 12, 2001, DSL.net sold an aggregate of 4,000 shares of Series X preferred stock to the VantagePoint entities for an aggregate


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purchase price of $4,000,000, and on March 1, 2002, DSL.net sold an aggregate of
10,000 shares of Series X preferred stock to the VenturePoint entities for an aggregate purchase price of $10,000,000. No additional shares of Series X preferred stock may be issued under the Series X purchase agreement.

      The terms of the Series X preferred stock provide that as long as 50% of the Series X preferred stock issued under the Series X preferred stock purchase agreement remains outstanding, the holders of the Series X preferred stock, voting as a separate series, are entitled to elect a majority of the total number of directors of DSL.net. The stockholders agreement entered into in connection with the Series Y preferred stock financing described below includes agreements relating to the designation of such board members. See "Series Y Preferred Stock Financing - Stockholders Agreement." William J. Marshall and James D. Marver, two of DSL.net's current directors, are members, and with respect to Mr. Marver, a managing member, of the general partners of each of the VantagePoint entities. A summary of the terms of the Series X preferred stock as proposed to be amended at the annual meeting is set forth under "Description of Capital Stock - Preferred Stock."

      Prior to the sale of the Series X preferred stock, based on an aggregate of 64,851,466 shares of common stock outstanding on February 28, 2002, the VantagePoint entities beneficially owned approximately 34% of DSL.net's outstanding capital stock. In connection with the Series X purchase agreement, the VantagePoint entities have purchased 20,000 shares of Series X preferred stock, which are convertible into approximately 111,111,111 shares of common stock. As a result, the VantagePoint entities beneficially own the equivalent of 133,067,174 shares of common stock, representing approximately 75.5% of the outstanding shares of DSL.net capital stock (calculated on an as converted to common stock basis).

Series Y Preferred Stock Financing

      On December 24, 2001, DSL.net entered into the Series Y preferred stock purchase agreement with Columbia Capital Equity Partners III (QP), L.P., Columbia Capital Equity Partners II (QP), L.P., The Lafayette Investment Fund, L.P., Charles River Partnership X, A Limited Partnership and N.I.G. - Broadslate, Ltd. relating to the sale and purchase of up to an aggregate of 15,000 shares of Series Y preferred stock of DSL.net at a purchase price of $1,000 per share. On December 28, 2001, DSL.net sold an aggregate of 6,469 shares of Series Y preferred stock pursuant to the Series Y preferred stock purchase agreement for an aggregate purchase price of $6,469,000. The Series Y investors (or their assignees) have agreed to purchase an additional 8,531 shares of Series Y preferred stock in a subsequent closing occurring after DSL.net has obtained stockholder approval of Proposals 2, 3 and 5 described in this proxy statement and only if DSL.net is not subject to any voluntary or involuntary bankruptcy proceedings. A summary of the terms of the Series Y preferred stock is set forth under "Description of Capital Stock - Preferred Stock."

     In addition, on December 28, 2001, DSL.net issued promissory notes to the Series Y investors in the aggregate principal amount of $3,531,000 for an aggregate purchase price of $3,531,000. The promissory notes provide for an annual interest rate of 12%. By their terms, the promissory notes will be repaid from the proceeds of the sale of shares of Series Y preferred stock received at the subsequent closing as set forth in the Series Y preferred stock purchase agreement, and all accrued interest on the principal repaid at the subsequent closing will be forgiven. In the event that all of the Series Y preferred stock has not been sold by June 30, 2002, other than as a result of the breach by any of the Series Y investors of their obligations under the Series Y preferred stock purchase agreement to purchase additional shares of Series Y preferred stock or under the voting agreement to vote their shares of DSL.net capital stock FOR Proposals 2, 3 and 5 described in this proxy statement, the entire principal and accrued interest then outstanding under the promissory notes will be due and payable on July 1, 2002.

      Voting Agreements. In connection with the Series Y preferred stock financing, each of the VantagePoint entities and each of the Series Y investors entered into a voting agreement. As of the record date, these stockholders held of record outstanding DSL.net capital stock representing 76.2% of the combined voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, 100% of the issued and outstanding Series X preferred stock and 100% of the issued and outstanding Series Y preferred stock. Under the voting agreements, each


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of these stockholders has agreed to vote, and has granted an irrevocable proxy to vote, all shares of DSL.net capital stock beneficially owned by it FOR Proposals 2, 3 and 5 described in this proxy statement.

      Stockholders Agreement. In connection with the Series Y preferred stock financing, DSL.net, the VantagePoint entities and the Series Y investors entered into a stockholders agreement. The stockholders agreement provides for rights relating to the election of directors, the registration of DSL.net common stock for resale and certain protective provisions.

      DSL.net Board of Directors. The stockholders agreement provides that DSL.net's board of directors shall consist of no more than eight directors unless an increase is required for DSL.net to comply with certain applicable laws and regulations. In connection with the election of the directors, the holders of Series X and Series Y preferred stock have agreed to vote all their shares of DSL.net capital stock for:

      . Two designated representatives of the VantagePoint entities, as two of the four directors to be elected by holders of the Series X preferred stock;

      . One additional designated representative of the VantagePoint entities, who is initially required to be unaffiliated with the VantagePoint entities and to be approved by the holders of at least a majority of the outstanding shares of Series Y preferred stock, as one of the four directors to be elected by holders of the Series X preferred stock;

      . So long as at least 4,000 shares of Series Y preferred stock remain outstanding, one designated representative of the holders of at least a majority of the outstanding Series Y preferred stock, as one of the four directors to be elected by holders of the Series X preferred stock;

      . The chief executive officer of DSL.net, as one of the directors to be elected by all holders of DSL.net capital stock entitled to vote for the election of directors; and

      . All remaining directors of DSL.net, who are to be nominated by the nominating committee of DSL.net's board of directors and are not to be affiliated with any holder of Series X or Series Y preferred stock, as directors to be elected by all holders of DSL.net capital stock entitled to vote for the election of directors.

      On December 28, 2001, the size of the DSL.net board of directors was increased to eight members, and Harry F. Hopper, III, an affiliate of the Columbia Capital entities, was elected to serve as a Class I Director.

      Under the stockholders agreement, each of these stockholders has agreed to vote all shares of DSL.net capital stock beneficially owned by it FOR the election of Messrs. Gilbertson, Keeler and Marshall as Class II directors.

      Registration Rights. Under the terms of the stockholders agreement, if DSL.net proposes to register securities, either for its own account or for the account of other security holders, the holders of Series X and Series Y preferred stock are entitled to notice of the registration. These holders are also entitled to include their shares of common stock in such registration. In the event of a registration in connection with an underwritten public offering, however, the underwriters have the right, subject to certain conditions, to limit the number of shares included in such registration. In that event, these holders are entitled to include not less than 30% of the shares of common stock included in the registration. In addition, at any time on or after July 1, 2002, holders of at least 50% of the shares issued or issuable upon conversion of the Series X or Series Y preferred stock, respectively, are entitled to request that DSL.net file a registration statement under the Securities Act of 1933 covering the resale of such shares. Upon the receipt of such a request, DSL.net must use its best efforts to effect the registration of the securities. DSL.net is not required to effect more than one registration during any six-month period. In general, all fees, costs and expenses of a registration will be borne by DSL.net. DSL.net has agreed to indemnify the holders of registration rights against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of these holders are sold under the Securities Act of 1933.


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      Protective Provisions. The stockholders agreement provides that for so long as at least 3,750 shares of the Series Y preferred stock are outstanding, the holders of the Series X preferred stock will not vote their shares of capital stock to authorize DSL.net or its subsidiaries to authorize or issue, or to obligate itself to issue, any other equity-related securities having rights, preferences or privileges which are senior to, or, during the six-month period ending on June 28, 2002, pari passu with, the Series Y preferred stock. Further, during the six-month period ending on June 28, 2002, the holders of the Series X preferred stock have agreed not to vote their shares of DSL.net capital stock to authorize DSL.net to complete an acquisition, merger or consolidation which results in a majority ownership change or a sale of all or substantially all of the assets of DSL.net, unless authorized by the holders of a majority of the then outstanding Series Y preferred stock or the consideration payable in such transaction to the holders of the Series Y preferred is at least $1.00 per common share equivalent in cash or freely marketable securities.

          INTERESTS OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

      As of February 28, 2002, the Columbia Capital entities beneficially owned approximately 55.0% of the outstanding Series Y preferred stock and no shares of common stock or Series X preferred stock. If Proposal 2 described in this proxy statement relating to the issuance of up to an additional 8,531 shares of Series Y preferred stock is approved by you, the Columbia Capital entities, together with the other Series Y investors, will have the right to purchase those additional shares of Series Y preferred stock as contemplated by the Series Y preferred stock purchase agreement. In addition, if Proposal 3 described in this proxy statement relating to an increase in the authorized shares of DSL.net common stock and capital stock is approved by you and implemented, the Series Y preferred stock held by the Columbia Capital entities and the other Series Y investors will become convertible into shares of DSL.net common stock at the option of the holder. Finally, if Proposal 4 described in this proxy statement relating to an amendment to our certificate of incorporation to provide that holders of preferred stock may act by written consent, holders of Series X preferred stock, including the Columbia Capital entities, will be able to act by written consent with applicable notice provided to you after the taking of the action as required by Delaware law. Harry F. Hopper, III, one of our directors, is a managing member of Columbia Capital III, LLC, Columbia Capital Equity Partners, LLC and Columbia Capital, LLC, which directly or indirectly manage the Columbia Capital entities.

      As of February 28, 2002, the VantagePoint entities beneficially owned approximately 75.5% of the outstanding common stock, 100% of the outstanding Series X preferred stock and no shares of Series Y preferred stock. If Proposal 4 described in this proxy statement relating to an amendment to our certificate of incorporation to provide that holders of preferred stock may act by written consent, holders of Series X preferred stock, including the VantagePoint entities, will be able to act by written consent with applicable notice provided to you after the taking of the action as required by Delaware law. In addition, if Proposal 5 described in this proxy statement to amend the terms of the Series X preferred stock is approved by you and implemented, the terms of the Series X preferred stock held by the VantagePoint entities would be changed. Included among those changes is a proposal to increase from $2.00 per share to $2.50 per share the closing sale price of the DSL.net common stock on the Nasdaq National Market required during a period of 45 consecutive trading days, commencing after May 13, 2002, to cause the Series X preferred stock to automatically convert into DSL.net common stock. William J. Marshall and James D. Marver, two of DSL.net's current directors, are members, and with respect to Mr. Marver, a managing member, of the general partner of each of the VantagePoint entities.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of our capital stock as of February 28, 2002, by:

      . each person known by us to be the beneficial owner of more than 5% of our common stock, Series X preferred stock or Series Y preferred stock;

      .     each named executive officer;

      .     each of our directors; and

      .     all executive officers and directors as a group.

      Unless otherwise noted below, the address of each person listed on the table is c/o DSL.net, Inc., 545 Long Wharf Drive, New Haven, Connecticut 06511, and each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares of common stock beneficially owned, shares of capital stock issuable by us to a person pursuant to:

      .     options or warrants; and

      .     the right to convert outstanding Series X preferred stock;

in each case, which may be exercised within 60 days after February 28, 2002 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares of common stock and the percentage beneficially owned by that person.

      The rights of each purchaser to purchase additional shares of Series Y preferred stock under the Series Y preferred stock purchase agreement described below are subject to the satisfaction or waiver by both the Series Y investors and us of certain conditions, including the approval of Proposals 2, 3 and 5 described in this proxy statement. As a result, the purchasers are not at this time considered the beneficial owners of the additional shares of Series Y preferred stock issuable to them under the Series Y preferred stock purchase agreement. Further, shares of Series Y preferred stock are not convertible into shares of common stock until our certificate of incorporation is amended to increase the number of authorized shares of common stock to at least 250,000,000 shares. Proposal 3 describes a proposal to so amend our certificate of incorporation and is to be acted upon at the annual meeting. As a result, the holders of shares of Series Y preferred stock are not at this time considered the beneficial owners of the shares of common stock into which the shares of Series Y preferred stock will be convertible if our certificate of incorporation is so amended. If our certificate of incorporation is so amended, each share of Series Y preferred stock will be convertible into 2,000 shares of common stock, subject to adjustment for certain subsequent dilutive issuances and stock splits.

         Shares deemed to be beneficially owned by a person in accordance with the above rules are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person.

                                                                     Series X             Series Y                  Combined
                                           Common Stock           Preferred Stock      Preferred Stock            Voting Power
                                     -----------------------     -----------------    ------------------     -----------------------
                                                    Percent               Percent               Percent                      Percent
                                       Shares       of Class     Shares   of Class    Shares    of Class        Votes       of Votes
                                     ----------     --------     ------   --------    ------    --------     ----------     --------
David F. Struwas ..............        3,231,100       5.0%          --       --          --        --         3,231,100       2.5%
Raymond C. Allieri (1) ........          954,703       1.5%          --       --          --        --           954,703      *
John M. Jaser .................        1,711,374       2.6%          --       --          --        --         1,711,374       1.4%
John Krasko (2) ...............           73,957      *              --       --          --        --            73,957      *
Keith Markley (3) .............          460,409      *              --       --          --        --           460,409      *
Stephen Zamansky (4) ..........          286,615      *              --       --          --        --           286,615      *
Robert G. Gilbertson (5) ......          593,188      *              --       --          --        --           593,188      *
Harry F. Hopper, III (6) ......               --        --           --       --       3,558        55.0%      3,481,503       2.7%
Paul J. Keeler (7) ............           24,304      *              --       --          --        --            24,304      *
James D. Marver (8) ...........      133,214,362      75.7%      20,000      100.0%       --        --       133,214,362      73.0%
William J. Marshall (9) .......          347,138      *              --       --          --        --           347,138      *
William Seifert (10) ..........          202,612      *              --       --          --        --           202,612      *
Paul K. Sun (11) ..............        1,040,428                     --       --          --        --         1,040,428      *
                                                                                                                               1.6%
The VantagePoint Entities (12)       133,067,174      75.5%      20,000      100.0%       --        --       133,067,174      73.0%
   1001 Bayhill Drive
   Suite 300
   San Bruno, CA 94066
The Columbia Capital ..........               --        --           --       --       3,558        55.0%      3,481,503       2.7%
   Entities (13)
   N. Union Street, Suite 300
   Alexandria, VA 22314
The Lafayette Investment
   Fund, L.P. (14) ............               --        --           --       --       1,619        25.0%      1,584,192       1.2%
   Fountain Place
   1445 Ross at Field
   Dallas, TX 75202-2785
Charles River Entities (15) ...               --        --           --       --         429         6.6%        419,777      *
   c/o Charles River Ventures
   10000 Winter Street
   Suite 3300
   Waltham, MA 02451
N.I.G. - Broadslate, Ltd. (16)                --        --           --       --         863        13.3%        844,446      *
   c/o National Bank of Kuwait
   299 Park Avenue,
   New York, NY 10171-0023
All executive officers and           142,168,002      79.8%      20,000      100%      3,558        55.0%    145,621,782      79.0%
directors as a group (15
persons) (17)

----------

* Indicates less than 1%.

(1) Includes 699,825 shares issuable upon exercise of options held by Mr. Allieri that are exercisable within 60 days after February 28, 2002.

(2) Includes 73,957 shares issuable upon exercise of options held by Mr. Krasko that are exercisable within 60 days after February 28, 2002. As of November 2001, Mr. Krasko ceased to be employed by DSL.net. All options to purchase DSL.net common stock expired without exercise on March 3, 2002.

(3) Includes 460,409 shares issuable upon exercise of options held by Mr. Markley that are exercisable within 60 days after February 28, 2002.

(4) Includes 286,209 shares issuable upon exercise of options held by Mr. Zamansky that are exercisable within 60 days after February 28, 2002.

(5) Includes 347,138 shares issuable upon exercise of options held by Mr. Gilbertson that are exercisable within 60 days after February 28, 2002.

(6) Includes shares beneficially owned by the Columbia Capital entities as set forth in footnote 13. Mr. Hopper is a managing member of Columbia Capital III, LLC, Columbia Capital Equity Partners, LLC and Columbia Capital, LLC. Mr. Hopper may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.

(7) Includes 24,304 shares issuable upon exercise of options held by Mr. Keeler that are exercisable within 60 days after February 28, 2002.

(8) Includes 13,888 shares of common stock issuable upon exercise of options held by Mr. Marver that are exercisable within 60 days after February 28, 2002, and the shares beneficially owned by the VantagePoint entities as set forth in footnote 12. Mr. Marver is a managing member of the general partner of each of the VantagePoint stockholders. Mr. Marver may be deemed to share voting and investment power with respect to the shares beneficially owned by the VantagePoint entities and disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein.

(9) Includes 13,888 shares issuable upon exercise of options held by Mr. Marshall that are exercisable within 60 days after February 28, 2002.

(10) Includes 147,188 shares issuable upon exercise of options held by Mr. Seifert that are exercisable within 60 days after February 28, 2002. With respect to such options to purchase 133,300 shares of DSL.net common stock, Mr. Seifert has executed an agreement whereby the proceeds of a sale of shares of common stock issued to him upon exercise of these options will be transferred to Prism Venture Partners II, L.P. and he therefore disclaims beneficial ownership of such shares. Includes 60 shares held by Prism Venture Partners II, L.L.C. of which Mr. Seifert is a managing member. Mr. Seifert may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein.

(11) Includes 13,888 shares issuable upon exercise of options held by Mr. Sun that are exercisable within 60 days after February 28, 2002.

(12) The entities listed below owned or have the right to purchase the shares of DSL.net capital stock indicated in the table below as of February 28, 2002:

                                                                              Shares of Series X Preferred
                                                   Shares of Common Stock                Stock
                                                 -------------------------   -----------------------------
                                                                Shares
                                                               Issuable                  Shares of Common
                                                                 Upon                    Stock Issuable
                                                   Shares     Exercise of     Shares     Upon Conversion
                  Stockholder                       Held       Warrants        Held      of Shares Held
--------------------------------------------------------------------------   -----------------------------
VantagePoint Venture Partners 1996, L.P.         6,781,164      27,770         4,000        22,222,222
VantagePoint Communications Partners, L.P.      13,562,330      55,544         4,000        22,222,222
VantagePoint Venture Partners III, L.P.            168,218          --         1,306         7,255,556
VantagePoint Venture Partners III(Q), L.P.       1,361,037          --        10,694        59,411,111

      VantagePoint Associates, L.L.C. is the general partner of VantagePoint Venture Partners 1996, L.P. VantagePoint Communications Associates, L.L.C. is the general partner of VantagePoint Communications Partners, L.P. VantagePoint Venture Associates III, L.L.C. is the general partner of VantagePoint Venture Partners III, L.P. and VantagePoint Venture Partners III(Q), L.P. Mr. Marver and Alan E. Salzman are managing members, and Mr. Marshall is a member, of each of these general partner entities. Messrs. Marver and Salzman may be deemed to share voting and investment power with respect to the shares beneficially owned by the VantagePoint entities and disclaim beneficial ownership of such shares, except to the extent of their respective proportionate pecuniary interest therein.

(13) Includes 1,673, 218, 234, 1,341 and 92 shares of Series Y preferred stock held by Columbia Capital Equity Partners III (QP), L.P., Columbia Capital Equity Partners II (QP), L.P., Columbia Cardinal Partners, LLC, Columbia

      Broadslate Partners, LLC and Columbia Capital Equity Partners III (AI), L.P., respectively. Does not include 2,203.9, 289, 309.9, 1,767 and 122.2 additional shares of Series Y preferred stock that Columbia Capital Equity Partners III (QP), L.P., Columbia Capital Equity Partners II (QP), L.P., Columbia Cardinal Partners, LLC, Columbia Broadslate Partners, LLC and Columbia Capital Equity Partners III (AI), L.P., respectively, have agreed to purchase pursuant to the Series Y preferred stock purchase agreement. Columbia Capital Equity Partners III, L.P. is the general partner of Columbia Capital Equity Partners III (QP), L.P. and Columbia Capital Equity Partners III (AI), L.P. Columbia Capital Equity Partners, LLC is the general partner of Columbia Capital Equity Partners II (QP), L.P. Columbia Capital, LLC is the manager of Columbia Cardinal Partners, LLC. Columbia Capital III, LLC is the manager of Columbia Broadslate Partners, LLC and the general partner of Columbia Capital Equity Partners III, L.P. Mr. Hopper is a managing member of Columbia Capital III, LLC, Columbia Capital Equity Partners, LLC and Columbia Capital, LLC.

(14) Does not include 2,131 additional shares of Series Y preferred stock that The Lafayette Investment Fund, L.P. has agreed to purchase pursuant to the Series Y preferred stock purchase agreement.

(15) Includes 390, 10, 25 and 4 shares of Series Y preferred stock held by Charles River Partnership X, A Limited Partnership, Charles River Partnership X-A, A Limited Partnership, Charles River Friends X-B, LLC and Charles River Friends X-C, LLC, respectively. Does not include 515, 14.8,
      34.7 and 6.5 additional shares of Series Y preferred stock that Charles River Partnership X, A Limited Partnership, Charles River Partnership X-A, A Limited Partnership, Charles River Friends X-B, LLC and Charles River Friends X-C, LLC, respectively, have agreed to purchase pursuant to the Series Y preferred stock purchase agreement. Charles River X GP, LLC is the general partner Charles River Partnership X, A Limited Partnership and Charles River Partnership X-A, A Limited Partnership, and Charles River Friends, Inc. is the manager of Charles River Friends X-B, LLC and Charles River Friends X-C, LLC.

(16) Does not include 1,137 additional shares of Series Y preferred stock that N.I.G. - Broadslate, Ltd. has agreed to purchase pursuant to the Series Y preferred stock purchase agreement. George Nasra is the manager of N.I.G.
      - Broadslate, Ltd.

(17) See Notes 1 through 11. Also includes shares owned by executive officers and shares issuable to executive officers in connection with options which are exercisable within 60 days after February 28, 2002.

                     ---------------------------------------

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Our board of directors met nineteen times and took action by written consent one time during the fiscal year ended December 31, 2002. Each of the directors attended at least 75% of the aggregate of all meetings of the board of directors and all committees of the board of directors on which he then served held during fiscal 2001, except for Mr. Seifert, who attended approximately 70% of such meetings.

      Our compensation committee consists of Messrs. Gilbertson, Keeler and Seifert. The compensation committee is responsible for developing executive compensation policies and advising the DSL.net board of directors with respect to such policies and administers our stock plans, including our 1999 Stock Plan, our 1999 Employee Stock Purchase Plan, and our 2001 Stock Plan. All decisions of the compensation committee are currently subject to the review and approval of our board of directors. The compensation committee met eight times and did not act by written consent during fiscal 2001.

      Our audit committee consists of Messrs. Gilbertson, Keeler and Seifert. It is responsible for reviewing the financial reports and other financial information provided by DSL.net to you or to the general public; reviewing the adequacy of DSL.net's internal controls, the independence of DSL.net's independent auditor, and DSL.net's process of compliance with laws and any codes of conduct adopted by DSL.net; and periodically reviewing DSL.net's processes for producing financial data and identifying any key business, financial and other risks. Our audit committee must report to the board of directors when asked to do so. The audit committee met six times and acted by written consent one time during fiscal 2001.

      Our nominating committee, which consisted of Messrs. Struwas and Keeler, is responsible for nominating the directors to be elected by all stockholders, voting together as a single class. The nominating committee did not meet or act by written consent during fiscal 2001.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      In accordance with the DSL.net certificate of incorporation, DSL.net has three classes of directors, each serving for a three year term. Three Class II directors will be elected at this annual meeting. Each Class II director will hold office until that director's successor has been elected and qualified or until his earlier death, resignation or removal. The DSL.net certificate of incorporation also provides that as long as at least 50% of the Series X preferred stock issued under the Series X purchase agreement remains outstanding, holders of Series X preferred stock, voting as a separate series, are entitled to elect a majority of our board of directors. Holders of all classes of capital stock have the right to elect the remaining members of our board of directors.

      The VantagePoint entities, which hold all of the outstanding Series X preferred stock, have designated Messrs. Marver, Marshall, Hopper and Gilbertson to serve as the directors to be elected by holders of the Series X preferred stock. Mr. Marshall and Mr. Gilbertson, currently Class II directors, have been nominated for reelection as Class II directors. The affirmative vote of stockholders owning at least a majority of Series X preferred stock, voting separately as a series, is required to elect Mr. Marshall and Mr. Gilbertson as Class II directors.

      The nominating committee of the DSL.net board of directors has nominated Mr. Keeler as the remaining Class II directors. The affirmative vote of stockholders owning of record at least a plurality of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, is required to elect Mr. Keeler as a Class II director.

      Certain stockholders have entered into a stockholders agreement which provides, among others things, that such stockholders will vote all shares of DSL.net capital stock they hold in favor of the election of Messrs. Gilbertson, Keeler and Marshall as Class II directors. As of the record date, those stockholders were the record owners of:

      . approximately 76.2% of the combined voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock;

      .     100% of the issued and outstanding Series X preferred stock; and

      .     100% of the issued and outstanding Series Y preferred stock.

As a result, if all of these stockholders vote as required by the stockholders agreement at the annual meeting, Messrs. Gilbertson, Keeler and Marshall will be elected as Class II directors.

      In addition, directors and officers of DSL.net who collectively hold of record approximately 6,586,262 shares of DSL.net capital stock, representing approximately 3.6% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote such shares in favor of the election of Messrs. Gilbertson, Keeler and Marshall as Class II directors.

      Shares represented by all proxies received by the DSL.net board of directors and not so marked as to withhold authority to vote for any individual nominee (by writing that individual director's name where indicated on the proxy) will be voted FOR the election of all the nominees named above (unless one or more nominees are unable or unwilling to serve). The board of directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

      DSL.net's board of directors unanimously recommends that you vote FOR in favor of the election of Messrs. Gilbertson, Keeler and Marshall as Class II directors.

Occupations of Directors and Officers

      Set forth below is information relating to the directors and executive officers as of March 29, 2002:

Name                               Age    Position
David F. Struwas(3)................53     Chairman of the Board, Class III Director,
                                          Chief Executive Officer and Treasurer
Keith Markley......................43     President and Chief Operating Officer
Robert J. DeSantis.................46     Chief Financial Officer
Raymond C. Allieri.................42     Senior Vice President, Sales and Marketing
John M. Jaser......................42     Vice President, Technology
Walter Keisch......................56     Vice President, Finance
Stephen Zamansky...................31     Vice President, General Counsel and Secretary
Harry F. Hopper, III...............48     Class I Director
William Seifert(1)(2)..............51     Class I Director
Paul K. Sun........................42     Class I Director
Robert G. Gilbertson(1)(2)(3)......60     Class II Director
Paul Keeler(1)(2)(3) ..............57     Class II Director
William J. Marshall................46     Class II Director
James D. Marver....................51     Class III Director

----------

      (1)   Member of the audit committee
      (2)   Member of the compensation committee
      (3)   Member of the nominating committee

      David F. Struwas has served as a director and our Chief Executive Officer since January 1999 and as Chairman of the Board of Directors since November 2000. Mr. Struwas also served as our President from November 1998 until November 2000. From January 1997 to August 1998, Mr. Struwas was a General Manager for Brooks Fiber-Worldcom. From May 1980 to January 1997, Mr. Struwas held various positions at Southern New England Telephone, most recently as Director of Marketing.

      Keith Markley has served as President and Chief Operating Officer since November 2000. From July 1998 to November 2000, Mr. Markley served as President, Eastern Region of Covad Communications, Inc. From June 1997 to June 1998, Mr. Markley served as the General Manager of New England Fiber Communications, Inc., a facilities CLEC which was a joint venture between Brooks Fiber Properties and CMP Communications. From June 1996 to June 1997, Mr. Markley served as the District Manager of Advanced Radio Telecommunications, Inc., a wireless broadband communications company. From June 1994 to June 1996, Mr. Markley was a Principal and Consultant for Connecticut Research, a strategic and management consulting company.

      Robert J. DeSantis has served as Chief Financial Officer since December 2001. From November 2000 to June 2001, Mr. DeSantis served as Executive Vice President of Tellium, Inc. From 1986 to October 2000, Mr. DeSantis served in various positions at Citizens Communications, most recently as Chief Financial Officer, Vice President and Treasurer.

      Raymond C. Allieri has served as Senior Vice President, Sales and Marketing since June 1999. From 1988 to 1999, Mr. Allieri held various positions at MCI WorldCom Communications Corporation, most recently as Senior Vice President, Local Market Strategy and Development.

      John M. Jaser has served as Vice President, Technology since May 1999. Mr. Jaser served as our President from March 1998 to November 1998 and was responsible for business development from November 1998 to May 1999. From January 1992 to March 1998, Mr. Jaser was the President and Chief Executive Officer of FutureComm, Inc., a consulting firm specializing in network planning, architecture and design.

      Walter Keisch has served as Vice President, Finance since March 2001. From January to March 2001, he was our Corporate Controller. From July 2000 through December 2000, Mr. Keisch served as Chief Financial Officer for a start-up e-business unit of GE Capital Real Estate. From December 1997 to October 1999 he served as Vice President of Finance, Chief Financial Officer and Secretary for E-Sync Networks, Inc., an e-business service provider. From February 1990 to July 1997 he served as Controller at Textron Lycoming/Allied Signal Aerospace, Engines Division, a gas turbine engine manufacturer.

      Stephen Zamansky has served as Vice President, General Counsel and Secretary since May 1999. From August 1997 to May 1999, Mr. Zamansky was an attorney at Day, Berry & Howard LLP. From October 1995 to August 1997, he was an attorney at Sullivan & Cromwell.

      Harry F. Hopper III has served as a director of DSL.net since December 2001. Mr. Hopper is a Managing Member of Columbia Capital LLC, which he joined in January 1994. Columbia Capital is a venture capital firm with an investment focus on communications services, network infrastructure and technologies, and communications software. Mr. Hopper is also a director of Pegasus Communications, a satellite television and broadband service provider, and the following private companies: Affinity, Inc., a web hosting company; Pihana Pacific Corporation, a Pan-Asian Internet peering and date center company; Metro PCS, Inc., a wireless service provider; and Xemod, Inc., a producer of next-generation linear power amplifiers.

      William Seifert has served as a director since April 1999. Mr. Seifert has been a General Partner of Prism Ventures Partners since October 1998. From November 1997 to October 1998, Mr. Seifert was a consultant and private investor. Mr. Seifert founded Agile Networks, Inc. in November 1991 and served as its Chief Executive Officer until November 1997. Previously, he was a founder and Chief Technology Officer of Wellfleet Communications, and a founder of Interlan, Inc. Mr. Seifert is a director of Digital Lightwave, Inc.

      Paul K. Sun has served as a director since January 1999. Mr. Sun has been the Chairman, Chief Executive Officer and President of Motia, Inc., a wireless communications company, since November 2000. Mr. Sun served as Chairman of our board of directors from February 1999 until November 2000. In addition, he also served as Chief Technology Officer from December 1998 to November 2000. From February 1997 to December 1998, Mr. Sun was a Director at PairGain Technologies, Inc. From December 1995 to February 1997, he was President and Chief Executive Officer of Avidia Systems, Inc., an ATM switch vendor, which was acquired by PairGain Technologies, Inc. in February 1997. From 1989 to 1995, Mr. Sun held various positions at TranSwitch Corporation, a now-public telecommunications-oriented semiconductor company, most recently as Manager of ATM Development.

     Robert Gilbertson has served as a director since January 1999. He has been a venture investor since 1996. From October 1999 through June 2001, he served as a venture Partner and consultant at Sprout Group, a venture affiliate of Credit Suisse First Boston. In addition, Mr. Gilbertson has served as Chairman of the board of directors of Network Computing Devices, Inc. since August 31, 1999 and as President and Chief Executive Officer from May 1996 to August 31, 1999. From April 1996 to April 1997, Mr. Gilbertson also served as Chairman of Avidia Systems Inc. From January 1992 to May 1996, Mr. Gilbertson served as President and a director of CMX Systems, Inc., a manufacturer of precision measurement and positioning products.

     Paul J. Keeler has served as a director since June 2001. Mr. Keeler is a private consultant to technology, telecommunications and financial service ventures. From February 1994 to February 2001, Mr. Keeler was a Principal and Head of Global Sales and Service for Morgan Stanley Capital International, a joint venture between Morgan Stanley & Company, Inc. and Capital Group Companies. Prior to that, Mr. Keeler served as Vice President of Morgan Stanley Technology Services; President, Chief Executive Officer and Vice Chairman of Tianchi Telecommunications Corp.; President and Chief Operating Officer of Westinghouse Communications Software, Inc.; and Vice President of Strategic Accounts and Business Development for Reuters Holdings, PLC.

      William J. Marshall has served as a director since January 1999. Mr. Marshall has been a member of at VantagePoint Venture Partners since 1998 and served as Senior Advisor from 1996 to 1998. From 1986 to 1997, Mr. Marshall was Senior Managing Director and Chief Technology Officer of the Communications Technologies Group at Bear Stearns & Co. Inc. Mr. Marshall is a Co-Founder of the ATM Forum and was also a Board member of the Securities Industry Association Technology Committee.

      James D. Marver has served as a director since April 1999. Mr. Marver has been a Managing Partner at VantagePoint Venture Partners since co-founding the firm in 1996. From 1988 to 1996, Mr. Marver was Senior Managing Director and Head of the Global Technology Group at Bear Stearns & Co. Inc., as well as Head of the San Francisco Investment Banking office. Mr. Marver earned a B.A. from Williams College and Ph.D. from the University of California at Berkeley.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Summary Compensation Table

      The following summary compensation table sets forth the total compensation paid or accrued for the 2001 fiscal year for our named executive officers, including our Chief Executive Officer, the four other most highly compensated executive officers who were serving as of December 31, 2001, and one individual would have been one of our four most highly compensated officers had he served as an officer on December 31, 2001.

SUMMARY COMPENSATION TABLE

                                                                                                      Long Term
                                                                                                     Compensation
                                                                                           --------------------------------
                                                                                            Securities
                                                                            Restricted      Underlying         All Other
Name and Principal Position             Year    Salary ($)   Bonus ($)    Stock Award(s)      Options       Compensation ($)
--------------------------------        ----    ----------   ---------    --------------   ------------     ----------------
David F. Struwas ..............         2001     200,000          --           --            1,450,000             --
  Chairman of the Board, Chief          2000     192,308          --           --                   --             --
  Executive Officer and                 1999     123,244          --           --                   --         44,585(1)
  Treasurer

Keith Markley .................         2001     200,000                       --            1,450,000             --
  President and Chief Operating         2000      26,923     150,000                         1,300,000             --
  Officer

Raymond C. Allieri ............         2001     168,148          --           --              500,000             --
  Senior Vice President, Sales          2000     140,506      50,000(3)        --                   --         67,306(2)
  and Marketing                         1999      89,450      45,000           --              933,100             --

John M. Jaser .................         2001     138,071          --           --              250,000             --
  Vice President, Technology            2000      86,538          --           --                   --             --
                                        1999      75,250          --           --                   --             --

John Krasko(4) ................         2001     179,038          --           --               50,000             --
  Vice President, Operations            2000     112,500          --           --                   --             --
                                        1999          --          --           --                   --             --

Stephen Zamansky ..............         2001     164,423          --           --              550,000             --
  Vice President, General               2000     136,347          --           --               80,000             --
  Counsel and Secretary                 1999      65,192      30,000           --              239,960             --

(1) Consists of an amount equal to the fair market value of common stock, as determined by your board of directors, awarded in March 1999, plus an amount equal to taxes due on such amount. Based upon subsequent events such as the issuance of our Series C preferred stock (which later converted into common stock in connection with our initial public offering in October 1999) we have recorded noncash stock compensation expense of $602,587 relating to these shares of common stock.

(2) Consists of an amount paid to Mr. Allieri for reimbursement of relocation expenses.

(3)   Such amount was paid in 2001.

(4) Mr. Krasko's employment by DSL.net began on March 20, 2000. As of November 2001, Mr. Krasko ceased to be employed by DSL.net. All of his options granted in 2001 were cancelled as of such date.

Option Grants in Last Fiscal Year

      The following table provides information concerning grants of options to purchase common stock made during the period from January 1, 2001 through December 31, 2001 to the named executive officers:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                               Potential
                                        Number of                                                                 Net
                                        Securities        Options                                             Realizable
                                        Underlying      Granted to        Exercise                             Value(4)
                                         Options       Employees in    Price or Base     Expiration    ---------------------------
Name                                     Granted        Fiscal Year      Price ($)          Date          5%              10%
-------------------------------------   ----------     ------------    -------------     ----------    --------        -----------
David F. Struwas(1) .................   1,450,000          15.75%          $0.62          11/28/11     $565,376        $1,432,774
Keith Markley(1) ....................   1,450,000          15.75%          $0.62          11/28/11     $565,376        $1,432,774
Raymond C. Allieri(1) ...............     500,000           5.43%          $0.62          11/28/11     $194,957        $  494,060
John Jaser (1) ......................     250,000           2.72%          $0.62          11/28/11     $ 97,477        $  247,030
John Krasko(2) ......................      50,000           0.54%          $2.13          02/16/11     $ 66,820        $  169,335
Stephen Zamansky(3) .................      50,000           0.54%          $0.62          02/16/11     $ 19,496        $   49,406
Stephen Zamansky(1) .................     500,000           5.43%          $0.62          11/28/11     $194,957        $  494,060

----------

(1) These options become exercisable with respect to 16.67% of the total number of such shares on May 29, 2002. Thereafter, approximately 2.78% of the total number of such shares become exercisable monthly over the next 30 months.

(2) As of November 2001, Mr. Krasko ceased to be employed by DSL.net. All options to purchase DSL.net common stock granted to Mr. Krasko in 2001 were cancelled as of such date.

(3) These options become exercisable with respect to 25% of the total number of such shares on February 16, 2002. Thereafter, approximately 2.08% of the total number of such shares become exercisable monthly over the next 36 months.

(4) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no guarantee that the market value of the common stock will reflect the rates of appreciation assumed in this table at the time that the options are exercisable.

Option Exercises and Fiscal Year End Values

The following table sets forth information regarding the value of exercisable and unexercisable options held by the named executive officers as of December 31, 2001. No named executive officer exercised options during the fiscal year ended December 31, 2001.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                   Number of Securities Underlying         Value of Unexercised In-the-Money Options
                              Unexercised Options at December 31, 2001              at December 31, 2001(1)
                              ----------------------------------------     -----------------------------------------
Name                          Exercisable                Unexercisable     Exercisable                 Unexercisable
-----------------------       -----------                -------------     -----------                 -------------
David F. Struwas........            --                     1,450,000              --                      $733,700
Keith Markley...........       379,160                     2,370,840              --                      $733,700
Raymond C. Allieri......       583,186                       616,639        $350,436                      $323,088
John Jaser..............            --                       250,000              --                      $126,500
John Krasko(2)..........        73,957                            --              --                            --
Stephen Zamansky........       264,959                       605,001        $117,123                      $253,000

----------

(1) Value is based on the difference between the option exercise price and $1.26, the fair market value of the DSL.net common stock on December 31, 2001 multiplied by the number of shares of common stock underlying the options.

(2) As of November 2001, Mr. Krasko ceased to be employed by DSL.net. All options to purchase DSL.net common stock granted to Mr. Krasko have expired without exercise.

                               BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

Introduction

      The compensation committee of the board of directors is responsible for developing executive compensation policies and advising your board of directors with respect to such policies, and administering our stock option plans and our employee stock purchase plan. Messrs. Gilbertson, Keeler and Seifert, all non-employee directors, are currently the members of the compensation committee. The committee's goal is to create and implement a compensation program which will attract and retain talented executives and provide incentives to management to enhance DSL.net's performance by basing a significant portion of annual and long-term compensation on performance. All decisions of the compensation committee are currently subject to the review and approval of your board of directors.

Executive Compensation Program

      DSL.net's executive compensation program consists of two elements: salary and equity interests in the form of restricted stock or stock options. This program applies to DSL.net's key management positions, including the position of chief executive officer. All of DSL.net's executives also are eligible for employee benefits offered to all DSL.net employees, including life, health, disability and dental insurance, and DSL.net's 401(k) profit sharing plan and the DSL.net employee stock purchase plan.

      Salary. The compensation committee reviews and approves cash compensation for the chief executive officer and all other executive officers' salaries. The compensation committee's policy is to establish base salaries after considering amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of DSL.net. In addition, the base salaries take into account DSL.net's performance relative to comparable companies.

      The salary compensation of the executive officers is based upon their qualifications, experience and responsibilities, as well as on the attainment of planned objectives. The chief executive officer makes recommendations to the compensation committee regarding executive compensation levels. During 2001, the chief executive officer made recommendations for salary increases for the other executive officers, and the compensation committee and the board of directors approved salary increases ranging from 7.79% to 55.6%% to three of DSL.net's executive officers.

      Equity Interests. Executives are eligible to receive stock option grants or other stock awards under DSL.net's 1999 Stock Plan. Assuming you approve Proposal 6 included in this proxy statement, executives also will be eligible to receive stock options or other restricted stock awards under DSL.net's amended and restated 2001 Stock Plan. As of February 28, 2002, 265,917 shares remained available for grant under the 1999 Stock Plan and 1,015,075 shares remained available for grant under the 2001 Stock Plan. The 1999 Stock Plan and the 2001 Stock Plan, as proposed to be amended, are designed to provide long-term performance and retention incentives for top management and other employees. An executive's participation in this program is determined by the compensation committee and approved by the board of directors.

      Executives participating in the 1999 Stock Plan receive stock option grants in amounts determined by the compensation committee. The stock options granted to executives under the 1999 Stock Plan have an exercise price equal to the fair market value of DSL.net's common stock at the time of grant. Assuming you approve Proposal 6 described in this proxy statement, executives participating in the amended and restated 2001 Stock Plan will also be eligible to receive stock option grants in amounts determined by the compensation committee. Currently, options granted to existing executives are generally exercisable as to 16.67% of the total number of option shares on the day after the six-month anniversary of the date of grant of the options, and monthly thereafter become exercisable as to 2.78% of the total number of option shares. Options granted to new executives are generally exercisable as to 25% of the total number of option shares on the one-year anniversary of such executive's start date, and monthly thereafter become exercisable as to 2.08% of the total number of option shares.

Chief Executive Officer's Compensation

      Mr. Struwas' compensation for fiscal 2001 was determined in accordance with the executive compensation program described above.

      Salary. Mr. Struwas received $200,000 in salary during fiscal 2001.

      Equity Interests. Mr. Struwas held 3,075,100 shares of DSL.net common stock as of March 27, 2002. In November 2001, the compensation committee granted Mr. Struwas options to purchase 1,450,000 shares of DSL.net common stock at an exercise price of $0.62 per share. This grant was approved by the board of directors (other than Mr. Struwas, who abstained from such vote). These options become exercisable with respect to 16.67% of the total number of these shares on May 29, 2002. Thereafter, approximately 2.78% of the total number of the option shares become exercisable monthly over the next 30 months.

      Bonus. Mr. Struwas did not receive a bonus in fiscal 2001.

      Mr. Struwas's total compensation for fiscal 2001 is set out in detail in the Summary Compensation Table above.

Compliance with Internal Revenue Code Section 162(m)

      In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, DSL.net cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. DSL.net has considered the limitations on deductions imposed by Section 162(m) of the Internal Revenue Code, and it is DSL.net's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m).

         Compensation Committee and Board of Directors of DSL.net, Inc.

                                David F. Struwas
                              Robert G. Gilbertson
                              Harry F. Hopper, III
                                   Paul Keeler
                               William J. Marshall
                                 James D. Marver
                                 William Seifert
                                   Paul K. Sun

Certain Relationships and Related Transactions

     On November 14, 2001, DSL.net entered into the Series X preferred stock purchase agreement with VantagePoint Venture Partners III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Communications Partners, L.P. and VantagePoint Venture Partners 1996, L.P. relating to the sale and purchase of up to an aggregate of 20,000 shares of Series X preferred stock of DSL.net at a purchase price of $1,000 per share. Subject to the terms and conditions of the purchase agreement, on November 14, 2001, DSL.net sold an aggregate of 6,000 shares of Series X preferred stock to the VantagePoint entities for an aggregate purchase price of $6,000,000, on December 12, 2001, DSL.net sold an aggregate of 4,000 shares of Series X preferred stock to the VantagePoint entities for an aggregate purchase price of $4,000,000, and on March 1, 2002, DSL.net sold an aggregate of 10,000 shares of Series X preferred stock to the VenturePoint entities for an aggregate purchase price of $10,000,000. No additional shares of Series X preferred stock may be issued under the Series X purchase agreement. William J. Marshall and James D. Marver, two of DSL.net's current directors, are members, and with respect to Mr. Marver, a managing member, of the general partners of each of the VantagePoint entities. See "Recent Financings - Series X Preferred Stock Financing" and "Interests Of Certain Persons In The Matters To Be Acted Upon."

      On December 24, 2001, DSL.net entered into the Series Y preferred stock purchase agreement with Columbia Capital Equity Partners III (QP), L.P., Columbia Capital Equity Partners II (QP), L.P., The Lafayette Investment Fund,

L.P., Charles River Partnership X, A Limited Partnership and N.I.G. - Broadslate, Ltd. relating to the sale and purchase of up to an aggregate of 15,000 shares of Series Y preferred stock of DSL.net at a purchase price of $1,000 per share. On December 28, 2001, DSL.net sold an aggregate of 6,469 shares of Series Y preferred stock pursuant to the Series Y preferred stock purchase agreement for an aggregate purchase price of $6,469,000. The Series Y investors (or their assignees) have agreed to purchase an additional 8,531 shares of Series Y preferred stock in a subsequent closing occurring after DSL.net has obtained stockholder approval of Proposals 2, 3 and 5 described in this proxy statement and only if DSL.net is not subject to any voluntary or involuntary bankruptcy proceedings. Mr. Hopper, an affiliate of the Columbia Capital entities, is also a member of our board of directors. See "Recent Financings - Series Y Preferred Stock Financing" and "Interests Of Certain Persons In The Matters To Be Acted Upon."

     In January 2002, DSL.net acquired digital subscriber lines, T1 and virtual private network customers located in parts of Florida, Tennessee, Virginia, North Carolina and Pennsylvania from Broadslate Networks, Inc. for an aggregate purchase price of approximately $800,000, including a $650,000 initial payment and $150,000 to be paid after a transition period, subject to certain adjustments. DSL.net stockholders, comprised of the five Columbia Capital entities, in the aggregate, own in excess of 10% of the capital stock of Broadslate. Mr. Hopper, an affiliate of the Columbia Capital entities, is a member of our board of directors. Mr. Hopper was also a director of Broadslate until February 2002.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of our board of directors, which in fiscal 2001 was comprised of Messrs. Gilbertson and Seifert and, as of December 2001, Mr. Keeler, reviewed salaries and incentive compensation for our executive officers during fiscal 2001. All decisions of the compensation committee are currently subject to the review and approval of our board of directors. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity whose executive officers served as a director or member of our compensation committee.

Compensation of Directors

      During the fiscal year ended December 31, 2001, directors received no cash compensation for their services as directors, except for reimbursement of reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings. In June 2001, Mr. Keeler was granted an option to purchase 50,000 shares of DSL.net common stock at an exercise price of $0.81 per share. These options become exercisable with respect to 2.08% of the total number of shares monthly over 48 months beginning July 2001. In November 2001, we granted options to purchase 100,000 shares of DSL.net common stock to each of our non-employee directors at an exercise price of $0.62 per share. These options become exercisable with respect to 2.78% of the total number of shares over 36 months beginning December 28, 2001.

                               BOARD OF DIRECTORS
                             AUDIT COMMITTEE REPORT

      Our board of directors' audit committee was comprised of Messrs. Gilbertson, Marshall and Seifert until June 2001. In June 2001, Mr. Keeler replaced Mr. Marshall as a member of the audit committee. The members are not officers or employees of DSL.net, and Messrs. Gilbertson, Keeler and Seifert are considered independent as defined in Rule 4200 of the National Association of Securities Dealers' listing standards. The board has determined that Mr. Marshall is not independent under this rule, because he is a member of the general partner of the VantagePoint entities, which in the aggregate own beneficially more than 20% of our outstanding capital stock. The board of directors has adopted a written charter of the audit committee, a copy of which is attached as Appendix A to this proxy statement.

      The audit committee held six meetings during 2001. During three of these meetings, the committee discussed DSL.net's audited financial statements for the fiscal year ended December 31, 2000. In addition, the audit committee held two meetings during the first quarter of 2002, during which it reviewed DSL.net's audited financial statements for the fiscal year ended December 31, 2001 and discussed them with management and PricewaterhouseCoopers LLP,

DSL.net's independent public accountants. The audit committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The audit committee received from PricewaterhouseCoopers LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and this information was discussed with PricewaterhouseCoopers LLP.

      Based on its review of the financial statements and these discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in DSL.net's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

           Audit Committee of the Board of Directors of DSL.net, Inc.

                                Robert Gilbertson
                                   Paul Keeler
                                 William Seifert

                             STOCK PERFORMANCE GRAPH

            The following graph compares the monthly change in the cumulative total stockholder return on DSL.net's common stock during the period from our initial public offering (October 6, 1999) through December 31, 2001, with the cumulative total return on (i) the Nasdaq Stock Market and (ii) the Nasdaq Telecommunications Index. The comparison assumes that $100 was invested on October 6, 1999 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

               COMPARISON OF MONTHLY CUMULATIVE TOTAL RETURN AMONG
              DSL.NET INC., THE NASDAQ MARKET INDEX, AND THE NASDAQ
                         TELECOMMUNICATIONS INDEX (1)(2)

                             [GRAPHIC APPEARS HERE]
DSL.NET, INC.
                     ----------------------------------------------------------
                     10/6/99  10/99   11/99   12/99    1/00    2/00    3/00
DSL.NET, INC.         100.00  128.33  251.67  192.51  279.17  373.33  294.17
NASDAQ STOCK
  MARKET (U.S.)       100.00  103.76  116.38  141.98  136.74  162.76  159.40
NASDAQ
  TELECOMMUNICATIONS  100.00  113.06  120.64  139.82  139.40  152.99  148.43


                            Cumulative Total Return
--------------------------------------------------------------------------------

 4/00     5/00   6/00     7/00    8/00    9/00   10/00  11/00  12/00  1/01   2/01
133.33   84.17  137.51   65.84   81.67   40.84   35.00  14.17   7.08  26.67  27.51
134.07  117.90  138.60  131.08  146.58  127.54  117.06  90.19  85.40  95.76  74.14
120.94  101.10  117.17  104.27  106.01   93.54   81.69  59.42  59.55  74.76  59.57

--------------------------------------------------------------------------------
 3/01    4/01   5/01   6/01   7/01   8/01   9/01  10/01  11/01   12/01
 12.92  18.00  10.53  10.93  12.73   4.00   2.00   6.40   6.80   16.80
 63.75  73.26  73.17  75.13  70.35  62.69  52.13  58.81  67.19   67.76
 52.47  54.54  51.28  49.68  45.05  39.87  36.18  35.32  39.03   39.87


----------

(1) This graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of DSL.net under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but DSL.net is not responsible for any errors or omissions in such information.

                                   PROPOSAL 2

                AUTHORIZATION OF ISSUANCE OF UP TO AN ADDITIONAL
                    8,531 SHARES OF SERIES Y PREFERRED STOCK

      The Series Y preferred stock purchase agreement provides for the issuance and sale of up to 15,000 shares of Series Y preferred stock at a price of $1,000 per share. On December 28, 2001, we sold an aggregate of 6,469 shares of Series Y preferred stock, which was the maximum number of shares we could sell without obtaining the required stockholder approvals under the Nasdaq Marketplace Rules. You are being asked to consider and act upon a proposal to approve the issuance of up to an additional 8,531 shares of Series Y preferred stock pursuant to the Series Y preferred stock purchase agreement and the shares of common stock to be issued upon conversion of such shares of Series Y preferred stock. We currently intend to use the proceeds from the Series Y preferred stock financing to repay the promissory notes issued to the Series Y investors and for working capital and other general corporate purposes, which may include acquisitions of complementary businesses or assets.

      Nasdaq Marketplace Rule 4350(i)(1) requires that a company with shares traded on the Nasdaq National Market obtain stockholder approval in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into, or exercisable for, common stock) equal to 20% or more of the common stock outstanding or 20% or more of the voting power of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. For purposes of this rule, the shares of common stock issuable upon conversion of the outstanding shares of Series X preferred stock are not included in the calculation of shares of common stock outstanding.

      If the proposed amendment to our certificate of incorporation described in this proxy statement to increase the authorized shares of common stock and capital stock is approved by you and implemented, the additional 8,531 shares of Series Y preferred stock issuable under the Series Y preferred stock purchase agreement, together with the 6,469 outstanding shares of Series Y preferred stock, will become convertible into an aggregate of 30,000,000 shares of common stock, subject to adjustment for certain subsequent dilutive issuances and stock splits. Each share of Series Y preferred stock has the right to 978.5 votes. If the additional 8,531 shares of Series Y preferred stock issuable under the Series Y preferred stock purchase agreement are issued, these shares, together with the 6,469 outstanding shares of Series Y preferred stock, will be entitled to an aggregate of 14,677,500 votes. The issuance of the additional 8,531 shares of Series Y preferred stock contemplated by the Series Y preferred stock purchase agreement, therefore, will result in the issuance by us of both more than 20% of our common stock outstanding, and more than 20% of the voting power of our common stock outstanding, before the issuance of the Series Y preferred stock. In addition, the common stock equivalent price per share of the Series Y preferred stock on December 24, 2001, the date the Series Y preferred stock purchase agreement was entered into, was less than the greater of the book or market value of the DSL.net common stock. As a result, under the Nasdaq Marketplace Rules, the issuance of the additional 8,531 shares of Series Y preferred stock contemplated by the Series Y preferred stock purchase agreement requires the approval of our stockholders.

      The issuance of additional shares of Series Y preferred stock under the Series Y preferred stock purchase agreement is subject to the satisfaction or waiver by both the Series Y investors and us of certain conditions, including the approval of this proposal by our stockholders. Also, the entire principal and accrued interest then outstanding under the promissory notes issued by DSL.net on December 28, 2001 in an aggregate principal amount of $3,531,000 become due and payable on July 1, 2002 if all of the Series Y preferred stock has not been sold by June 30, 2002, other than as a result of the breach by any of the Series Y investors of their obligations under the Series Y preferred stock purchase agreement to purchase additional shares of Series Y preferred stock or under the voting agreement to vote their shares of DSL.net capital stock FOR each of Proposals 2, 3 and 5 described in this proxy statement.

      The affirmative vote of "disinterested" DSL.net stockholders owning of record at least a majority of the voting power of the issued and outstanding DSL.net capital stock present or represented by proxy at the annual meeting, voting together as a single class, is required to approve the issuance of up to an additional 8,531 shares of Series Y preferred stock and the common stock to be issued upon conversion of such Series Y preferred stock. Under Nasdaq National Market guidelines, any DSL.net stockholder that has a right to purchase any portion of the additional 8,531 shares of Series Y preferred stock is not "disinterested" and votes with respect to such a stockholder's Series Y preferred stock will not be included in determining whether the required approval has been obtained.

      Certain stockholders have entered into voting agreements which provide, among other things, that such stockholders will vote all shares of DSL.net capital stock they hold in favor of Proposals 2, 3 and 5 described in this proxy statement. As of the record date, these stockholders owned of record outstanding DSL.net capital stock representing approximately 72.7% of the combined voting power of the issued and outstanding DSL.net capital stock (excluding shares of Series Y preferred stock held of record by stockholders who as of the record date are not "disinterested" under Nasdaq National Market guidelines). As a result, if all of those stockholders vote as required by the voting agreements at the annual meeting, this proposal will be approved.

      In addition, directors and officers of DSL.net who collectively hold of record approximately 6,586,262 shares of DSL.net capital stock, representing approximately 3.6% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote such shares in favor of this proposal.

      DSL.net's board of directors recommends that you vote FOR the approval of the issuance of up to an additional 8,531 shares of Series Y preferred stock pursuant to the Series Y preferred stock purchase agreement and the shares of common stock to be issued upon conversion of such shares of Series Y preferred stock.

                                   PROPOSAL 3

         AMENDMENT OF DSL.NET'S CERTIFICATE OF INCORPORATION TO INCREASE
             THE AUTHORIZED SHARES OF COMMON STOCK AND CAPITAL STOCK

      DSL.net's board of directors has approved, subject to the approval of DSL.net's stockholders, an amendment to paragraph A of Article IV of DSL.net's certificate of incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 400,000,000 shares and the total number of authorized shares of capital stock from 220,000,000 shares to 420,000,000 shares. You are being asked to consider and act upon a proposal to approve that proposed amendment to paragraph A of Article IV of DSL.net's certificate of incorporation. As proposed to be amended, the full text of paragraph A of
Article IV of the certificate of incorporation would read as follows:

            A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 420,000,000 shares, of which 400,000,000 shares shall be Common Stock with a par value of $.0005 per share and 20,000,000 shares shall be Preferred Stock with a par value of $.001 per share.

      As of February 28, 2002, there were 64,851,466 shares of common stock issued and outstanding. In addition, DSL.net's board of directors has reserved 111,111,111 shares of common stock for issuance upon conversion of shares of Series X preferred stock, 83,314 shares of common stock for issuance in connection with the exercise of outstanding warrants and 15,401,839 shares of common stock for issuance pursuant to DSL.net's stock option plans and stock purchase plan. After giving effect to those reservations, DSL.net had only 8,552,270 shares of common stock available for issuance.

      On December 24, 2001, we entered into the Series Y preferred stock purchase agreement, which provides for the issuance and sale of up to 15,000 shares of Series Y preferred stock. On December 28, 2001, we sold an aggregate of 6,469 shares of Series Y preferred stock. Shares of Series Y preferred stock are not convertible into shares of common stock until our certificate of incorporation is amended to increase the number of authorized shares of DSL.net common stock to at least 250,000,000. If the proposals described in this proxy statement (including this proposal) are approved by you and implemented, the 15,000 shares of Series Y preferred stock issuable under the Series Y preferred stock purchase agreement will become convertible into an aggregate of 30,000,000 shares of common stock, subject to adjustment for certain subsequent dilutive issuances and stock splits.

      The issuance of additional shares of Series Y preferred stock under the Series Y preferred stock purchase agreement is subject to the satisfaction or waiver by both the Series Y investors and us of certain conditions, including the approval of this proposal by our stockholders. Also, the entire principal and accrued interest then outstanding under the promissory notes issued by DSL.net on December 28, 2001 in an aggregate principal amount of $3,531,000 become due and payable on July 1, 2002 if all of the Series Y preferred stock has not been sold by June 30, 2002, other than as a result of the breach by any of the Series Y investors of their obligations under the Series Y preferred stock purchase agreement to purchase additional shares of Series Y preferred stock or under the voting agreements to vote their shares of DSL.net capital stock FOR Proposals 2, 3 and 5 described in this proxy statement.

      We believe that the increase in the number of authorized shares of common stock is in the best interests of DSL.net and its stockholders. This proposed amendment is not conditioned upon your approval of any other proposal described in this proxy statement. The additional authorized common stock will increase the number of shares that are available for corporate purposes, including financings, acquisitions and equity-based incentive compensation plans. The availability of an adequate supply of authorized and unissued shares of common stock provides us flexibility by allowing shares to be issued without the expense and delay of a special stockholders meeting, unless stockholder action is otherwise required. We engage in discussions and negotiations regarding potential financings and acquisitions that may involve the issuance of additional shares of our capital stock from time to time. We do not currently have any commitments to issue of any shares of our capital stock in connection with any financing or acquisition, other than:

      . commitments to issue up to an additional 8,531 shares of Series Y preferred stock as contemplated by the Series Y preferred stock purchase agreement, and

      . commitments to issue shares of common stock upon conversion of shares of Series X and Series Y preferred stock issued or issuable by us.

      Under Delaware law, DSL.net's board of directors generally may issue authorized but unissued shares of common stock without stockholder approval. DSL.net's board of directors does not currently intend to seek stockholder approval prior to any future issuance of additional shares of common stock, unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which DSL.net's securities may then be listed, or DSL.net's certificate of incorporation or by-laws then in effect. Frequently, opportunities arise that require prompt action, and DSL.net believes that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of DSL.net and its stockholders.

      The additional common stock to be authorized by approval of this proposal would have identical rights to the currently outstanding common stock. Shares of common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. Approval of this proposal and issuance of the additional shares of common stock would not affect the rights of the holders of the currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding. A summary of the terms of the common stock is set forth under "Description of Capital Stock - Common Stock."

      Although the increase in authorized but unissued shares of common stock could, under certain circumstances, have the effect of deterring attempts to acquire control of DSL.net, we believe that the increase in the number of authorized shares is essential to the achievement of corporate objectives. The proposed amendment to paragraph A of Article IV of DSL.net's certificate of incorporation is not being presented as, nor is it part of, a plan to adopt a series of anti-takeover measures. DSL.net is not presently aware of any pending or proposed takeover attempt.

      The affirmative vote of DSL.net stockholders owning of record a majority of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, is required to approve the amendment to paragraph A of Article IV of DSL.net's certificate of incorporation to
                                     - 25 -
increase the number of authorized shares of DSL.net common stock from 200,000,000 shares to 400,000,000 shares and the total number of authorized shares of DSL.net capital stock from 220,000,000 shares to 420,000,000 shares.

      Certain stockholders have entered into voting agreements which provide, among other things, that such stockholders will vote all shares of DSL.net capital stock they hold in favor of Proposals 2, 3 and 5 described in this proxy statement. As of the record date, those stockholders owned of record outstanding DSL.net capital stock representing approximately 76.2% of the combined voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock. As a result, if all of those stockholders vote as required by the voting agreements at the annual meeting, this proposal will be approved.

      In addition, directors and officers of DSL.net who collectively hold of record approximately 6,586,262 shares of DSL.net capital stock, representing approximately 3.6% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote such shares in favor of this proposal.

      DSL.net's board of directors unanimously recommends that you vote FOR the approval of the proposed amendment to paragraph A of Article IV of DSL.net's certificate of incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 400,000,000 shares and the total number of authorized shares of capital stock from 220,000,000 shares to 420,000,000 shares.

                                   PROPOSAL 4

         AMENDMENT OF DSL.NET'S CERTIFICATE OF INCORPORATION TO PROVIDE
           THAT HOLDERS OF PREFERRED STOCK MAY ACT BY WRITTEN CONSENT

      DSL.net's board of directors has approved, subject to the approval of DSL.net's stockholders, an amendment to Article VII of DSL.net's certificate of incorporation to provide that, except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of a class or series of DSL.net preferred stock (including the Series X and Series Y preferred stock), when voting or acting as a separate class or series, may act by written consent. You are being asked to consider and act upon a proposal to approve that proposed amendment to Article VII of DSL.net's certificate of incorporation. The full text of Article VII as proposed to be amended would read as follows:

            Holders of the Common Stock may not take any action by written consent in lieu of a meeting. Except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of a class or series of Preferred Stock (including the Series X Preferred Stock and the Series Y Preferred Stock), when voting or acting as a separate class or series, may take action by written consent in lieu of a meeting.

      The Series X and Series Y preferred stock vote with all other classes and series of capital stock of DSL.net as a single class on all actions to be taken by DSL.net stockholders, except as otherwise provided by the DSL.net certificate of incorporation, our by-laws or Delaware law. The terms of each of the Series X and Series Y preferred stock provide that holders of each series vote separately as a class with respect to certain matters. The holders of Series X preferred stock vote separately as a class to elect a majority of the members of DSL.net's board of directors. In addition, so long as at least 25% of the shares of each of the Series X and Y preferred stock originally issued remain outstanding, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of such series of preferred stock, voting as a separate series, DSL.net is not permitted to:

      . authorize or issue, or obligate itself to issue, any equity-related securities having rights, preferences or privileges senior to such series of preferred stock;

      . alter or change the rights, preferences or privileges of such series of preferred stock so as to adversely affect the shares of such series of preferred stock; or

      .     authorize any reclassification of such series of preferred stock.

In addition, until the proposed amendments to our certificate of incorporation described in Proposal 5 in this proxy statement relating to the amendment of the terms of the Series X preferred stock are approved by you and implemented and assuming such approval and implementation, through June 28, 2002, so long as at least 25% of the shares of Series X preferred stock originally issued remain outstanding, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series X preferred stock, voting as a separate series, DSL.net is not permitted to authorize or issue, or obligate itself to issue, any equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock. A summary of the terms of the Series X and Series Y preferred stock, including a summary of the voting rights of each series, is set forth under "Description of Capital Stock - Preferred Stock." Finally, Delaware law may provide holders of different classes or series of capital stock of a corporation with certain voting rights with respect to certain matters.

      As noted above, opportunities frequently arise that require prompt action. A specific transaction may trigger the special voting rights of the Series X or Series Y preferred stock described above, while not requiring the consent of all stockholders. DSL.net believes that the delay and expense necessitated by requiring a stockholders meeting when the consent of only one or more series of the preferred stock is required could be to the detriment of DSL.net and its stockholders. An amendment to the DSL.net certificate of incorporation to provide that except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of preferred stock may act by written consent could enable DSL.net to proceed with the transaction without undue delay and expense. For these reasons, the board of directors approved this Proposal 4, subject to your approval.

      The affirmative votes of DSL.net stockholders owning of record (i) a majority of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, (ii) a majority of the issued and outstanding Series X preferred stock, voting separately as a class, and (iii) a majority of the issued and outstanding Series Y preferred stock, voting separately as a class, are required to approve the amendment to Article VII of DSL.net's certificate of incorporation to provide that except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of DSL.net preferred stock may act by written consent.

     Directors and officers of DSL.net who collectively beneficially own approximately 145,621,782 shares of DSL.net common stock, 20,000 shares of Series X preferred stock and 6,469 shares of Series Y preferred stock, representing approximately 79.0% of the combined voting power of the issued and outstanding DSL.net capital stock, 100% of the issued and outstanding Series X preferred stock and 55.0% of the issued and outstanding Series Y preferred stock, have indicated their present intention to vote such shares in favor of this proposal.

      DSL.net's board of directors unanimously recommends that you vote FOR the approval of the proposed amendment to Article VII of DSL.net's certificate of incorporation to provide that, except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of a class or series of DSL.net preferred stock (including the Series X and Series Y preferred stock), when voting or acting as a separate class, may act by written consent.

                                   PROPOSAL 5

              AMENDMENTS OF DSL.NET'S CERTIFICATE OF INCORPORATION
               TO AMEND THE TERMS OF THE SERIES X PREFERRED STOCK

      DSL.net's board of directors has approved, subject to the approval of DSL.net's stockholders, amendments to DSL.net's certificate of incorporation to amend the terms of DSL.net's Series X preferred stock to:

      . provide that the Series X preferred stock shall rank on parity with the Series Y preferred stock upon redemption or a liquidation, dissolution or winding up of DSL.net;

      . increase from $2.00 per share to $2.50 per share the closing sale price of DSL.net common stock on the Nasdaq National Market required during a period of 45 consecutive trading days, commencing after May 13, 2002, to cause the then outstanding Series X preferred stock to automatically convert into DSL.net common stock; and

      . limit to the period ending June 28, 2002 the requirement that DSL.net obtain the consent of the holders of at least a majority of the then outstanding Series X preferred stock to authorize or issue, or to obligate itself to issue, equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock.

The text of the specific proposed amendments to DSL.net's certificate of incorporation to amend the terms of DSL.net's Series X preferred stock is set forth in Appendix B to this proxy statement. You are being asked to consider and act upon a proposal to approve the proposed amendments to DSL.net's certificate of incorporation to amend the terms of DSL.net's Series X preferred stock.

      We believe that these proposed amendments are in the best interests of DSL.net and its stockholders. The amendments have been proposed to make these terms of the Series X preferred stock consistent with the comparable terms of the Series Y preferred stock. The proposed amendment that would provide that the Series X preferred stock shall rank on parity with the Series Y preferred stock upon redemption or a liquidation, dissolution or winding up of DSL.net would implement a number of technical changes to the language of DSL.net's certificate of incorporation intended to clarify the rights of the Series X and Series Y preferred stock in relation to one another. The proposed amendment that would increase the closing sale price of the DSL.net common stock at which the then outstanding Series X preferred stock would automatically convert into DSL.net common stock would result in the Series X and Series Y preferred stock automatically converting into DSL.net common stock at the same market price. This proposed amendment may delay that automatic conversion and thereby preserve the preferences of the holders of shares of Series X preferred stock for a longer period. The amendment that would limit to June 28, 2002 the Series X preferred stock consent requirement in connection with the authorization or issuance of equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock would provide DSL.net greater flexibility in future financings and acquisitions. Each of these proposed amendments was approved by DSL.net's board of directors in connection with the Series Y preferred stock financing.

      The issuance of additional shares of Series Y preferred stock under the Series Y preferred stock purchase agreement is subject to the satisfaction or waiver by both the Series Y investors and us of certain conditions, including the approval of this proposal by our stockholders. Also, the entire principal and accrued interest then outstanding under the promissory notes issued by DSL.net on December 28, 2001 in an aggregate principal amount of $3,531,000 become due and payable on July 1, 2002 if all of the Series Y preferred stock has not been sold by June 30, 2002, other than as a result of the breach by any of the Series Y investors of their obligations under the Series Y preferred stock purchase agreement to purchase additional shares of Series Y preferred stock or under the voting agreements to vote their shares of DSL.net capital stock FOR each of Proposals 2, 3 and 5 described in this proxy statement.

      The affirmative votes of DSL.net stockholders owning of record both (i) a majority of the voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, voting together as a single class, and (ii) a majority of the issued and outstanding Series X preferred stock, voting separately as a class, are required to approve the proposed amendments to DSL.net's certificate of incorporation to amend the terms of the Series X preferred stock.

      Certain stockholders have entered into voting agreements which provide, among others things, that such stockholders will vote all shares of DSL.net capital stock they hold in favor of Proposals 2, 3 and 5 described in this proxy statement. As of the record date, those stockholders were the record owners of:

      . approximately 76.2% of the combined voting power of the issued and outstanding DSL.net common stock, Series X preferred stock and Series Y preferred stock, and

      .     100% of the issued and outstanding Series X preferred stock.

As a result, if all of these stockholders vote as required by the voting agreements at the annual meeting, this proposal will be approved.

      In addition, directors and officers of DSL.net who collectively hold of record approximately 6,586,262 shares of DSL.net capital stock, representing approximately 3.6% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote such shares in favor of this proposal.

      DSL.net's board of directors unanimously recommends that you vote FOR the approval of the proposed amendments to DSL.net's certificate of incorporation to amend the terms of the Series X preferred stock.

                                   PROPOSAL 6

 RATIFICATION OF AND APPROVAL OF THE AMENDED AND RESTATED 2001 STOCK OPTION AND
                                 INCENTIVE PLAN

      In November 2001, the board of directors approved the 2001 Stock Plan under which 4,000,000 shares of DSL.net common stock were reserved for the issuance of non-qualified stock options and other equity-based awards to employees, consultants and certain new officers. DSL.net's board of directors has approved, subject to the approval of DSL.net's stockholders, an amended and restated 2001 Stock Plan, which amends the 2001 Stock Plan as originally approved to:

      . provide for the issuance of options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended;

      . provide for the issuance of options and other equity-based awards to directors and officers; and

      . increase the number of shares of DSL.net common stock reserved for issuance under the 2001 Stock Plan from 4,000,000 to 20,000,000.

The 2001 Stock Plan as originally approved by the board of directors has not been approved by DSL.net stockholders. You are being asked to consider and act upon a proposal to approve the amended and restated 2001 Stock Plan.

      Following the execution of the Series X purchase agreement and the sale of the initial tranche of the Series X preferred stock, the board of directors approved the 2001 Stock Plan to supplement the pool of options available under the 1999 Stock Plan. As originally approved, the 2001 Stock Plan provided for the issuance of only non-qualified stock options and other equity-based awards to employees, consultants and certain new officers and only reserved 4,000,000 shares for grant thereunder. Directors and officers were not generally eligible to receive grants under the 2001 Stock Plan.

      The board of directors has approved amendments to the 2001 Stock Plan, subject to the approval of stockholders, to provide for the issuance of incentive stock options, the issuance of options and other equity-based awards to directors and officers, and to increase the shares of DSL.net common stock reserved for issuance from 4,000,000 to 20,000,000 shares. The 2001 Stock Plan as originally approved by the board of directors will remain in effect if you do not approve the amended and restated 2001 Stock Plan.

      Our management relies on stock options to attract and retain experienced directors, officers and employees. The board of directors believes that the proposed amendments are essential to permit management to continue to provide long-term, equity-based incentives to present and future employees. As of February 28, 2002, 265,917 shares remained available for grant under the 1999 Stock Plan and 1,015,075 shares remained available for grant under the 2001 Stock

Plan. Options to purchase an aggregate of 2,984,925 shares of DSL.net common stock have been granted to employees under the 2001 Stock Plan, including options to purchase 1,300,000 shares to a new executive officer at an exercise price of $0.62 per share. If the amended and restated 2001 Stock Plan is not approved, we may become unable to provide suitable long-term equity-based incentives to present and future directors, officers and employees. We have not at the present time determined who will receive options to purchase the additional shares of DSL.net common stock that will be authorized for issuance under the amended and restated 2001 Stock Plan, if approved.

      The affirmative vote of stockholders holding at least a majority of the shares of DSL.net capital stock present, or represented by proxy, entitled to vote and voting at an annual meeting required to approve the amended and restated 2001 Stock Plan.

      Directors and officers of DSL.net who collectively beneficially own approximately 145,621,782 shares of DSL.net common stock, 20,000 shares of Series X preferred stock and 6,469 shares of Series Y preferred stock, representing approximately 79.0% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote such shares in favor of this proposal.

      DSL.net's board of directors unanimously recommends that you vote FOR the approval of the amended and restated 2001 Stock Plan.

      Description of the Plan

      The amended and restated 2001 Stock Plan is intended to provide stock options and other equity-based awards in DSL.net to employees, directors, officers and consultants of DSL.net and any of its subsidiaries. The text of the 2001 Stock Plan, amended as proposed above, is attached as Appendix C to this proxy statement. The following is a summary of the amended and restated 2001 Stock Plan.

      The purchase price per share of DSL.net common stock deliverable upon the exercise of an option shall be determined by the board of directors or the compensation committee of the board of directors, provided, however, that in the case of incentive stock options the exercise price shall not be less than 100% of the fair market value of DSL.net common stock on the day any such incentive stock option is issued. The vesting schedule is determined by the board of directors or the compensation committee, as the case may be. Options granted to existing employees generally provide that 16.67% of the shares under each option become exercisable on the day after the six-month anniversary of the date of grant of options, and monthly thereafter become exercisable as to 2.78% of the total number of option shares. Options granted to new employees are generally exercisable as to 25% of the total number of option shares on the one-year anniversary of such employee's start date, and monthly thereafter become exercisable as to 2.08% of the total number of option shares.

      The amended and restated 2001 Stock Plan is administered by our compensation committee. All decisions of the compensation committee are currently subject to the review and approval of our board of directors. Subject to the provisions of the amended and restated 2001 Stock Plan, the board of directors or the compensation committee, as the case may be, has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of DSL.net common stock subject to the award. The board of directors may authorize the President or Chief Executive Officer to approve options to non-officers in accordance with guidelines approved by the board of directors, and the board of directors has so authorized our Chief Executive Officer. In general, an option is not transferable by the recipient except by will or by the laws of descent and distribution, or, in the case of non-qualified stock options, is only transferable to the extent set forth in the agreement relating to the non-qualified stock option or pursuant to a valid domestic relations order.

      Payment of the exercise price of an option may be made in cash, shares of DSL.net common stock, or a combination of both. We may also allow an option to be exercised through a same-day sale program without any cash outlay by the optionee. Unless the grant otherwise provides, if a participant ceases to be an employee or director of, or consultant to, DSL.net other than by reason of death, no further installment of such participant's options will become exercisable and such options shall terminate after the passage of three months from the date of termination of such participant's services to DSL.net (but no later than such options specified expiration dates). If a participant dies, any options held by such participant may be exercised, to the extent of the number of shares of DSL.net common stock with respect to which such participant could have exercised such option on the date of death, by such participant's personal representatives, heirs or legalees at any time prior to the earlier of the expiration of six months from the date of such death or the expiration of the applicable exercise period.

      The board of directors may amend, suspend or terminate the amended and restated 2001 Stock Plan or any portion thereof at any time. Awards may be modified, amended or rescinded only by written agreement signed by DSL.net and the participant.

      The amended and restated 2001 Stock Plan expires on November 28, 2011, unless sooner terminated by a vote of the DSL.net board of directors. After that date, no further awards may be granted under the amended and restated 2001 Stock Plan, but awards previously granted may extend beyond that date.

      The amended and restated 2001 Stock Plan also provides that, if at any time following a change in control we terminate an optionee's business relationship with DSL.net or any of our subsidiaries without cause or the optionee terminates his or her business relationship with us for good reason, all options and other awards held by that optionee will immediately vest and become exercisable.

      The amended and restated 2001 Stock Plan would provide for the issuance of options, including incentive stock options and, other equity-based awards to employees, officers, directors and consultants, and authorize the issuance of up to 20,000,000 shares of DSL.net common stock (subject to adjustment for capital changes) pursuant to the exercise of options or other equity-based awards granted under the amended and restated 2001 Stock Plan.

      Federal Income Tax Consequences.

      The following general rules are currently applicable for United States federal income tax purposes upon the grant and exercise of options to purchase shares of DSL.net common stock pursuant to the amended and restated 2001 Stock
Plan:

      Incentive Stock Options, or ISOs. The following general rules are applicable under current federal income tax law to an incentive stock option granted under the amended and restated 2001 Stock Plan.

      1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal income tax deduction is allowed to DSL.net upon either grant or exercise of an ISO.

      2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or
            (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

      3. If shares acquired upon exercise of an ISO are disposed of before the holding periods are met, then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

      4. In any year that an optionee recognizes compensation income as the result of a disqualifying disposition of stock acquired by exercising an ISO, DSL.net generally should be entitled to a corresponding deduction for federal income tax purposes.

      5. Any excess of the amount realized by the optionee as the result of a disqualifying disposition over the sum of (i) the exercise price and
            (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

      6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

      7. An optionee may be entitled to exercise an ISO by delivering shares of our common stock to us in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

      8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Internal Revenue Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the DSL.net common stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

      9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

      Non-Qualified Options. The following general rules are applicable under current federal income tax law to an option that does not qualify as an ISO granted under the amended and restated 2001 Stock Plan:

      1. The optionee generally does not realize any taxable income upon the grant of a non-qualified option, and DSL.net is not allowed a federal income tax deduction by reason of such grant.

      2. The optionee generally will recognize ordinary income at the time of exercise of a non-qualified option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

      3. When the optionee sells the shares acquired in connection with a non-qualified option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her adjusted tax basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

      4. DSL.net generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

      5. An optionee may be entitled to exercise a non-qualified option by delivering shares of DSL.net common stock to DSL.net in payment of the exercise price. If an optionee exercises a non-qualified option in such fashion, special rules will apply.

      6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under Federal securities laws applicable to directors, officers or 10% stockholders.

      Awards and Purchases. The following general rules are applicable under current federal income tax law to equity-based awards of stock or the granting of opportunities to make direct stock purchases under the amended and restated 2001 Stock Plan:

      1. Persons receiving DSL.net common stock in connection with an award or purchase generally will recognize ordinary income equal to the fair market value of the shares received, reduced by any purchase price paid.

      2. DSL.net generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes compensation income. When such DSL.net common stock is sold, the seller generally will recognize capital gain or loss.

      3. Special rules apply if the stock acquired in connection with an award or purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

                                   PROPOSAL 7

                     RATIFICATION AND SELECTION OF AUDITORS

      The board of directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2002. It is expected that a member of the firm will be present at the annual meeting with the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

      Stockholder ratification of the independent public accountants of DSL.net is not required under Delaware law or under our certificate of incorporation or by-laws. If you do not ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants of DSL.net for the fiscal year ending December 31, 2002, the board of directors will evaluate what action would be in the best interests of DSL.net and you and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before considering changing independent public accountants.

      The affirmative vote of stockholders holding at least a majority of the voting power of the issued and outstanding DSL.net capital stock present or represented by proxy is required to ratify the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2002.

      Directors and officers of DSL.net who collectively beneficially own approximately 145,621,782 shares of DSL.net common stock, 20,000 shares of Series X preferred stock and 6,469 shares of Series Y preferred stock, representing approximately 79.0% of the combined voting power of the issued and outstanding DSL.net capital stock, have indicated their present intention to vote shares in favor of this proposal.

      DSL.net's board of directors unanimously recommends that you vote FOR the ratification of this selection.

Audit Fees

      For the fiscal year ending December 31, 2001, the aggregate fees billed for professional services for the audit of our annual financial statements and the review of each of the financial statements included in our quarterly reports on Form 10-Q for fiscal year 2001 were $310,100.

Financial Information Systems Design and Implementation Fees

      For the fiscal year ended December 31, 2001, we incurred no fees from our independent public accountants for the operation of, or the supervision of the operation of, our financial information systems or our local area network or for the design or implementation of the hardware or software systems used to process information that is significant to our financial statements.

All Other Fees

     In addition to the fees enumerated in the paragraphs above, we were billed an additional $297,600 for services rendered to us by our independent public accountants for the fiscal year ended December 31, 2001. The audit committee has determined that the provision of these services by PricewaterhouseCoopers, LLP is compatible with the accountants' independence.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $.0005 per share, and 20,000,000 shares of preferred stock, with a par value of $.001 per share. If the proposed amendment to our certificate of incorporation described in this proxy statement to increase the authorized shares of DSL.net common stock and capital stock is approved by you and implemented, the number of authorized shares of DSL.net common stock will be increased from 200,000,000 shares to 400,000,000 shares.

Common Stock

      As of December 31, 2001, there were 64,851,466 shares of common stock outstanding and held of record by 541 stockholders.

      Subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock may not take any action by written consent in lieu of a stockholders meeting. Holders of common stock are entitled to receive ratably such lawful dividends as may be declared by our board of directors. However, these dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of DSL.net, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series X preferred stock, Series Y preferred stock or any other series of preferred stock which we may designate and issue in the future.

Preferred Stock

      Of the 20,000,000 authorized shares of preferred stock, 20,000 shares have been designated as Series X preferred stock, 15,000 shares have been designated as Series Y preferred stock and 19,965,000 shares remain undesignated. As of March 1, 2002, 20,000 shares of Series X preferred stock were outstanding and held of record by four stockholders, and 6,469 shares of Series Y preferred stock were outstanding and held of record by 11 stockholders. Up to an additional 8,531 shares of Series Y preferred stock may be issued pursuant to the Series Y preferred stock purchase agreement.

      Our board of directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an additional 19,965,000 shares of preferred stock, in one or more series. Our board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

      We have no current commitments to issue any preferred stock, other than up to an additional 8,531 shares of Series Y preferred stock as contemplated by the Series Y preferred stock purchase agreement. The issuance of preferred stock or of rights to purchase preferred stock, however, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a controlling interest in DSL.net.

      Series X and Series Y Preferred Stock. The following is a summary of the rights, powers, preferences and privileges of the Series X and Series Y preferred stock.

      The holders of Series X and Series Y preferred stock are entitled to receive cumulative dividends of $120.00 per share per annum when and as declared by the DSL.net board of directors. All such dividends accrue monthly and are payable in cash, except in the case of the conversion of the Series X or Series Y preferred stock, as the case may be, into common stock, in which case dividends may be paid, at the sole option of DSL.net, in shares of DSL.net common stock. Notwithstanding the foregoing, accrued but unpaid dividends are payable upon the earliest to occur of:

      . the liquidation, dissolution, winding up or change in control (as described below) of DSL.net,

      . the conversion of the Series X or Series Y preferred stock, as the case may be, into common stock, and

      . the redemption of the Series X or Series Y preferred stock, as the case may be.

      In the event of the liquidation, dissolution or winding up of DSL.net, the holders of Series X and Series Y preferred stock are entitled to $1,000 per share plus all unpaid accrued dividends (whether or not declared) on a pari passu basis. Remaining assets, if any, shall be distributed to the holders of Series X preferred stock, Series Y preferred stock, common stock and any other class or series of DSL.net capital stock that is not limited to a fixed sum or percentage of assets on a pro rata basis assuming full conversion of all preferred stock (regardless of whether or not such shares are then convertible). With respect to each of the Series X and Series Y preferred stock, unless a majority of the holders of the then outstanding Series X or Series Y preferred stock, as the case may be, voting separately as a class, elects otherwise, a change of control effected by an acquisition, merger or consolidation which results in a majority ownership change, or the sale of all or substantially all of the assets, of DSL.net shall be deemed to be a liquidation of DSL.net for such series of preferred stock.

      At the option of the holder thereof, each share of Series X preferred stock may be converted into approximately 5,555.56 shares of common stock, subject to adjustment for certain subsequent dilutive issuances and stock splits. If the proposed amendments to our certificate of incorporation described in this proxy statement to amend the terms of the Series X preferred stock are approved by you and implemented, the Series X preferred stock will automatically convert into common stock upon the close of business on the date on which the closing sale price of the common stock on the Nasdaq Stock Market has exceeded $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for a period of 45 consecutive trading days commencing after May 13, 2002. If the proposed amendments to our certificate of incorporation described in this proxy statement to amend the terms of the Series X preferred stock are not approved by you or implemented, the Series X preferred stock will automatically convert into common stock upon the close of business on the date on which the closing sale price of the common stock on the Nasdaq Stock Market has exceeded $2.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) during such a period.

      Shares of Series Y preferred stock are not convertible into shares of common stock until our certificate of incorporation is amended to increase the number of authorized shares of common stock to at least 250,000,000 shares. If the proposed amendment to our certificate of incorporation described in this proxy statement to increase the authorized shares of DSL.net common stock and capital stock is approved by you and implemented, each share of Series Y preferred stock will become convertible, at the option of the holder thereof, into 2,000 shares of common stock, subject to adjustment for certain subsequent dilutive issuances and stock splits. The Series Y preferred stock will automatically convert into common stock upon the close of business on the date on which the closing sale price of the common stock on the Nasdaq Stock Market has exceeded $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for a period of 45 consecutive trading days commencing on or after June 26, 2002.

      Each share of Series X and Series Y preferred stock has the right to approximately 5,555.56 and 978.5 votes, respectively, and, except as otherwise provided in DSL.net's certificate of incorporation or required by law, votes together with all other classes and series of capital stock of DSL.net as a single class on all actions to be taken by the DSL.net stockholders. The holders of preferred stock cannot currently act by written consent in lieu of a meeting, but if the proposed amendment to our certificate of incorporation described in Proposal 4 of this proxy statement is approved by you, the holders of Series X and Y preferred stock will be able to act by written consent. So long as at least 50% of
                                     - 35 -
the Series X preferred stock issued under the Series X purchase agreement remains outstanding, the Series X preferred stockholders have the right to elect a majority of the members of DSL.net's board of directors. With respect to each of the Series X and Series Y preferred stock, so long as at least 25% of the shares of such series of preferred stock originally issued remain outstanding, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of such series of preferred stock, voting as a separate series, DSL.net is not permitted to:

      . authorize or issue, or obligate itself to issue, any equity-related securities having rights, preferences or privileges senior to such series of preferred stock;

      . alter or change the rights, preferences or privileges of such series of preferred stock so as to adversely affect the shares of such series of preferred stock; or

      .     authorize any reclassification of such series of preferred stock.

In addition, until the proposed amendments to our certificate of incorporation described in Proposal 5 in this proxy statement relating to an amendment of the terms of the Series X preferred stock are approved by you and implemented and assuming such approval and implementation, through June 28, 2002, so long as at least 25% of the shares of Series X preferred stock originally issued remain outstanding, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series X preferred stock, voting as a separate series, DSL.net is not permitted to authorize or issue, or obligate itself to issue, any equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock.

      The Series X and Series Y preferred stock are redeemable on a pari passu basis with each other, and any other class or series of DSL.net capital stock entitled to redemption that is on parity with the Series X or Series Y preferred stock, in each case, at the option of a majority of the then outstanding shares of Series X or Series Y preferred stock, as the case may be, voting as a separate series, at any time on or after January 1, 2005 at a price equal to $1,000 per share plus all unpaid accruing dividends (whether or not declared).

Warrants

      As of February 28, 2002, we had outstanding two warrants to purchase an aggregate of 83,314 shares of common stock at an exercise price of $0.375 per share, that are exercisable, in whole or in part, at any time or from time to time, until November 18, 2003. These warrants contain certain protections against dilution resulting from stock splits, stock dividends and our consolidation or merger with or into another person or sale of all or substantially all of our assets.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and By-Laws and Delaware General Corporation Law

      Our certificate of incorporation and by-laws and the Delaware General Corporation Law contain certain provisions that could be deemed to have anti-takeover effects. These provisions could discourage, delay or prevent a change in control of DSL.net or an acquisition of DSL.net at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

      Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that the board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation provides, as long as at least 50% of the Series X preferred stock issued pursuant to the Series X preferred stock purchase agreement remains outstanding, the holders of the Series X preferred stock, voting as a separate series, shall be entitled to elect a majority of the total number of members of our board of directors. To the extent possible, the directors so elected by the holders of the Series X preferred stock are required to be divided evenly among the three classes of our board of directors. Further, our certificate of incorporation provides that any director other than the directors elected by the holders of the Series X preferred stock may be removed, but only for cause, by the vote of the holders of at least 75% of the shares entitled to vote for the election of directors. Any director elected by the holders of the Series X preferred stock may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then outstanding shares of Series X preferred stock entitled to vote generally in the election of directors, voting as a separate series. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of DSL.net.

      Our by-laws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors may be filled only by:

      . a majority of the directors then in office, even if less than a quorum is then in office; or

      .     the sole remaining director.

      Our certificate of incorporation provides that any vacancy in any directorship elected by the holders of the Series X preferred stock, however occurring, may be filled by the vote of a majority of the directors elected by the holders of the Series X preferred stock then in office, even if less than a quorum. These provisions prevent a stockholder from enlarging our board of directors and filling the new directorships with such stockholder's own nominees without our board of directors' approval.

      These provisions of our certificate of incorporation and by-laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of DSL.net, or of attempting to change the composition or policies of our board of directors, even though such actions might be beneficial to DSL.net or its stockholders.

      Our by-laws provide that, unless otherwise prescribed by law or our certificate of incorporation, only a majority of our board of directors, the Chairman of the board of directors or the President is able to call a special meeting of stockholders. Our certificate of incorporation currently provides that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders. Assuming you approve Proposal 4 described in this proxy statement, holders of preferred stock will be able to act by written consent. The DSL.net board of directors has amended, subject to your approval of Proposal 4 in this proxy statement, the DSL.net by-laws to provide that holders of preferred stock may act by written consent. These provisions, taken together, prevent holders of common stock from forcing consideration by the stockholders of stockholder proposals over the opposition of our board of directors, except at an annual meeting.

      Our by-laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of our stockholders. Under the notice procedure, notice of stockholder nominations or proposals to be made at an annual meeting or a special meeting in lieu of an annual meeting generally must be received by us not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to the stockholders in connection with the preceding year's annual meeting. However, if the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 120 days prior to the first anniversary of the preceding year's annual meeting, then notice must be received not later than the 10th day following the day such public disclosure was made. The notice will be timely only with respect to any director nominees for any position caused by the increase in our board of directors. Notice of stockholder nominations or proposals to be made at a special meeting called by our board of directors for the purpose of electing one or more directors (other than a special meeting in lieu of an annual meeting), must be received not earlier than the 90th day prior to such special meeting nor later than the close of business on the 60th day prior to such special meeting or, if later, the 10th day following the day such public disclosure was made. These notices must contain certain prescribed information.

      The notice procedure affords our board of directors an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by our board of directors, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting meetings of stockholders. Our by-laws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to DSL.net and its stockholders.

      Delaware General Corporation Law. Our certificate of incorporation authorizes the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include:

      . the interests of our stockholders, including the possibility that these interests might be best served by the continued independence of DSL.net;

      . whether the proposed transaction might violate Federal or state laws;

      . the consideration being offered in the proposed transaction in relation to the then current market price for our outstanding capital stock, as well as in relation to the market price for our capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of DSL.net as a whole or in part or through orderly liquidation, the premiums over a market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and our financial condition and future prospects; and

      . the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with DSL.net, upon the communities in which we conduct our business and upon the economy of the state, region and nation.

      The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party acquiring, control of DSL.net.

      We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Section 203 does not apply if:

      . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

      . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

      Section 203 defines "business combination" to include:

      . any merger or consolidation involving the corporation and the interested stockholder;

      . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

      . subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

      . any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

      . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an "interested stockholder" as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

      Limitation of Liability. Our certificate of incorporation provides that no director or officer of DSL.net shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

      . for any breach of the director's duty of loyalty to us or our stockholders;

      . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

      . for any transaction from which the director derives an improper personal benefit.

      Our certificate of incorporation further provides for the indemnification of, and advancement of expenses to, our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors and officers for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors and officers from liability under federal and state securities laws.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires DSL.net's directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by regulations of the SEC to furnish DSL.net with copies of all such filings. Based solely on our review of copies of such filings received with respect to the fiscal year ended December 31, 2001 and written representations from certain persons, DSL.net believes that all such persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2001.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of DSL.net must have been received at DSL.net's principal executive offices not later than December 30, 2002. Under the DSL.net's by-laws, the deadline for providing timely notice to DSL.net of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of DSL.net is no earlier than the close of business on November 30, 2002 and no later than December 30, 2002. DSL.net may exercise its discretionary voting authority to direct the voting of proxies on any matter submitted for a vote at the next annual meeting of stockholders if notice concerning proposal of such matter was not received prior to March 15, 2003. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission's proxy rules. In order to curtail controversy as to the date on which a proposal was received by DSL.net, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

                            EXPENSES AND SOLICITATION

      The cost of soliciting proxies will be borne by DSL.net. In addition to soliciting stockholders by mail, the directors, officers and other employees of DSL.net may, without receiving additional compensation, solicit proxies personally or by telephone. Solicitation by directors, officers and other employees of DSL.net may also be made of some stockholders of DSL.net in person or by mail, telephone or telegraph following the original solicitation. DSL.net may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the owners of stock of DSL.net held in their names and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs incurred in connection with the distribution of such proxy materials.

                           INCORPORATION BY REFERENCE

      The following information is incorporated herein by reference from DSL.net's 2001 Annual Report to Stockholders for the fiscal year ended December 31, 2001, a copy of each which is delivered concurrently with this proxy statement:

      . DSL.net's audited financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001; and

      . Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                      Appendix A
                                                                      ----------
                                  DSL.net, Inc.

                             AUDIT COMMITTEE CHARTER

Purpose

      The purpose of the Audit Committee is to support the oversight function of the Board of Directors of the Company over the Company's accounting and financial reporting practices. The Audit Committee shall perform this function by reviewing the financial reports and other financial information provided by the Company to the Company's stockholders or to the general public, and through the periodic review of the Company's processes for producing financial data and identifying and controlling key business, financial and other risks. The Audit Committee shall also review the adequacy of the Company's internal controls, the independence of its independent auditor, and its process for compliance with laws and any codes of conduct adopted by the Company.

Membership

      The Audit Committee shall consist of such number of members of the Board of Directors of the Company as shall be designated by the Board from time to time, but in no event shall the Audit Committee consist of fewer than three members. All members of the Audit Committee shall be competent to perform the responsibilities and duties of the Audit Committee and shall, without limiting the generality of the foregoing, be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall have accounting or related financial management expertise pursuant to past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication (including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities). The Chairperson of the Audit Committee shall be selected by the Board of Directors. None of the members of the Audit Committee shall be an employee or officer of the Company or any of its subsidiaries, nor shall any member of the Audit Committee have been so employed within the three years preceding appointment to the Audit Committee. In addition, each member of the Audit Committee shall be independent of management of the Company and shall be free from any relationship that, in the opinion of the Board of Directors of the Company, would interfere with the exercise of independent judgement by such Committee member in carrying out the responsibilities of a director or would cause such Audit Committee member to fall outside the definition of an "independent director" contained in the then-current listing standards of The Nasdaq Stock Market, Inc.

Functions and Power

      The Audit Committee shall:

      Independent Auditor
      -------------------

      1. Have ultimate authority and responsibility, together with the Board of Directors, to select, evaluate and, where appropriate, replace the Company's independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement);

      2. Instruct the independent auditor that the independent auditor shall have ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders;

      3. Review the independent auditor's compensation, the proposed term of its engagement, and its independence;

      4. Ensure that the Audit Committee receives annually a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1, assess the effect of any such relationships on such auditor's objectivity and independence (including actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor), and otherwise take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent auditor;

      5. Review the scope and results of each independent audit of the Company, the reports of the audit, any related management letter, and management's responses to recommendations made by the independent auditor in connection with the audit;

      6. Meet periodically with the independent auditor (in no event less frequently than twice annually), as appropriate, without members of management present;

      7. Review and assess the adequacy of the Company's consideration and implementation of recommendations of the independent auditor;

      Internal Auditor
      ----------------

      8. Review the appointment and replacement of the senior internal auditing executive or other employees performing such function;

      9. Periodically review the adequacy of the organizational structure and qualifications of the internal audit staff, and annually review the performance of the senior internal auditing executive or other employees performing such function;

      10. Review the annual audit plan of the internal audit department and review the results of audits that are material to the Company's system of internal control and management's responses to those reports;

      11. Meet periodically with the senior internal audit executive or other employees performing such function, as appropriate, without other members of management present;

      12. Review and assess the adequacy of the Company's consideration and implementation of recommendations of the internal auditing staff;

      Financial Reporting
      -------------------

      13. Review and assess the adequacy of the Company's quarterly and annual financial reports, including management's discussion and analysis, any certification, report, opinion, or review rendered by the independent auditor in connection therewith, and any communications required by professional standards between the independent auditor and the Audit Committee, prior to the public release of such information;

      14. Meet with management and the independent auditor to discuss the financial statements and the results of any audit or review, and consider management's handling of proposed adjustments identified by the independent auditor and the internal auditing staff;

      15. Consider major changes and management's elections regarding the appropriate accounting principles and practices to be used in the preparation of the Company's financial statements and related financial reports;

      16. Review with financial management and the independent auditor their qualitative judgments about the appropriateness, not just acceptability, of accounting principles, estimates and financial disclosure practices used in the preparation of the Company's financial statements and other public reports;

      17. Review the process by which management develops and summarizes periodic financial information, the extent of internal audit involvement, and the extent to which the independent auditors review interim financial information; and obtain explanations from management and from the internal and independent auditors on such material matters as the Audit Committee deems necessary or appropriate to confirm that the Company's financial statements are adequate and contain adequate and appropriate disclosures;

      18. Review with financial management and the independent auditor significant risks and exposures and the plans to minimize such risks;

      Internal Control Structure
      --------------------------

      19. Consider, in consultation with the Company's financial management, the independent auditor and the senior internal auditing executive (or other employees performing such function), the adequacy of the Company's internal controls;

      20. Review the system for monitoring the Company's compliance with laws and regulations and the results of management's investigation of, and action taken in connection with, any fraudulent acts or accounting irregularities;

Other
-----

      21. Serve as the channel of communication between the independent auditor and the Board of Directors, and between the senior internal auditing executive (or other employees performing such function) and the Board of Directors;

      22. Review the policies and procedures in effect for considering officers' expenses and perquisites;

      23. Inquire into any other financial matters not set forth above which the Audit Committee in its judgement determines to be necessary, by either investigating such matter on its own, referring such matter to the Board of Directors or requesting management of the Company to conduct an appropriate investigation;

      24. Annually review and reassess the adequacy of this charter and revise it as conditions dictate;

      25. Review with the Company's counsel such legal matters as the Audit Committee deems advisable for the purpose of carrying out the duties set forth herein;

      26.   Approve the minutes of all meetings of the Audit Committee;

      27. Report regularly to the Board of Directors on matters within the scope of the Audit Committee as well as any special problems that merit the attention of the Board of Directors; and

      28. Perform such other duties as the Board of Directors may from time to time assign to it.

                                                                      Appendix B

      The following specified sections of the certificate of designation of Series X preferred stock, which constitutes a part of DSL.net's certificate of incorporation, are proposed to be amended. Language that is proposed to be inserted appears underlined in bold typeface, and language that is proposed to be deleted appears with a line drawn through it.

      Sections 2(a) and (b) of the certificate of designation of Series X preferred stock would be amended to expressly state that the rights of the Series X preferred stock upon a liquidation, dissolution or winding up of DSL.net shall rank on parity with the rights of the Series Y preferred stock. As proposed to be amended, the full text of Sections 2(a) and (b) of the certificate of designation of Series X preferred stock would read in their entirety as follows:

            2. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntarily, the holders of Series X Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any other class or series of preferred stock (whenever designated or created) that is junior to the Series X Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of $1,000.00 (the "Original Series X Issue Price") plus, in the case of each share, an amount equal to all Accruing Dividends thereon unpaid (whether or not declared) computed to the date payment thereon is made (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like affecting the Series X Preferred Stock after the date of the filing of this Series X Certificate of Designation with the Secretary of State of the State of Delaware). If upon the occurrence of such event, the assets and funds available for distribution to the holders of shares of Series X Preferred Stock and any other class or series of preferred stock (whenever designated or created) that is on parity with the Series X Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series X Preferred Stock and any other such class or series of Preferred Stock in proportion to the amount of such preferential amounts due on the shares of Series X Preferred Stock and any other such class or series of Preferred Stock owned by each such holder. The Corporation's Series Y Convertible Preferred Stock, par value $.001 per share (the "Series Y Preferred Stock"), shall rank on parity with the Series X Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation.


            (b) Upon completion of the distribution required by subsection (a) of this Section 2 and any other distribution required by the Corporation's certificate of incorporation (including any certificate of designation for another class or series of preferred stock), all of the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed among the holders of shares of Series X Preferred Stock, Series Y Preferred Stock, Common Stock and any other class or series of stock of the Corporation (whenever designated or created) that is not limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate on the distribution of assets upon the liquidation, dissolution or winding up of the Corporation pro rata based on the number of shares of Common Stock then held by each such holder (assuming full conversion of all convertible or exchangeable stock, including the Series X Preferred Stock and Series Y Preferred Stock, into shares of Common Stock, regardless of whether or not such shares are then convertible).


                         ------------------------------

      Section 3(b) of the certificate of designation of Series X preferred stock would be amended to increase the closing sale price of the DSL.net common stock on the Nasdaq National Market at which the then outstanding Series X preferred stock would automatically convert into DSL.net common stock from $2.00 per share to $2.50 per share. As proposed to be amended, the full text of
Section 3(b) of the certificate of designation of Series X preferred stock would read in its entirety as follows:

            (b) Automatic Conversion. Each share of Series X Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect immediately upon the close of business on the date on which the closing sale price of the Corporation's Common Stock on the Nasdaq Stock Market has exceeded $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Common Stock after the date of the filing of the Series X Certificate of Designation with the Secretary of State of the State of Delaware (the "Filing Date")) for a period of 45 consecutive trading days; provided, however, that such period of 45 consecutive trading days must commence and end following the date that is 180 days after the Filing Date.

                         ------------------------------

      Section 5 of the certificate of designation of Series X preferred stock would be amended to limit the requirement that DSL.net obtain the consent of the holders of at least a majority of the then outstanding Series X preferred stock to authorize or issue, or to obligate itself to issue, equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock to the six-month period commencing December 28, 2001. As proposed to be amended, the full text of Section 5 of the certificate of designation of Series X preferred stock would read in its entirety as follows:

            5. Protective Provisions. So long as at least 25% of the shares of Series X Preferred Stock originally issued are outstanding, the Corporation shall not, nor shall it allow any of its subsidiaries, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series X Preferred Stock, voting as a separate series:

            (a) authorize or issue, or obligate itself to issue, (i) any other equity security (including any other security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to the Series X Preferred Stock or (ii) during the six month period beginning on the filing date of the Corporation's Certificate of Designation of the Series Y Preferred Stock with the Secretary of State of the State of Delaware, any other equity security (including any other security convertible into or exercisable for any equity security) having rights, preferences or privileges pari passu with the Series X Preferred Stock;

            (b) alter or change the rights, preferences or privileges of the shares of Series X Preferred Stock as set forth in this Series X Certificate of Designation, so as to affect adversely the shares;

            (c) authorize any reclassification of the Series X Preferred Stock.

                         ------------------------------

      Sections 6(a) and (c) of the certificate of designation of Series X preferred stock would be amended to provide that the Series X preferred stock and Series Y preferred stock shall rank on parity for purposes of redemption and to provide that notice will be given to the holders of the Series Y preferred stock if the holders of the Series X preferred stock exercise their right to request redemption of the Series X preferred stock. As proposed to be amended, the full text of Sections 6(a) and (c) of the certificate of designation of Series X preferred stock would read in their entirety as follows:

            (a) Optional Redemption. At any time on or after January 1, 2005, the holders of at least a majority of the then outstanding shares of the Series X Preferred Stock may request that the Corporation redeem all (and not less than all) of the outstanding shares of Series X Preferred Stock pursuant to the terms of this Section 6 (the "Redemption Request"). Upon receipt of the Redemption Request, the Corporation shall promptly notify the holders of the Series Y Preferred Stock of the Redemption Request. Upon receipt of a Series Y Redemption Request (in such case as defined under the Series Y Certificate of Designation), the Corporation shall promptly notify the holders of the Series X Preferred Stock of such Series Y Redemption Request. Upon receipt of the Redemption Request, the Corporation shall redeem from any source of funds legally available therefor the outstanding shares of the Series X Preferred Stock in full on a date that is no more than 120 days after the date of the Redemption Notice, as defined in Section 6(c) below (the "Redemption Date").

                                      . . .

            (c) Redemption Mechanics. At least 20 but not more than 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series X Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date, the number of shares of Series X Preferred Stock to be redeemed from such holder and the place where said Redemption Price shall be payable and calling upon such holder to surrender to the Corporation, in the manner and at the place designated his certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each holder of Series X Preferred Stock shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series X Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If, on the Redemption Date, the funds of the Corporation legally available for redemption of shares of (A) Series X Preferred Stock, (B) Series Y Preferred Stock and (C) any other class or series of preferred stock (whenever designated or created) that (1) entitles the holders thereof to cause the Corporation to redeem such shares and (2) is on parity with the Series X Preferred Stock with respect to redemption by the Corporation, are insufficient to redeem the total number of shares of Series X Preferred Stock, Series Y Preferred Stock and any such other class or series of preferred stock to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series X Preferred Stock, Series Y Preferred Stock and any other class or series of preferred stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series X Preferred Stock, Series Y Preferred Stock and any other class or series of preferred stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. The Series Y Preferred Stock shall rank on parity with the Series X Preferred Stock with respect to redemption by the Corporation.

                                                                      Appendix C

                                  DSL.net, Inc.

            AMENDED AND RESTATED 2001 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. Purpose.

            The purpose of the Amended and Restated 2001 Stock Option and Incentive Plan (the "Plan") is to secure for DSL.net, Inc., (the "Company"), its parent (if any) and any subsidiaries of the Company (collectively the "Related Corporations") the benefits arising from capital stock ownership by those employees, directors, officers and consultants of the Company and any Related Corporations who will be responsible for the Company's future growth and continued success.

            The Plan will provide a means whereby (a) employees of the Company and any Related Corporations may purchase stock in the Company pursuant to options which qualify as "incentive stock options" ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"),
(b) directors, employees and consultants of the Company and any Related Corporations may purchase stock in the Company pursuant to options granted hereunder which do not qualify as Incentive Stock Options ("Non-Qualified Options"); (c) directors, employees and consultants of the Company and any Related Corporations may be awarded stock in the Company ("Awards"); (d) directors, employees and consultants of the Company and any Related Corporations may receive stock appreciation rights ("SARs"); and (e) directors, employees and consultants of the Company and any Related Corporations may make direct purchases of stock in the Company ("Purchases"). Both Incentive Stock Options and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" as those terms are defined in Section 424 of the Code. Options, Awards, SARs and Purchases are referred to hereafter individually as a "Plan Benefit" and collectively as "Plan Benefits." Directors, employees and consultants of the Company and any Related Corporations are referred to herein as "Participants."

SECTION 2. Administration.

            2.1 Board of Directors and the Committee. The Plan will be administered by the Board of Directors of the Company whose construction and interpretation of the terms and provisions hereof shall be final and conclusive. Any director to whom a Plan Benefit is awarded shall be ineligible to vote upon his or her Plan Benefit, but Plan Benefits may be granted any such director by a vote of the remainder of the directors, except as limited below. The Board of Directors may in its sole discretion grant Options, issue shares upon exercise of such Options, grant Awards, grant SARs and approve Purchases, all as provided in the Plan. The Board of Directors shall have authority, subject to the express provisions of the Plan, to construe the Plan and its related agreements, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Option, Award, SAR and Purchase agreements, which need not be identical, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director shall be liable for any action or determination made in good faith. The Board of Directors may delegate to the President or Chief Executive Officer of the Company the power to grant options to non-officers in accordance with written guidelines approved by the Board of Directors. In addition, the Board of Directors may delegate any or all of its powers under the Plan to a Compensation Committee or other Committee (the "Committee") appointed by the Board of

Directors consisting of at least two members of the Board of Directors. If the Company has a class of stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), then members of the Committee shall at all times be: (i) "outside directors" as such term is defined in Treas. Reg. ss. 1.162-27(e)(3) (or any successor regulation); and (ii) "non-employee directors" within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, as such terms are interpreted from time to time; provided, however that if the members of the Committee do not meet the requirements set forth in (ii) above, then all decisions and acts of the Committee shall be subject to and effective upon the approval of the Board of Directors. If a Committee meeting the requirements of (i) and (ii) above is so appointed, all references to the Board of Directors herein shall mean and relate to such Committee, unless the context otherwise requires; provided, however, that if a Committee is appointed that does not meet the requirements of (i) and
(ii) above, then all decisions and acts of the Committee shall be subject to and effective upon the approval of the Board of Directors.

            2.2 Compliance with Section 162(m) of the Code. Section 162(m) of the Code, added by the Omnibus Budget Reconciliation Act of 1993, generally limits the tax deductibility to publicly held companies of compensation in excess of $1,000,000 paid to certain "covered employees" ("Covered Employees"). If the Company is subject to Section 162(m) of the Code, it is the Company's intention to preserve the deductibility of such compensation to the extent it is reasonably practicable and to the extent it is consistent with the Company's compensation objectives. For purposes of this Plan, Covered Employees of the Company shall be those employees of the Company described in Section 162(m)(3) of the Code.

SECTION 3. Eligibility.

            3.1 Incentive Stock Options. Participants who are employees shall be eligible to receive Incentive Stock Options pursuant to the Plan; provided that no person shall be granted any Incentive Stock Option under the Plan who, at the time such Option is granted, owns, directly or indirectly, Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Related Corporations, unless the requirements of Section 6.6(b) hereof are satisfied. In determining whether this 10% threshold has been reached, the stock attribution rules of Section 424(d) of the Code shall apply. Directors who are not regular employees are not eligible to receive Incentive Stock Options.

            3.2 Non-Qualified Options, Awards, SARs and Purchases. Non-Qualified Options, Awards, SARs and authorizations to make Purchases may be granted to any Participant.

            3.3 Generally. The Board of Directors may take into consideration a Participant's individual circumstances in determining whether to grant an Incentive Stock Option, a Non-Qualified Option, an Award or an SAR or to approve a Purchase. Granting of any Option, Award or SAR or approval of any Purchase for any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Plan Benefits.

SECTION 4. Stock Subject to Plan.

            Subject to adjustment as provided in Sections 10 and 11 hereof, the stock to be offered under the Plan shall consist of shares of the Company's Common Stock, par value $.0005 per share, and the maximum number of shares of stock which will be reserved for issuance, and in respect of which Plan Benefits may be granted pursuant to the provisions of the Plan, shall not exceed in the aggregate 20,000,000 shares. Such shares may be authorized and unissued shares or may be treasury shares. If an Option or SAR granted hereunder shall expire or terminate for any reason without having been exercised in full, or if the Company shall reacquire any unvested shares issued pursuant to Awards or Purchases, the unpurchased shares subject thereto and any unvested shares so reacquired shall again be available for subsequent grants of Plan Benefits under the Plan. Stock issued pursuant to the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors.

SECTION 5. Granting of Options, Awards and SARs and Approvals of Purchases.

            Options, Awards and SARs may be granted and Purchases may be approved under the Plan at any time on or after November 28, 2001 and prior to November 28, 2011; provided, however, that prior to the date the Plan is first approved by the Company's stockholders (i) no Incentive Stock Options shall be granted pursuant to the Plan and (ii) no Plan Benefits shall be granted to a director or an officer of the Company or any Related Corporations, unless with respect to such grant to an officer, such grant is an inducement essential to such person's entering into one or more employment agreements with the Company or any Related Corporations as a new employee. The date of grant of an Option, Award or SAR or approval of a Purchase under the Plan will be the date specified by the Board of Directors at the time the Board of Directors grants such Option, Award or SAR or approves such Purchase; provided, however, that such date shall not be prior to the date on which the Board of Directors takes such action. The Board of Directors shall have the right, with the consent of a Participant, to convert an Incentive Stock Option granted under the Plan to a Non-Qualified Option pursuant to Section 6.7. Plan Benefits may be granted alone or in addition to other grants under the Plan.

SECTION 6. Special Provisions Applicable to Options and SARs.

            6.1 Purchase Price and Shares Subject to Options and SARs.

            (a) The purchase price per share of stock deliverable upon the exercise of an Option shall be determined by the Board of Directors, provided, however, that, in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock on the day the option is granted (except as modified in Section 6.6(b) hereof). The Board of Directors may delegate to the Chief Executive Officer of the Company the power to determine the exercise price of an option in accordance with written guidelines approved by the Board of Directors.

            (b) Options granted under the Plan may provide for the payment of the exercise price by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such Options,
      (ii) shares of Common Stock of the Company owned by the Participant having a fair market value equal in amount to the exercise price of the Options being exercised, or (iii) any combination of (i) and (ii). The fair market value of any shares of the Company's Common Stock which may be delivered upon exercise of an Option shall be determined by the Board of Directors. The Board of Directors may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, either to the Company or pursuant to a brokerage or similar arrangement, approved in advance by the Board of Directors, and to use the proceeds from such sale as payment of the purchase price of such shares.

            (c) If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted (the "Determination Date") and shall mean (i) the average (on the Determination Date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if such Common Stock is then traded on a national securities exchange; (ii) the last reported sale price (on the Determination Date) of the Common Stock on the Nasdaq Stock Market if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on the Determination Date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock Market. However, if the Common Stock is not publicly traded at the time an Option is granted under the

      Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Board of Directors after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

            (d) If the Company is subject to Section 162(m) of the Code, the maximum number of shares with respect to which Options or SARs may be granted to any employee, including any cancellations or repricings which may occur, shall be limited to 1,500,000 shares in any calendar year.

            6.2 Duration of Options and SARs. Subject to Section 6.6(b) hereof, each Option and SAR and all rights thereunder shall be expressed to expire on such date as the Board of Directors may determine, but in no event later than ten years from the day on which the Option or SAR is granted and shall be subject to earlier termination as provided herein.

            6.3 Exercise of Options and SARs.

            (a) Subject to Section 6.6(b) hereof, each Option and SAR granted under the Plan shall be exercisable at such time or times and during such period as shall be set forth in the instrument evidencing such Option or SAR. To the extent that an Option or SAR is not exercised by a Participant when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be for less than ten (10) full shares of Common Stock (or its equivalent).

            (b) The Board of Directors shall have the right to accelerate the date of exercise of any installments of any Option or SAR; provided that the Board of Directors shall not accelerate the exercise date of any installment of any Option granted to a Participant as an Incentive Stock Option (and not previously converted into a Non-Qualified Option pursuant to Section 6.7) if such acceleration would violate the annual vesting limitation contained in Section 422(d)(1) of the Code, which provides generally that the aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options granted to any Participant are exercisable for the first time by such Participant during any calendar year (under all plans of the Company and any Related Corporations) shall not exceed $100,000. To the extent the aggregate fair market value of the stock with respect to which Incentive Stock Options granted to any Participant are exercisable for the first time by such Participant during any calendar year (under all plans of the Company and any Related Corporations) exceeds $100,000, such Options shall be treated as Non-Qualified Options.

            6.4 Nontransferability of Options and SARs.

            No Option or SAR granted under the Plan shall be assignable or transferable by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, with respect to Non-Qualified Options and SARs, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules promulgated thereunder or unless the Participant's non-qualified stock option agreement granting such options (the "Non-Qualified Stock Option Agreement") or the Participant's SAR agreement granting such SARs (the "SAR Agreement") provides otherwise. Unless otherwise provided by the Non-Qualified Stock Option Agreement or the SAR Agreement, during the life of the Participant, the Option or SAR shall be exercisable only by him or her. If any Participant should attempt to dispose of or encumber his or her Options or SARs, other than in accordance with the applicable terms of a Non-Qualified Stock Option Agreement or SAR Agreement, his or her interest in such Options or SARs shall terminate.

            6.5 Effect of Termination of Employment or Death.

            (a) Except as provided in any applicable option agreement, if a Participant ceases to be employed by the Company or a Related Corporation for any reason, including retirement but other than death, any Option or SAR granted to such Participant under the Plan shall immediately terminate; provided, however, that any portion of such Option or SAR which was otherwise exercisable on the date of termination of the Participant's employment may be exercised within the three-month period following the date on which the Participant ceased to be so employed, but in no event after the expiration of the exercise period. Any such exercise may be made only to the extent of the number of shares subject to the Option or SAR which were purchasable on the date of such termination of employment. If the Participant dies during such three-month period, the Option or SAR shall be exercisable by the Participant's personal representatives, heirs or legatees to the same extent and during the same period that the Participant could have exercised the Option or SAR on the date of his or her death.

            (b) If the Participant dies while an employee of the Company or any Related Corporation, any Option or SAR granted to such Participant under the Plan shall be exercisable by the Participant's personal representatives, heirs or legatees, for the purchase of that number of shares and to the same extent that the Participant could have exercised the Option or SAR on the date of his or her death. The Option or SAR or any unexercised portion thereof shall terminate unless so exercised prior to the earlier of the expiration of six months from the date of such death or the expiration of the exercise period.

            6.6 Designation of Incentive Stock Options; Limitations.

            Options granted under the Plan which are intended to be Incentive Stock Options qualifying under Section 422 of the Code shall be designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

            (a) Dollar Limitation. The aggregate fair market value (determined at the time the option is granted) of the Common Stock for which Incentive Stock Options are exercisable for the first time during any calendar year by any person under the Plan (and all other incentive stock option plans of the Company and any Related Corporations) shall not exceed $100,000. To the extent the aggregate fair market value of the Common Stock for which Incentive Stock Options granted to any Participant are exercisable for the first time by such Participant during any calendar year (under all plans of the Company and any Related Corporations) exceeds $100,000, such Options shall be treated as Non-Qualified Options. In the event that
      Section 422(d)(1) of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this Section 6.6(a), the limitation of this
      Section 6.6(a) shall be automatically adjusted accordingly.

            (b) 10% Stockholder. If any employee to whom an Incentive Stock Option is to granted pursuant to the provisions of the Plan is on the date of grant the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporations, then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

                  (i) The option price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock on the date of grant; and

                  (ii) The option exercise period shall not exceed five years from the date of grant.

      In determining whether the 10% threshold has been reached, the stock attribution rules of Section 424(d) of the Code shall apply.

            (c) Except as modified by the preceding provisions of this Section 6.6, all of the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

            6.7 Conversion of Incentive Stock Options into Non-Qualified Options; Termination of Incentive Stock Options. The Board of Directors, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant's Incentive Stock Options (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such Incentive Stock Options, regardless of whether the Participant is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Board of Directors (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Board of Directors in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant's Incentive Stock Options converted into Non-Qualified Options, and no such conversion shall occur until and unless the Board of Directors takes appropriate action. The Board of Directors, with the consent of the Participant, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of such termination.

            6.8 Stock Appreciation Rights. A SAR is the right to receive, without payment, an amount equal to the excess, if any, of the fair market value of a share of Common Stock on the date of exercise over the grant price, which amount will be multiplied by the number of shares with respect to which the SARs shall have been exercised. The grant of SARs under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Board of Directors shall deem desirable:

            (a) Grant. SARs may be granted in tandem with, in addition to or completely independent of any Plan Benefit.

            (b) Grant Price. The grant price of a SAR may be the fair market value of a share of Common Stock on the date of grant or such other price as the Board of Directors may determine.

            (c) Exercise. A SAR may be exercised by a Participant in accordance with procedures established by the Board of Directors or as otherwise provided in any agreement evidencing any SARs. The Board of Directors may provide that an SAR shall be automatically exercised on one or more specified dates.

            (d) Form of Payment. Payment upon exercise of an SAR may be made in cash, in shares of Common Stock or any combination thereof, as the Board of Directors shall determine.

            (e) Fair Market Value. Fair market value shall be determined in accordance with Section 6.1(c) with the "Determination Date" being determined by reference to the date of grant or the date of exercise of an SAR, as applicable.

            6.9 Rights as a Stockholder.

            The holder of an Option or SAR shall have no rights as a stockholder with respect to any shares covered by the Option or SAR until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

            6.10 Special Provisions Applicable to Non-Qualified Options and SARs Granted to Covered Employees.

            If the Company is subject to Section 162(m) of the Code, in order for the full value of Non-Qualified Options or SARs granted to Covered Employees to be deductible by the Company for federal income tax purposes, the Company may intend for such Non-Qualified Options or SARs to be treated as "qualified performance-based compensation" as described in Treas. Reg. ss.1.162-27(e) (or any successor regulation). In such case, Non-Qualified Options or SARs granted to Covered Employees shall be subject to the following additional requirements:

            (a) such options and rights shall be granted only by the Committee; and

            (b) the exercise price of such Options and the grant price of such SARs granted shall in no event be less than the fair market value of the Common Stock as of the date of grant of such Options or SARs.

SECTION 7. Special Provisions Applicable to Awards

            7.1 Grants of Awards. The Board of Directors may grant a Participant an Award subject to such terms and conditions as the Board of Directors deems appropriate, including, without limitation, restrictions on the pledging, sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit all or a portion of such shares back to the Company upon termination of employment.

            7.2 Conditions. Approvals of Awards may be subject to the following conditions:

            (a) Each Participant receiving an Award shall enter into an agreement (a "Stock Restriction Agreement") with the Company, if required by the Board of Directors, in a form specified by the Board of Directors agreeing to such terms and conditions of the Award as the Board of Directors deems appropriate.

            (b) Shares issued and transferred to a Participant pursuant to an Award may, if required by the Board of Directors, be deposited with the Treasurer or other officer of the Company designated by the Board of Directors to be held until the lapse of the restrictions upon such shares, and each Participant shall execute and deliver to the Company stock powers enabling the Company to exercise its rights hereunder.

            (c) Certificates for shares issued pursuant to an Award shall, if the Company shall deem it advisable, bear a legend to the effect that they are issued subject to specified restrictions.

            (d) Certificates representing the shares issued pursuant to an Award shall be registered in the name of the Participant and shall be owned by such Participant. Such Participant shall be the holder of record of such shares for all purposes, including voting and receipt of dividends paid with respect to such shares.

            7.3 Nontransferability. Shares issued pursuant to an Award may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except, subject to the provisions of such Participant's Stock Restriction Agreement, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA or the rules promulgated thereunder), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, prior to the lapse of restrictions on such shares, and any attempt at action in contravention of this Section shall be null and void. If any Participant should attempt to dispose of or encumber his or her shares issued pursuant to an Award prior to the lapse of the restrictions imposed on such shares, his or her interest in such shares shall terminate.

            7.4 Effect of Termination of Employment or Death on Awards. If, prior to the lapse of restrictions applicable to Awards, the Participant ceases to be an employee of the Company or the Related Corporations for any reason, Awards to such Participant, as to which restrictions have not lapsed, shall be forfeited to the Company, effective on the date of the Participant's termination of employment. The Board of Directors shall have the sole power, consistent with applicable laws, to decide in each case to what extent leaves of absence shall be deemed a termination of employment.

SECTION 8. Special Provisions Applicable to Purchases.

            All approvals of Purchases which provide that the Company has a right to repurchase the shares subject to such Purchase (the "Restricted Shares") shall be subject to the terms and conditions set forth in the related agreement (the "Stock Purchase Restriction Agreement") approved by the Board of Directors, and shall be subject to the other terms and conditions of this
Section 8.

            8.1 Conditions. All approvals of Purchases shall be subject to the following conditions:

            (a) Prior to the issuance and transfer of Restricted Shares, the Participant shall pay to the Company the purchase price (the "Purchase Price") of the Restricted Shares in cash or in such other manner as shall be as approved by the Board of Directors.

            (b) Restricted Shares issued and transferred to a Participant may, if required by the Board of Directors, be deposited with the Treasurer or other officer of the Company designated by the Board of Directors to be held until the lapse of the restrictions upon such Restricted Shares, and each Participant shall execute and deliver to the Company stock powers enabling the Company to exercise its rights hereunder.

            (c) Certificates for Restricted Shares shall, if the Company shall deem it advisable, bear a legend to the effect that they are issued subject to specified restrictions.

            (d) Certificates representing the Restricted Shares shall be registered in the name of the Participant and shall be owned by such Participant. Such Participant shall be the holder of record of such Restricted Shares for all purposes, including voting and receipt of dividends paid with respect to such Restricted Shares.

            8.2 Nontransferability. A Participant's Restricted Shares may not be sold, assigned, transferred, alienated, commuted, or otherwise disposed of (except, subject to the provisions of such Participant's Stock Purchase Restriction Agreement, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA or the rules promulgated thereunder), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, prior to the lapse of restrictions on such Restricted Shares, and any attempt at action in contravention of this Section shall be null and void. If any Participant should attempt to dispose of or encumber his or her Restricted Shares prior to the lapse of the restrictions imposed on such Restricted Shares, his or her interest in the Restricted Shares awarded to him or her shall terminate.

SECTION 9. Requirements of Law.

            9.1 Violations of Law. No shares shall be issued and delivered upon exercise of any Option or the making of any Award or Purchase or the payment of any SAR unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of l933, as amended, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. Each Participant may, by accepting Plan Benefits, be required to represent and agree in writing, for himself or herself and for his or her transferees by will or the laws of descent and distribution, that the stock acquired by him, her or them is being acquired for investment. The requirement for any such representation may be waived at any time by the Board of Directors.

            9.2 Compliance with Rule 16b-3. If the Company has a class of stock registered pursuant to Section 12 of the Exchange Act, the intent of this Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board of Directors and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board of Directors may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

SECTION 10. Recapitalization.

            In the event that dividends are payable in Common Stock of the Company or in the event there are splits, sub-divisions or combinations of shares of Common Stock of the Company, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any Option previously granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price, and the number of shares to which granted SARs relate shall be increased or decreased proportionately, as the case may be, and the grant price of such SARs shall be decreased or increased proportionately, as the case may be.

SECTION 11. Reorganization.

            (a) In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or, in case the property or stock of the Company is acquired by any other corporation, or in case of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Plan Benefits, either (i) make appropriate provision for the protection of any such outstanding Plan Benefits by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company, provided only that the excess of the aggregate fair market value of the shares subject to the Plan Benefits immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Plan Benefits immediately before such substitution over the purchase price thereof, (ii) upon written notice to the Participants, provide that all unexercised Plan Benefits must be exercised within a specified number of days of the date of such notice or such Plan Benefits will be terminated, or (iii) upon written notice to the Participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Plan Benefits held by each Participant and unexercised as of that date at an amount equal to the aggregate fair market value on such date of the shares subject to the Plan Benefits held by such Participant over the aggregate purchase price therefor, such amount to be paid in cash or, if stock of the merged, consolidated or otherwise reorganized corporation is issuable in respect of the shares of the Common Stock of the Company, then, in the discretion of the Board of Directors, in stock of such merged, consolidated or otherwise reorganized corporation equal in fair market value to the aforesaid amount. In any such case the Board of Directors shall, in good faith, determine fair market value and may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

            (b) Notwithstanding anything herein to the contrary, in the event that following or in connection with a Change-in-Control (as defined below), a Participant's employment with, or service as a director or consultant of, the Company is (i) terminated by the Company for any reason other than Cause (as defined below), or (ii) terminated by the Participant for Good Reason (as defined below), any portion of a Participant's Plan Benefit which would otherwise vest or become exercisable solely with the passage of time and the Participant's continued employment with or service as a director or consultant of the Company, shall immediately vest and become fully exercisable and all rights relevant to such Plan Benefit shall accrue immediately to such Participant, unless otherwise explicitly provided in the applicable Award agreement. The term "Cause" shall mean (i) habitual intoxication, (ii) illegal drug use or addiction, (iii) conviction of a felony (or plea of guilty or nolo contendere), (iv) material failure or inability to perform one's agreements, duties or obligations as an employee, director or consultant, other than from illness or injury, and (v) willful misconduct or negligence in the performance of one's agreements, duties or obligations as an employee, director or consultant. The term "Change-in-Control" shall mean: (i) any sale, lease, exchange or other transfer (in one transaction or series of transactions) of all or substantially all of the assets of the Company; (ii) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors shall be, for the purposes of this provision, considered as though such individual were an Incumbent Director; (iii) any consolidation or merger of the Company with any other entity (including, without limitation, a triangular merger) where the stockholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger (or its ultimate parent corporation, if any); (iv) a person, including a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or an employee benefit plan sponsored by the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities, except for a person who was a beneficial owner of forty percent (40%) or more of the total voting power of the Company's outstanding voting securities on April 29, 1999; or (v) the Board of Directors of the Company, by a vote of a majority of all the Directors, adopts a resolution to the effect that a "Change-in-Control" has occurred for purposes of this Agreement. The term "Good Reason" shall mean that (i) the Participant's compensation has been materially reduced, (ii) the Participant's position, duties or responsibilities have been materially changed, (iii) the Participant, if an employee of the Company, has been required to move his or her principal residence because his primary place of employment is moved to a location greater than thirty (30) miles away from its then current location, (iv) the Company has not paid to the Participant when due any salary, bonus or other material benefit due to him or her, or (v) there exists a breach by the Company of any material term or provision of any employment agreement between it and the Participant, provided, however, that, in any such event, the Participant shall notify the Company of such event and give it fifteen (15) days to remedy the situation before terminating his or her employment.

SECTION 12. No Special Employment Rights.

            Nothing contained in the Plan or in any Plan Benefit documentation shall confer upon any Participant receiving a grant of any Plan Benefit any right with respect to the continuation of his or her employment by the Company (or any Related Corporation) or interfere in any way with the right of the Company (or any Related Corporation), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Plan Benefit. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board of Directors.

SECTION 13. Amendment of the Plan.

            The Board of Directors may at any time and from time to time modify or amend the Plan in any respect. The termination or any modification or amendment of the Plan shall not, without the consent of a recipient of any Plan Benefit, affect his or her rights under any Plan Benefit previously granted. With the consent of the affected Participant, the Board of Directors may amend outstanding agreements relating to any Plan Benefit, in a manner not inconsistent with the Plan. The Board of Directors hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding Options to the extent necessary to qualify any or all Options under the Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, provided, however, that the consent of an optionee is required if such amendment or modification would cause unfavorable income tax treatment for such optionee.

SECTION 14. Withholding.

            The Company's obligation to deliver shares of stock upon the exercise of any Option or the granting of an Award or to make payment upon any exercise of any SAR or making of a Purchase shall be subject to the satisfaction by the Participant of all applicable federal, state and local income and employment tax withholding requirements.

SECTION 15. Effective Date and Duration of the Plan.

            15.1 Effective Date. This Plan, which amends and restates the 2001 Stock Option and Incentive Plan approved by the Board of Directors on November 28, 2001, became effective on November 28, 2001. Subject to the limitations set forth in Section 5, Options may be granted under the Plan at any time on or after the effective date and before the date fixed herein for termination of the Plan.

            15.2 Duration. Unless sooner terminated in accordance with Section l1 hereof, the Plan shall terminate upon the earlier of (i) November 28, 2011 or
(ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to any Awards or Purchases or the exercise or cancellation of Options and SARs granted hereunder. If the date of termination is determined under (i) above, then Plan Benefits outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Plan Benefits.

SECTION 16. Governing Law.

            The Plan and all actions taken thereunder shall be governed by the laws of the State of Connecticut.

                                  DSL.NET, INC.
                    Proxy for Annual Meeting of Stockholders

                                PRELIMINARY COPY

                                  May 29, 2002

      The undersigned hereby appoints David Struwas and Stephen Zamansky, and each of them singly, proxies, with full power of substitution to vote all shares of stock of DSL.net, Inc. ("DSL.net") which the undersigned is entitled to vote at the annual meeting of Stockholders of DSL.net to be held on Wednesday, May 29, 2002, at 10:00 a.m. eastern time, at Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut 06611, and at any adjournments thereof, upon matters set forth in the Notice of annual meeting of Stockholders and Proxy Statement dated ________, 2002, a copy of which has been received by the undersigned.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]   Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2, 3, 4, 5, 6, AND 7, AND IN THE JUDGMENT OF THE PROXIES NAMED HEREIN WITH RESPECT TO ITEM 8.

1. To elect three members to the board of directors to serve for three-year terms as Class II Directors:

     NOMINEES:  Robert Gilbertson              [_]  FOR  [_]   WITHHOLD
                Paul Keeler                    [_]  FOR  [_]   WITHHOLD
                William J. Marshall            [_]  FOR  [_]   WITHHOLD

2. To approve the proposal to issue up to an additional 8,531 shares of Series Y preferred stock, $.001 par value per share ("Series Y Preferred Stock"), in connection with the Series Y preferred stock purchase agreement dated as of December 24, 2001 and the shares of DSL.net common stock, $.0005 par value per share ("Common Stock"), to be issued upon conversion of such shares of Series Y preferred stock.

                                           [_]  FOR  [_]  AGAINST   [_]  ABSTAIN

3. To approve a proposed amendment to paragraph A of Article IV of DSL.net's certificate of incorporation to increase the number of authorized shares of DSL.net common stock from 200,000,000 shares to 400,000,000 shares and the total number of authorized shares of DSL.net capital stock from 220,000,000 to 420,000,000 shares.

                                           [_]  FOR  [_]  AGAINST   [_]  ABSTAIN

4. To approve a proposed amendment to Article VII of DSL.net's certificate of incorporation to provide that, except as otherwise set forth in the certificate of designation for any class or series of preferred stock, holders of a class or series of DSL.net preferred stock (including the Series X and Series Y preferred stock), when voting or acting as a separate class or series, may act by written consent.

                                           [_]  FOR  [_]  AGAINST   [_]  ABSTAIN

5. To approve proposed amendments to DSL.net's certificate of incorporation to amend the terms of DSL.net's Series X preferred stock, $.001 par value per share ("Series X Preferred Stock") to (a) provide that the Series X preferred stock shall rank on parity with the Series Y preferred stock upon redemption or a liquidation, dissolution or winding up of DSL.net; (b) increase from $2.00 per share to $2.50 per share the closing sale price of DSL.net common stock on the Nasdaq National Market required during a period of 45 consecutive trading days, commencing after May 13, 2002, to cause the then outstanding Series X preferred stock to automatically convert into DSL.net common stock; and (c) limit to the period ending June 28, 2002 the requirement that DSL.net obtain the consent of the holders of at least a majority of the then outstanding Seriex X preferred stock to authorize or issue, or to obligate itself to issue, equity-related securities having rights, preferences or privileges pari passu with the Series X preferred stock.

                                           [_]  FOR  [_]  AGAINST   [_]  ABSTAIN

6.    To approve the Amended and Restated 2001 Stock Option and Incentive Plan.

                                           [_]  FOR  [_]  AGAINST   [_]  ABSTAIN

7. To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2002.

                                           [_]  FOR  [_]  AGAINST   [_]  ABSTAIN

8. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.


__________________________________________
          Signature of Stockholder

Date: ______________________________, 2002


__________________________________________
         Signature if held jointly

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

      THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "ITEM 6 - SELECTED CONSOLIDATED FINANCIAL DATA" AND "ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" THAT APPEAR ELSEWHERE IN THIS ANNUAL REPORT ON FORM 10-K. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS ANNUAL REPORT ON FORM 10-K. EXISTING AND PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION, AND DISCLAIM ANY OBLIGATION, TO UPDATE OR REVISE THE INFORMATION CONTAINED IN THIS ANNUAL REPORT ON FORM 10-K, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR CIRCUMSTANCES OR OTHERWISE.


Overview

      We provide high-speed data communications, Internet access, and related services to small and medium sized businesses, primarily using digital subscriber line, or DSL, technology. We primarily target select second and third tier cities for the deployment of our own local DSL equipment. We began offering commercial service in May 1998 and, as of March 15, 2002, we operated equipment in 199 cities. In first tier cities, and certain other markets where we have not deployed our own equipment, we utilize the local DSL facilities of other carriers to provide service.

      We have incurred operating losses and net losses for each month since our formation. For the years ended December 31, 1999, 2000, and 2001, we experienced net cash outflows from operating and investing activities. As of December 31, 2000 and 2001, we had accumulated deficits of approximately $132,943,100 and $248,396,800, respectively.

      In an effort to increase revenue from our installed network and conserve capital, in the fourth quarter of 2000, we decided to suspend the build-out of additional central offices and focus our efforts on increasing revenue through targeted marketing to increase penetration in our existing service areas and by introducing more services. In addition, in order to reduce costs, we (i) suspended network connections by shutting off the power and communication connections to approximately 100 central offices, which were not being used to service customers at the time, (ii) consolidated operating facilities and vacated certain leased premises and (iii) significantly reduced staff. We also began actively pursuing opportunities for additional equity financing.

      Near the end of the second quarter of 2001, since we still had not received additional financing and were continuing to incur significant operating losses, we initiated further cost reduction actions including (i) additional reductions in force, (ii) closing our Santa Cruz office and vacating unused office space in our headquarters building and (iii) closing the 100 non-active central offices (discussed above), together with approximately 250 then active central offices, which required removal of our equipment and vacating the premises. Closure of the active central offices also required re-routing a number of customers and ultimately resulted in our losing approximately 840 customers, or approximately 4% of our customer base. We also had another significant staff reduction during the fourth quarter of 2001.

      All of the above-described actions were designed to significantly reduce operating costs and cash outflows, but necessitated significant restructuring charges related to: (i) closing of our central offices and resulting asset write-offs, (ii) costs related to vacated facilities and (iii) severance costs. In addition, we incurred impairment write-offs of goodwill pertaining to our Tycho and Trusted Net acquisitions. These restructuring and impairment charges are more fully discussed below.

      In November and December of 2001, we were successful in securing additional equity financing from existing and new investor groups in accordance with two purchase agreements which provide for the sale of up to an aggregate of $35 million in series X and Y mandatorily redeemable convertible preferred stock. In accordance with those agreements, in November 2001, we sold an aggregate of 6,000 shares of series X preferred stock and in December 2001, we sold an additional 4,000 shares of series X preferred stock and 6,469 shares of series Y preferred stock for gross proceeds of $16,469,000, before direct issuance costs. We also received in December of 2001, a $3,531,000 loan from the series Y investors. Subject to Stockholder approval at our annual meeting of stockholders, which is currently expected to occur on May 29, 2002, and certain other closing conditions, we currently expect to sell an additional 8,531 shares of series Y preferred stock during the second quarter of 2002, of which some of the proceeds will be used to repay this loan. In March 2002, in accordance with above mentioned purchase agreements, we sold an additional 10,000 shares of series X preferred stock for an aggregate purchase price of $10,000,000.

      In addition to our internal sales and marketing efforts, we have grown our customer base by acquiring end users of other Internet service providers and companies offering broadband access. We continuously identify and evaluate acquisition candidates, and in many cases engage in discussions and negotiations regarding potential acquisitions. Acquisition candidates include both individual customer lines and whole businesses. Our discussions and negotiations may not result in an acquisition. Further, if we make any acquisitions, we may not be able to operate any acquired assets or businesses profitably or otherwise successfully implement our expansion strategy. We intend to continue to seek out additional opportunities for further acquisitions, which we believe represents a distinct opportunity to accelerate our growth.

      In 2002, we currently expect minimal expenditures for capital equipment and expect continued reductions in the size of our operating losses, net losses and net operating cash outflows as we continue to see the benefits from the cost reduction actions completed in 2001. We believe that, based on our current plans, we now have sufficient capital resources to opportunistically grow our revenue, through either acquisitions or internally generated growth, and to achieve positive cash flow.

      Our financial performance will vary, and when we achieve profitability or become cash flow positive will depend on a number of factors, including:

      . development of the high-speed data communications industry and our ability to compete effectively;

      .     amount, timing and pricing of customer revenue;

      . availability, timing and pricing of acquisition opportunities, and our ability to capitalize on such opportunities;

      . commercial acceptance of our service and attaining expected penetration within our target markets;

      .     our ability to recruit and retain qualified personnel;

      .     up front sales and marketing expenses;

      . cost and utilization of our network components which we lease from other telecommunications providers, including other competitive carriers;

      . our ability to establish and maintain relationships with marketing partners;

      . successful implementation and management of financial, information management and operations support systems to efficiently and cost-effectively manage our growth; and

      . favorable outcome of federal and state regulatory proceedings and related judicial proceedings, including proceedings relating to the 1996 Telecommunications Act.

Critical Accounting Policies, Estimates and Risks

      Financial Reporting Release No. 60, which was released in December 2001, by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. We have identified the accounting principles critical to our business and results of operations. Note 2 to our financial statements includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

      In addition, Financial Reporting Release No. 61, which was released in December 2001, by the SEC to require all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments.

      Management's discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. The markets for our services are characterized by intense competition, rapid technological development, regulatory and legislative changes, and frequent new product introductions, all of which could impact the future value of our assets and liabilities.

      We evaluate our estimates on an on-going basis. The most significant estimates relate to revenue recognition, goodwill and other long-lived assets, the allowance for doubtful accounts, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

      Management believes the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

      We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, (SAB N0. 101) "Revenue Recognition in Financial Statements", which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees.

      Revenue is recognized pursuant to the terms of each contract on a monthly service fee basis which vary based on the speed of the customer's Internet connection and the services ordered by the customer. The monthly fee includes phone line charges, Internet access charges, the cost of the equipment installed at the customer's site and the other services we provide, as applicable. Revenue that is billed in advance of the services provided is deferred until the services are rendered. Revenue related to installation charges is also deferred and amortized to revenue over 18 months. Related direct costs incurred (up to the amount of deferred revenue) are also deferred and amortized to expense over 18 months. Any excess direct costs over installation charges are charged to expense as incurred. In certain instances, we negotiate credits and allowances for service related matters. We establish a reserve for such credits based on historical experience.

      We seek to price our services competitively. The market for high-speed data communications services and Internet access is rapidly evolving and intensely competitive. While many of our competitors and potential competitors enjoy competitive advantages over us, we are pursuing a significant market that, we believe, is currently under-served. Although pricing is an important part of our strategy, we believe that direct relationships with our customers and consistent, high quality service and customer support will be key to generating customer loyalty. During the past several years, market prices for many telecommunications services and equipment have been declining, a trend that might continue.

Goodwill and Other Long-Lived Assets

      We account for our long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," which requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets.

      Effective January 1, 2002, we will adopt SFAS No. 142, "Goodwill and Other Intangible Assets". This statement requires that the amortization of goodwill be discontinued and instead an impairment approach be applied. The impairment tests will be performed during the first quarter of adoption and annually thereafter (or more often if adverse events occur) and will be based upon a fair value approach rather than an evaluation of the undiscounted cash flows. If impairment exists, under SFAS No. 142, the resulting charge is determined by the recalculation of goodwill through a hypothetical purchase price allocation of the fair value and reducing the current carrying value to the extent it exceeds the recalculated goodwill.

      Other long-lived assets, such as identifiable intangible assets and fixed assets, are amortized or depreciated over their estimated useful lives. These assets are reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of the assets may not be recoverable, with impairment being based upon an evaluation of the identifiable undiscounted cash flow. If impaired, the resulting charge reflects the excess of the asset's carrying cost over its fair value.

      If market conditions become less favorable, future cash flows (the key variable in assessing the impairment of these assets) may decrease and as a result we may be required to recognize impairment charges.

Allowance for Doubtful Accounts

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We sell our services directly to end users mainly consisting of small to medium sized businesses, as opposed to selling to Internet service providers who then resell such services. We believe that we do not have significant exposure or concentrations of credit risk with respect to any given customer. However, if the country or any region we service, experiences an economic downturn, the financial condition of our customers could be adversely affected, which could result in their inability to make payments to us. This could require additional provisions for allowances. In addition, a negative impact on revenue related to those customers may occur.

Income Tax

      We use the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carryforwards, all calculated using presently enacted tax rates.

      We have not generated any taxable income to date and, therefore, have not paid any federal income taxes since inception. Our state and federal net operating loss carryforwards begin to expire in 2004 and 2019, respectively. Use of our net operating loss carryforwards may be subject to significant annual limitations resulting from a change in control due to our recent sales of series X and series Y preferred stock. We are currently assessing the potential impact resulting from these transactions. We have provided a valuation allowance for the full amount of the net deferred tax asset since management has not determined that these future benefits will more likely than not be realized.

Litigation

      From time to time, we may be involved in litigation concerning claims arising in the ordinary course of our business, including claims brought by former employees and claims related to acquisitions. We record liabilities when a loss is probable and can be reasonably estimated. These estimates are based on an analysis made by internal and external legal counsel which considers information known at the time. We believe we have made reasonable estimates in the past; however, court decisions could cause liabilities to be incurred in excess of estimates.

Results of Operations

      The following table depicts our results of operations data and the components of net loss as a percentage of revenue:

                                                    Year Ended December 31,
                                                ------------------------------
                                                  1999        2000       2001
                                                --------     ------     ------
Revenue                                            100.0%     100.0%     100.0%
                                                --------     ------     ------
Operating expenses:
   Network and operations
  (including stock compensation)                   608.2%     354.8%     214.6%

   General and administrative
   (including stock compensation)                  596.2%     111.2%      61.2%

   Sales and marketing
   (including stock compensation)                  574.7%     147.5%      33.5%

   Depreciation and amortization                   139.5%     118.8%      66.8%
                                                --------     ------     ------

Total operating expenses                         1,918.7%     732.3%     376.1%


Operating loss                                  (1,818.7)%   (632.3)%   (276.1)%

Interest income, net                               143.9%      37.8%       1.1%

Other expense, net                                  (0.5)%     (0.1)%     (0.0)%

                                                --------     ------     ------

Net loss                                        (1,675.2)%   (594.5)%   (275.1)%
                                                ========     ======     ======

Net loss applicable to common stockholders:

   Net loss                                     (1,675.2)%   (594.5)%   (275.1)%

   Exchange of preferred stock                    (914.1)%       --%        --%

   Dividends on preferred stock                       --%        --%      (0.3)%

   Accretion of preferred stock                       --%        --%      (0.8)%
                                                --------     ------     ------

Net loss applicable to common stockholders      (2,589.3)%   (594.5)%   (276.2)%
                                                ========     ======     ======

      Revenue. Revenue is recognized pursuant to the terms of each contract on a monthly service fee basis, which vary based on the speed of the connection and the services ordered. The monthly fee includes all phone line charges, Internet access charges, the cost of the modem installed at the customer's site and the other services we provide, as applicable.

      Revenue increased from approximately $1,313,000 for the year ended December 31, 1999 to approximately $17,789,000 and approximately $41,969,000 for the years ended December 31, 2000 and 2001, respectively. Revenue increased primarily due to the expansion of our network, the increased number of customers subscribing for our services and contributions from acquisitions, primarily Vector Internet Services, Tycho Networks, and certain assets of Exario Networks, during 2000 and Covad Safety Net customers and Zyan Communications customers during 2001. The revenue attributable to contributions from acquired businesses was approximately $170,000, $6,263,000 and $5,326,000 for the years ended December 31, 1999, 2000 and 2001, respectively. We currently expect revenue to increase in future periods as we continue our sales and marketing efforts in our existing service areas, introduce additional services and acquire additional customer lines.

      Network and Operations. Our network and operations expenses include costs related to personnel, monthly fees for telecommunications lines between customers, central offices, network service providers and our network, customer line installation, Internet access and other overhead costs. Our costs for customer lines will increase as we add customers. We lease high-speed lines and other network capacity to connect our central office equipment and our network. Additional costs are incurred to connect to the Internet. We expect these costs to increase as the volume of data communications traffic generated by our customers increases.

      Network and operations expenses increased from approximately $7,984,000 for the year ended December 31, 1999 to approximately $63,124,000 and approximately $90,079,000 for the years ended December 31, 2000 and 2001, respectively. The increase in network and operations expenses between 1999 and 2000 was primarily attributable to increased telecommunication costs and central office facilities costs, and increases in personnel and professional services. These increases resulted primarily from the expansion of our network and the increased number of customers subscribing for our services. The increase between 2000 and 2001 was primarily due to increases in restructuring charges (explained below) of approximately $29.3 million and increased telecommunication expenses of approximately $14.7 million, due to increased number of customers subscribing for our services, which were partially offset by reductions of approximately $5.1 million in salaries and benefits due to reductions in force, reductions of approximately $8.3 million in professional and consulting services, and reductions of approximately $3.6 million in facilities costs, travel and entertainment, recruiting costs, taxes and other expenses, resulting from our cost reduction initiatives.

      General and Administrative. Our general and administrative expenses consist primarily of costs relating to human resources, finance, administrative services, recruiting, insurance, legal services and operating facilities rent. General and administrative expenses increased from approximately $7,826,000 to $19,780,000 and to $25,679,000 for the years ended December 31, 1999, 2000 and
2001, respectively. The increase in general and administrative expenses between 1999 and 2000 was principally the result of increases in personnel and professional services and increases in office facility rents resulting from the development and expansion of our operating infrastructure. The increase from 2000 to 2001 was primarily attributable to increases of approximately $5.9 million in restructuring and impairment charges (discussed below) and approximately $2.3 million in bad debt expenses, which was partially offset by reductions of approximately $2.3 million in facilities costs, professional and consulting services, recruiting costs and other expenses, resulting from our cost reduction initiatives. The increase in bad debt expenses was primarily due to (i) a significant increase in customers and associated revenue, (ii) increased write-offs associated with customer line acquisitions and (iii) increased loss of customers due to our closure of approximately 350 central offices and various brief outages and service interruptions in the latter part of 2001, including service interruptions associated with the aftermath of the September 11th events.

      Sales and Marketing. Our sales and marketing expenses consist primarily of expenses for personnel, the development of our brand name, promotional materials, direct mail advertising and sales commissions and incentives. Sales and marketing expenses increased from approximately $7,543,000 for the year ended December 31, 1999, to approximately $26,237,000 for the year ended December 31, 2000, and then decreased to approximately $14,065,000 for the year ended

December 31, 2001. These expenses increased during 2000 primarily as a result of increased marketing and promotional activities, including direct mail, and increases in sales and marketing personnel. Reductions during 2001 were primarily due to approximately $4.0 million lower salaries and benefits due to reductions in force, approximately $3.2 million in lower marketing and advertising costs, approximately $2.9 million in lower professional and consulting services costs, approximately $0.9 million in lower travel and entertainment costs, approximately $0.7 million in lower recruiting costs and approximately $0.4 million in lower office and other expenses.

      Depreciation and amortization. Depreciation and amortization is primarily attributable to the following assets: (i) depreciation of network and operations equipment and DSL modems and routers installed at customer sites, (ii) depreciation of information systems and computer hardware and software, (iii) amortization and depreciation of the costs of obtaining, designing and building our collocation space and corporate facilities and (iv) amortization of intangible capitalized costs pertaining to acquired businesses and customer line acquisitions.

      Depreciation and amortization expenses were approximately $1,831,000, $21,133,000 and $28,043,000 for the years ended December 31, 1999, 2000, and
2001, respectively. Increases in such expenses primarily resulted from the significant expansion of our network and infrastructure and acquired businesses during late 1999 and 2000, partially offset by reduced depreciation and amortization in 2001 from assets written off due to our restructuring and impairment provisions (discussed below).

      Depreciation expense pertaining to assets for our network and operations was approximately $1,621,000, $15,119,000 and $18,132,000 for the years ended December 31, 1999, 2000 and 2001, respectively. Depreciation and amortization expenses pertaining to assets related to general and administrative expenses was approximately $210,000, $6,014,000 and $9,911,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

      During December 2000 and calendar year 2001, we wrote-off approximately $31 million of network equipment and other capitalized costs as part of our restructuring efforts, and incurred approximately $4 million in impairment charges pertaining to goodwill of acquired companies (see restructuring and impairments explained below). Accordingly, we expect that our depreciation and amortization expense related to such assets will be significantly reduced in 2002 and beyond. In addition, with the implementation of SFAS 142 (discussed above), we will discontinue amortizing approximately $8.5 million of goodwill associated with acquired businesses. We recorded approximately $2.5 million of amortization related to this goodwill in 2001 and would have recorded an equal amount in 2002. In lieu of amortization, we are required to make an initial impairment review of goodwill in 2002 and an annual impairment review thereafter. We expect to complete our initial review during the first quarter of 2002. We do not expect the results of our review to have a material impact on the results of operations.

      Stock Compensation. We incurred non-cash stock compensation expenses as a result of the granting of stock and stock options to employees, directors and members of our former board of advisors with exercise prices per share subsequently determined to be below the fair values per share of our common stock for financial reporting purposes at the dates of grant. The stock compensation, if vested, was charged immediately to expense, while non-vested compensation is being amortized over the vesting period of the applicable options or stock, which is generally 48 months. Unvested options for terminated employees are cancelled and the value of such options are recorded as a reduction of deferred compensation with an offset to additional paid-in-capital. In addition, in fiscal 2000, we recorded $870,000 of non-cash compensation expense relating to the vesting of stock options held by members of our former advisory board.

      Non-cash stock compensation expenses were approximately $4,123,000, $3,192,000 and $1,202,000 for the years ended December 31, 1999, 2000, and 2001, respectively. The
unamortized balance as of December 31, 2000 and 2001, of approximately $3,931,000 and $1,668,000, respectively, are being amortized over the remaining vesting period of each grant, and are expected to be fully amortized by June 30, 2003.

      As of December 31, 2000 and 2001, options to purchase 7,318,612 and 13,877,394 shares of common stock, respectively, were outstanding, which were exercisable at weighted average exercise prices of $4.07 and $1.69 per share, respectively.

      Interest Expense (Income), Net. For the year ended December 31, 1999, net interest income of approximately $1,889,000 included $2,077,000 of interest income partially offset by $188,000 of interest expense. Net interest income of approximately $6,730,000 for the year ended December 31, 2000 included $8,538,000 of interest income partially offset by $1,808,000 of interest expense. For the year ended December 31, 2001, net interest income of approximately $455,000 included approximately $1,718,000 in interest income partially offset by $1,263,000 in interest expense. The increase in interest income in 2000 was primarily due to an increase in our cash and investment balances resulting from the sale of preferred stock and the sale of common stock in our initial public offering in 1999 and our follow-on public offering in 2000. The increase in interest expense in 2000 related to increased debt, primarily attributable to new capital lease obligations and other financing arrangements. The decrease in interest income in 2001 was caused by lower interest rates on significantly lower cash and investment balances. Lower interest expense in 2001, was caused by reductions in debt and capital lease obligations due to pay down of principal balances.

      Restructuring and Impairment Charges. In December 2000, we initiated a new business plan strategy designed to conserve our capital, reduce our losses and extend our cash resources. This strategy included the following actions: (i) further network expansion was curtailed; (ii) network connections to 100 central offices were suspended; (iii) certain facilities were vacated and consolidated;
(iv) operating expenses were reduced; and (v) headcount was reduced by approximately 140 employees. These actions resulted in a restructuring charge of approximately $3,542,000. The components of the restructuring charge were: (i) approximately $448,000 relating to severence expense for the 140 employees; (ii) approximately $1,078,000 for estimated costs resulting from the consolidation of our office facilities by vacating office space located in Milford, Connecticut, Santa Cruz, California, Atlanta, Georgia and Chantilly, Virginia, and (iii) approximately $2,016,000 for termination costs and write-offs associated with our decision to not accept certain central office collocation applications previously applied for, and to forego the completion of our build-out of certain other central offices.

      At December 31, 2000, approximately $362,000 of severance costs and approximately $1,416,000 of capitalized collocation application fees had been charged against the restructuring reserves. The remaining reserve balance of approximately $1,764,000 was included in our accrued liabilities at December 31, 2000.

      In March 2001, we re-evaluated our restructuring reserve and booked an increase in the reserve of approximately $831,000, which was primarily related to delays in subleasing our vacated facilities and additional estimated costs pertaining to our suspended central offices.

      In June 2001, due to the lack of liquidity in the financial markets, we further re-evaluated our business plans and determined that additional actions were necessary to further reduce our operating losses, cash burn rate and total funding requirements. These actions included: (i) closure of approximately 100 non-active and 250 active central offices; and (ii) an additional reduction-in-force of approximately 90 employees. These actions resulted in additional restructuring and impairment charges of approximately $32,503,000. Included in this amount were: (i) approximately $272,000 relating to severance expenses for the 90 employees; (ii) approximately $26,079,000 for the costs associated with the our decision to close 350 central offices, which includes approximately $2,545,000 relating to termination and equipment removal fees and approximately $23,534,000 in write-off of fixed assets; (iii) approximately $1,641,000 for additional estimated costs resulting from delays and expected losses in subleasing vacated office space located in Santa Cruz, California; Atlanta, Georgia; Milford, Connecticut; and Chantilly, Virginia;
(iv) $1,356,000 for write-downs of additional equipment no longer in use; and
(v) $3,155,000 for impairments of goodwill. The goodwill impairment analysis was accomplished by comparing the carrying value of the assets with the expected future net cash flows generated over the remaining useful life of the assets. Since the carrying value was more than the expected future net cash flows, the goodwill was reduced to the net present value of the expected future net cash flows. Of this amount, $2,124,000 related to a reduction in the goodwill for our acquisition of Tycho Networks, Inc. ("Tycho") and $1,031,000 related to a reduction in the goodwill for our acquisition of certain assets of Trusted Net Media Holdings, LLC ("Trusted Net"). These reductions in goodwill resulted in decreases in monthly amortization expense from approximately $56,800 to approximately $5,000 for Tycho, and from approximately $43,500 to approximately $20,600 for Trusted Net.

      During the third quarter 2001, due to limited available financing for our operations and other factors, we again re-evaluated our business plans and determined that additional actions were necessary to further reduce our operating losses, cash burn rate and total funding requirements. These actions included closure of the Tycho and Trusted Net facilities in Santa Cruz, CA and Atlanta, GA, respectively, and our decision not to install equipment in 100 new central offices. These actions resulted in additional restructuring and impairment charges of approximately $4,748,000. Included in this amount were:
(i) increases of approximately $4,451,000 relating to the write-off of equipment; (ii) approximately $376,000 for additional estimated costs relating to the delays and losses in subleasing vacated office space located in Santa Cruz, California and Milford, Connecticut; (iii) approximately $246,000 in additional costs for equipment removal fees associated with our previous decision to close certain central offices; and (iv) approximately $800,000 for impairments of goodwill. These increases in the restructuring reserve were partially offset by a reduction of approximately $1,125,000 in previously reserved amounts relating to estimated termination fees associated with our previous decision to close certain central offices, as we were successful in negotiating significantly reduced fees at many of the closed central office locations. The goodwill impairment analysis was accomplished by comparing the carrying value of the assets with the expected future net cash flows generated over the remaining useful life of the assets. As a result of this analysis, expected future net cash flows were determined to be insignificant and, as the carrying value was more than these expected future net cash flows, the balance of goodwill was written off. Of this amount, approximately $170,000 related to a reduction in the goodwill for the our acquisition of Tycho and approximately $630,000 related to a reduction in the goodwill for our acquisition of certain assets of Trusted Net.

      During the fourth quarter 2001, we had an additional reduction in force of approximately 84 employees. This resulted in an additional restructuring charge for severance of approximately $164,000, which was partially offset by a reduction of approximately $153,000 in previously reserved amounts related to the write-down of certain fixed assets. In addition, we re-classified amounts previously reserved for equipment removal to estimated termination fees as we were successful in negotiating reduced fees for equipment removal at many of the closed central office locations. In addition, our impairment analyses of long-lived assets resulted in a $500,000 impairment write-off of a long-term investment.

      The following table summarizes the additions and charges to the restructuring reserve from December 2000 through December 2001, and the remaining reserve balances at December 31, 2001:

                             (dollars in thousands)

                                                       Central    Central      Fixed                 Impairment
                                                        Office     Office      Asset     Impairment      of
                                            Facility    Term.      Equip.      Write         of      Long-term
                               Severance     Leases     Fees      Removal       Off       Goodwill   Investment   Total
                               ---------    -------    -------    -------    --------    ----------    -----    --------
Additions to the
 reserve, Dec. 2000            $     448    $ 1,078    $   600    $    --    $  1,416    $       --    $  --    $  3,542

Charges to the
  reserve                           (362)                                      (1,416)                            (1,778)
                               ---------    -------    -------    -------    --------    ----------    -----    --------
Reserve balance at
  Dec. 31, 2000                $      86    $ 1,078    $   600    $    --    $     --    $       --    $  --    $  1,764

Additions to the
 reserve:                            436      2,408        215      1,451      29,628         3,955      500      38,593

Charges to the
 reserve                            (522)    (2,290)      (500)    (1,451)    (29,628)       (3,955)    (500)    (38,846)
                               ---------    -------    -------    -------    --------    ----------    -----    --------
Reserve balance at
 Dec. 31, 2001                 $      --    $ 1,196    $   315    $    --    $     --    $       --    $  --    $  1,511
                               =========    =======    =======    =======    ========    ==========    =====    ========

      The restructuring reserve charges during the year ended December 31, 2000 of approximately $3,542,000 included approximately $2,263,000 in network and operations expenses, approximately $1,118,000 in general and administrative expenses and approximately $161,000 in sales and marketing expenses on the consolidated statements of operations.

      The restructuring reserve charges for the year ended December 31, 2001 included approximately $31,528,000 in network and operations expenses, approximately $6,998,000 in general and administrative expenses, and approximately $67,000 in sales and marketing expenses on the consolidated statements of operations. The remaining reserve balance of approximately $1,511,000 was included in the Company's accrued liabilities at December 31, 2001.

      Net Loss. Net loss of approximately $21,988,000 for the year ended December 31, 1999 increased to approximately $105,763,000 for the year ended December 31, 2000 and to approximately $115,454,000 for the year ended December 31, 2001.

Liquidity and Capital Resources

      We have financed our capital expenditures and operations primarily with the proceeds from the sale of stock and from borrowings, including equipment lease financings. As of December 31, 2001, we had cash and cash equivalents of approximately $19,631,000 and working capital of approximately $3,585,000.

      Net cash provided by financing activities in the years ended December 31, 1999, 2000 and 2001, were approximately $121,142,000, $141,960,000 and
$12,871,000, respectively. This cash primarily resulted from the sale of our capital stock. We have used, and intend to continue using, the proceeds from these financings primarily to implement our business plan and for working capital and general corporate purposes. We have also used, and may in the future use, a portion of these proceeds to acquire complementary businesses or assets.

      In January 1999, we received net proceeds of approximately $3,302,000 from the sale of shares of Series A preferred stock and certain warrants. In April 1999, we received net proceeds of approximately $9,940,000 from the sale of shares of Series C preferred stock to our principal stockholders and others. In May 1999, we received net proceeds of approximately $29,961,000 from the sale of shares of Series D preferred stock to our principal stockholders and others. In addition, we received approximately $1,007,000 in connection with repayment of a note, including interest at 6.0%, from an officer in connection with the purchase of Series D preferred stock in June 1999. In July 1999, we received net proceeds of approximately $18,458,000 from the sale of shares of Series E preferred stock to two strategic marketing partners. In October and November 1999, we received net proceeds of approximately $55,722,000 from the sale of shares of common stock in our initial public offering. Upon the closing of the initial public offering of our common stock on October 12, 1999, all outstanding shares of our preferred stock converted automatically into shares of common stock. In March 2000, we received net proceeds of approximately $141,273,000 from the sale of 5,750,000 shares of our common stock in a public offering.

      In May 1999, we entered into a secured credit facility (the "Credit Facility") with a bank to provide up to $5,000,000 for the purchase of telecommunications and office equipment and vehicles. The Credit Facility expired in May 2000 and converted to a term loan payable over 36 months. The Credit Facility bore interest on outstanding borrowings at 1% over the higher of the bank's prime rate or the federal funds rate plus 0.5%. As of December 31, 2000 and July 31 2001, amounts outstanding under this line of credit bore interest at annual rates of 10.5% and 7.75%, respectively. The Credit Facility was secured by a lien on certain equipment and vehicles owned by us and located at our principal office, and imposed certain financial and other covenants requiring us to maintain certain financial ratios and limited new indebtedness, the creation of liens, types of investments, mergers, consolidations and the transfer of all or substantially all of our assets. As of December 31, 2000, there was approximately $3,545,000 outstanding on this term loan. In April 2001, we amended the term loan with the bank. The financial covenants relating to the maintenance of certain financial ratios were eliminated in their entirety, the maturity date of the loan was accelerated to August 1, 2001 and certain certificates of deposit equal to the outstanding loan amount were pledged as additional collateral. On August 1, 2001, we settled the outstanding loan obligation in full and approximately $37,000 in unamortized deferred costs were written off. Financing costs associated with the Credit Facility of approximately $83,900 were deferred over the four-year life of the facility and term loan. Amortization expense related to the deferred costs for the years ended December 31, 2000 and 2001 was approximately $20,967 and approximately $48,927, respectively.

      In March 1999, we entered into a 36-month lease facility to finance the purchase of up to an aggregate of $2,000,000 of equipment. Amounts financed under this lease facility bear an interest rate of 8% or 9%, depending on the type of equipment, and are secured by the financed equipment. In July 2000, we entered into a 48-month lease agreement with an equipment vendor to finance the purchase of network equipment. We have leased approximately $8,900,000 under this agreement. Amounts financed under this agreement bear an interest rate of 12% and are secured by the financed equipment. In addition, during 1999 and 2000, we purchased and assumed through acquisition certain equipment and computer software under other capital leases, which are being repaid over periods ranging from 24 months to 60 months at rates ranging from 7.5% to 15%. In the aggregate, there was approximately $10,477,000 and $7,463,000 outstanding under capital leases at December 31, 2000 and 2001, respectively.

      As a result of the development of our operating infrastructure and recent acquisitions, we have entered into certain long-term agreements providing for fixed payments. Under our facility operating leases, minimum office facility operating lease payments are approximately $2,899,000 in 2002, $1,955,000 in 2003, $1,589,000 in 2004 and $577,000 in 2005. We also have long-term purchase commitments with WorldCom and AT&T for data transport services with minimum payments due even if our usage does not reach the minimum amounts. The WorldCom commitment began in May 2000 and requires minimum purchases of $4,800,000 per contract year. The WorldCom contract ends in November, 2004. The AT&T commitment was renegotiated on January 23, 2002 and requires minimum purchases of $1,100,000 for the contract year ending in November 2002 and $987,000 for the contract year ending in October 2003. We also have a commitment to purchase $17,600 per month of certain additional network capacity from AT&T throughout the commitment period.

      As part of our restructuring in December 2000, we vacated certain office space in Milford, Connecticut and Chantilly, Virginia and did not occupy certain space in Santa Cruz, California. During 2001, we vacated our office space located in Atlanta, Georgia and Santa Cruz, California.

As of December 31, 2001, we have been successful in terminating our lease for office space in Chantilly, Virginia and in assigning our lease in Atlanta, Georgia. We have entered into a 14-month sublease agreement on our office space in Santa Cruz, California with a one year renewal option. In February 2002, we were successful in terminating our obligations under the lease for office space in Milford, CT.

      On December 1, 1999, we acquired Tycho Networks, Inc. ("Tycho") which is based in Santa Cruz, California. Tycho provides Internet access, web hosting and related services throughout central coastal California. The approximate net purchase price of $3,267,000 before transaction costs associated with the acquisition, consisted of cash payments at closing of approximately $1,576,000 (including notes paid at closing of approximately $793,000), amounts due to the selling stockholders and others after the closing of approximately $802,000, net liabilities assumed of approximately $530,000 and other costs of approximately $359,000. All amounts due to Tycho Networks selling stockholders have been paid.

      On April 3, 2000, we acquired certain assets and liabilities of Trusted Net Media Holdings, LLC. ("Trusted Net") This acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The approximate net purchase price of $2,500,000, before transaction costs, consisted of cash payments at closing of approximately $2,097,000; amounts due to Trusted Net after the closing of approximately $350,000; and net liabilities assumed of approximately $53,000. In addition, we incurred transaction costs associated with the acquisition of approximately $150,000. The remaining amount due to Trusted Net at December 31, 2001, after certain offsets, as provided in the purchase agreement, was approximately $272,000.

      On May 26, 2000, we acquired Vector Internet Services, Inc. ("VISI"), an Internet solutions provider based in Minneapolis, Minnesota. This acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The approximate net purchase price of $19,969,000, before transaction costs, consisted of cash payments at closing of approximately $8,800,000; amounts due to selling stockholders after the closing of approximately $2,200,000; common stock valued at $2,315,000; and the assumption of VISI employee stock options, which were valued at $6,654,000. In addition, we incurred transaction costs associated with the acquisition of approximately $452,000. All amounts due the selling stockholders of VISI were paid in 2001.

      On December 1, 2000, we acquired certain assets of Exario Networks, Inc. ("Exario"). This acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair values at the date of acquisition. The approximate net purchase price of $4,463,000, before transaction costs, consisted of cash payments at closing of approximately $2,902,000 and amounts due to Exario after the closing of approximately $1,561,000 (the "Holdback Amount"). In addition, we incurred transaction costs associated with the acquisition of approximately $100,000.

      On April 26, 2001, we gave notice to Exario of our intent to pursue an indemnity claim against the Holdback Amount in accordance with the provisions of the Asset Purchase Agreement, dated December 1, 2000. The claim, originally estimated at $1,458,000 and subsequently modified to a final settlement amount of $1,415,000, related primarily to a request by us for reimbursement of the purchase price paid for those certain customer lines acquired from Exario that were on the NorthPoint Communications' network, which ceased operations during the first half of 2001.

      During the quarter ended June 30, 2001, we entered into agreements with Covad Communications, Inc. ("Covad") and Zyan Communications, Inc. ("Zyan"), a California-based

Internet service provider which had filed for bankruptcy protection, affording us the right to acquire up to 4,800 Zyan customer lines whose wholesale circuit connections were being supported by Covad. In accordance with the Covad agreement, the anticipated purchase price of $1,467,000 for these Zyan lines was escrowed at closing and restricted as of June 30, 2001. Ultimately, we were able to contract for service with and acquire approximately 2,800 former Zyan customers, for a purchase price of approximately $1,075,000. As of December 31, 2001, there were no amounts remaining in escrow. These Zyan customer line acquisitions were accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to customer lines acquired based on their estimated fair values at the date of acquisition.

      In 1999, 2000 and 2001, net cash used in our operating activities was approximately $6,343,000, $74,986,000 and $62,990,000, respectively. This cash was used for a variety of operating expenses, including salaries, consulting and legal expenses, network operations and overhead expenses.

      Net cash used in investing activities in 1999, 2000 and 2001, was approximately $49,264,000, $60,225,000 and $2,921,000, respectively. For the year ended December 31, 1999 approximately $33,811,000 was used for purchases of equipment and payment of collocation costs, approximately $13,274,000 was used for the purchase of marketable securities and approximately $1,576,000 was used to acquire Tycho. For the year ended December 31, 2000, approximately $55,943,000 was used primarily for the purchases of equipment and payment of collocation costs and approximately $14,049,000 was used for acquisitions and investments, excluding approximately $3,508,000 which was payable by us to selling stockholders at future dates. These expenditures were partially offset by proceeds from the sale of marketable securities of approximately $13,274,000. For the year ended, December 31, 2001, approximately $5,345,000 was used primarily for the purchase of equipment and approximately $1,797,000 was used for acquisition of customer lines. These expenditures were partially offset by approximately $456,000 in proceeds from sale of equipment and a $3,765,000 decrease in restricted cash, primarily resulting from our settlement of holdback payments attributable to acquisitions.

      The development and expansion of our business has required significant capital expenditures. Capital expenditures, including collocation fees, were approximately $33,811,000, $55,943,000 and $5,345,000 for the years ended
December 31, 1999, 2000 and 2001, respectively. The actual amounts and timing of our future capital expenditures will vary depending on the speed at which we expand our network and implement service for our customers. As a result of our decision to suspend further deployment of our network, our planned capital expenditures for 2002 are currently expected to be primarily for the purchase and installation at our customers' sites of the equipment necessary for us to provide our services, as well as for the continued development of our network and operational support systems. We currently anticipate spending approximately $0.7 million to $1.0 million for capital expenditures excluding acquisitions, during the year ending December 31, 2002. The actual amounts and timing of our capital expenditures could differ materially both in amount and timing from our current plans.

      We expect our operating losses, net operating cash outflows and capital expenditures to continue during 2002. We believe that our existing cash and short-term investments, cash generated from operations and proceeds committed from equity financings will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through the first quarter of 2003 and beyond, until we attain cash flow positive status, based on our current business plans and projections, as approved by our board of directors. We intend to use our cash resources to finance our capital expenditures and for working capital and other general corporate purposes. We may also use a portion of these cash resources to acquire complementary businesses or other assets. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including the rate of market acceptance of our services and revenue growth, cash generated from operations, improvements in operating productivity, the availability of attractive acquisition opportunities and the extent and timing of our entry into new markets.

      Our capital requirements may vary based upon the timing and the success of implementation of our business plan and as a result of regulatory, technological and competitive developments or if:

      . demand for our services or our cash flow from operations is less than or more than expected;

      . our development plans or projections change or prove to be inaccurate;

      .     we make acquisitions; or

      . we accelerate additional deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

Our financial statements included herein do not include any adjustments that might result from these uncertainties.


Recently Issued Accounting Pronouncements

      During fiscal 2000, we adopted the revenue recognition guidelines of SAB No.101, which changed the manner in which we recognize installation revenue and related direct costs. The cumulative effect of adoption of SAB No. 101 resulted in deferral of installation revenue and related direct costs of approximately $176,000 at January 1, 2000. The effect of the adoption for the year ended December 31, 2000, resulted in a deferral of installation revenue and related direct costs of approximately $735,000. Installation revenue deferred during the fourth quarter of 2000 was approximately $25,000. The comparable pro forma fourth quarter 1999 deferred installation revenue and related direct costs would have been approximately $101,400. The adoption of SAB No. 101 had no impact on net income for all periods reported.

      The following table sets forth the unaudited pro forma impact of SAB No. 101 adoption on previously reported quarterly revenue at December 31, 1999 and the unaudited revenue as adjusted for each quarter of the year 2000:

                                 Revenue as          Effect of         Revenue
Quarter Ended               Originally Reported     SAB No. 101      as Adjusted
-------------               -------------------     -----------      -----------

December, 31 1999                $  810,881          $(101,413)      $  709,468
March 31, 2000                   $1,737,306          $(333,176)      $1,404,130
June 30, 2000                    $3,785,626          $(279,760)      $3,505,866
September 30, 2000               $5,860,857          $ (97,128)      $5,763,729
December 31, 2000                $7,140,599          $ (24,914)      $7,115,685

      In July 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS") No. 141 and SFAS No. 142 "Goodwill and Other Intangible Assets" were issued. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired must meet to be recognized and reported separately from goodwill. The Company does not anticipate that adoption of SFAS No. 141 will have any material effect on the Company's financial position or results of operations.

      SFAS No. 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized but instead be measured for impairment at least annually, or when events indicate that there may be an impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 (see "Critical Accounting Policies, Estimates and Risks" described above) With the the implementation of SFAS No. 142, we will discontinue amortizing approximately $8.5 million of goodwill associated with acquired businesses. We recorded approximately $2.5 million of amortization related to this goodwill in 2001 and would have recorded an equal amount in 2002.

      In June 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS No. 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs that result from the acquisition, construction, or development and normal operation of a long-lived asset. Upon initial recognition of a liability for an asset retirement obligation, SFAS No. 143 requires an increase in the carrying amount of the related long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the assets useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material affect on our financial position or results of operations.

      In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" was issued. SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets to be Disposed of" and supercedes and amends certain other accounting pronouncements. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while resolving significant implementation issues associated with SFAS No. 121. Among other things, SFAS No. 144 provides guidance on how long-lived assets used as part of a group should be evaluated for impairment, establishes criteria for when long-lived assets are held for sale, and prescribes the accounting for long-lived assets that will be disposed of other than by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We do not anticipate, that adoption of SFAS No. 144 will have a material impact on our financial position and results of operations.

                                  RISK FACTORS

Special Note Regarding Forward-Looking Statements and Certain Other Information

      Some of the statements under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Annual Report on Form 10-K constitute forward-looking statements. We make such forward-looking statements under the provisions of the "Safe Harbor" section of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial or business performance and are identified by terminology such as "may", "might", "will", "should", "expect", "scheduled", "plan", "intend", "anticipate", "believe", "estimate", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors". Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation, and disclaim any obligation, to update or revise the information contained in this Annual Report on Form 10-K, whether as a result of new information, future events or circumstances or otherwise.

                         Risks relating to our business

Our Limited Operating History Makes it Difficult to Evaluate our Business and Prospects

      We commenced operations in March 1998 and began offering commercial service in Stamford, Connecticut in May 1998. Accordingly, you have limited information about our company with which to evaluate our business, strategies and performance and an investment in our common stock.

We Have Incurred Losses and Have Experienced Negative Operating Cash Flow to Date and Expect our Losses and Negative Operating Cash Flow to Continue

      We have incurred significant losses and experienced negative operating cash flow for each month since our formation. We expect to continue to incur significant losses and negative operating cash flow in 2002. Based on our current plans, we believe our existing cash and short-term investments, together with the cash expected to be generated from operations and proceeds from committed equity investments, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through the first quarter of 2003 and beyond, until such time as we are cash flow positive. However, there can be no assurance that our existing cash and short-term investments will be sufficient to meet our requirements or that we will eventually generate positive cash flow. If we do not become cash flow positive, or if our cash resources are not sufficient to fund us until such time as we become cash flow positive, we may need to raise additional financing through some combination of borrowings, leasing, vendor financing and the sale of equity or debt securities. There can be no assurance that we will be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all.

Because the High-Speed Data Communications Industry is New and Rapidly Evolving, we Cannot Predict its Future Growth or Ultimate Size

      The high-speed data communications industry is in the early stages of development and is subject to rapid and significant technological change. Since this industry is new and because the technologies available for high-speed data communications services are rapidly evolving, we cannot accurately predict the rate at which the market for our services will grow, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, our business, prospects, financial condition and results of operations could be materially adversely affected. Many providers of high-speed data communication services are testing products from numerous suppliers for various applications. In addition, certain industry groups are in the process of trying to establish standards which could limit the types or speeds of the technologies we could use. Certain critical issues concerning commercial use of DSL technology for Internet access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services.

Our Business Model is Unproven, and May Not be Successful

      We do not know whether our business model and strategy will be successful. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, financial condition and results of operations could be materially adversely affected. We have adopted a different strategy than certain other broadband Internet service providers and DSL providers. We focus on selling directly to small and medium sized businesses. Our unproven business model makes it difficult to predict the extent to which our services will achieve market acceptance. It is possible that our efforts will not result in significant market penetration, favorable operating results or profitability.

If our Services Fail to Achieve or Sustain Market Acceptance at Desired Pricing Levels, our Ability to Achieve Profitability or Positive Cash Flow Would be Impaired

      Prices for digital communication services have fallen historically. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. If our services fail to achieve or sustain market acceptance at desired pricing levels, our ability to achieve profitability or positive cash flow would be impaired, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on Wholesale DSL Providers, Some of Whom are Competitors, to Provide us With Local DSL Facilites in Areas Where we Have Not Deployed our Own DSL Equipment

      In markets where we have not deployed our own local DSL equipment, we utilize local DSL facilities from wholesale providers, including Covad Communications, in order to provide service to our end-user customers. In these cases, we are dependent upon these wholesale carriers to provide, or arrange the provision of, the equipment and on-site wiring required to provide local DSL services to our end-user customers, as well as to provide and maintain the local DSL line. In general, these carriers may terminate the service they provide to us with little or no notice. These carriers may not continue to provide us with acceptable local DSL services for our customers on the scale, at the price levels and within the time frames we require, or at all. If we are unable to obtain acceptable DSL services from these wholesale carriers or they terminate the service they provide us, we may be required to install our own equipment in a central office and provide and install new equipment for our customers, or arrange for another wholesale carrier to do so. Obtaining space and provisioning equipment in a new central office is a lengthy and costly process. We cannot assure you that we, or another carrier with whom we work, would be able to obtain the space required in a central office on a cost effective basis, if at all, or that we could provide DSL services to such customers on a timely basis. Our failure to install and provide services to customers on a timely basis, or the disruption in the services provided to our customers, would likely result in the loss of many, if not all, of the customers in the affected locations, and could result in claims brought by these customers against us. This could have a material adverse effect on our competitive position, business, results of operations, financial position and prospects.

      Certain wholesale DSL providers with whom we work offer services that compete with ours, or have other customers whose services compete with ours. Such competing interests may affect the ability or willingness of these providers to provide us with acceptable services on acceptable terms. In addition, certain of these providers are relatively young companies that are facing substantial operational and financial challenges. Covad Communications Group, which had filed a pre-negotiated plan of reorganization and voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code, emerged from bankruptcy in December 2001. Nonetheless, there can be no assurances that Covad will be successful in managing its operations and business plans. The operational success and abilities of these carriers to operate their businesses could materially affect our business. The failure of any of these companies could cause us to lose customers and revenue, expose us to claims and otherwise have a material adverse effect on our competitive position, business, results of operations, financial position and prospects.

If we Fail to Recruit Qualified Personnel in a Timely Manner and Retain our Employees, we Will Not be Able to Execute our Business Plan and our Business Will be Harmed

      To execute our business plan, we need to hire and retain qualified personnel, particularly sales and marketing, engineering and other technical personnel. If we are unable to recruit qualified personnel in a timely manner or to retain our employees, we will not be able to execute our business plan. The reductions in workforce that we made in 2000 and 2001, and the competitive nature of our industry, may make it difficult to hire qualified personnel on a timely basis and to retain our employees.

Our Management Team is Critical and the Loss of Key Personnel Could Adversely Affect our Business

      We depend on a small number of executive officers and other members of senior management to work effectively as a team, to execute our business strategy and business plan, and to manage employees located in several locations across the United States. The loss of key managers or their failure to work effectively as a team could have a material adverse effect on our business and prospects. We do not have employment agreements with any of our executive officers, so any of these individuals may terminate employment at any time.

Our Failure to Establish and Maintain the Necessary Infrastructure to Support our Business and to Manage our Growth Could Strain our Resources and Adversely Affect our Business and Financial Performance

      We have had significant growth in the number of markets in which we provide service and the number of customers subscribing for our services. This growth has placed a significant strain on our management, financial controls, operations, personnel and other resources. We have deployed operations support systems to help manage customer service, bill customers, process customer orders and coordinate with vendors and contractors. Subsequent integration and enhancement of these systems could be delayed or cause disruptions in service or billing. To efficiently and cost-effectively manage our geographically dispersed business, we must continue to successfully implement these systems on a timely basis, and continually expand and upgrade these systems as our operations expand.

Disappointing Quarterly Revenue, Operating Results or Operating Statistics Could Cause the Price of our Common Stock to Fall

      Our quarterly revenue, operating results and operating statistics are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue, operating results or operating statistics fall below the expectations of investors or security analysts, the price of our common stock could fall substantially. Our quarterly revenue, operating results and operating statistics may fluctuate as a result of a variety of factors, many of which are outside our control, including:

      .     the timing and success of acquisitions, if any;

      . the timing of the rollout of our services and any additional infrastructure, and the amount and timing of expenditures relating thereto;

      .     regulatory developments;

      . the rate at which we are able to attract customers and our ability to retain these customers at sufficient aggregate revenue levels;

      .     the availability of financing to continue our expansion;

      .     technical difficulties or network service interruptions; and

      . the introduction of new services or technologies by our competitors and resulting pressures on the pricing of our service.

The Failure of our Customers to Pay their Bills on a Timely Basis Could Adversely Affect our Cash Flow

      Our target customers consist of small and medium sized businesses. We bill and collect numerous relatively small customer accounts. We may experience difficulty in collecting amounts due on a timely basis. Our failure to collect accounts receivable owed to us by our customers on a timely basis could have a material adverse effect on our business, financial condition and cash flow.

We May be Subject to Risks Associated with Acquisitions

      We may not be able to compete successfully for acquisition opportunities, operate the acquired assets or businesses profitably or otherwise implement successfully our acquisition strategy. We have made a number of asset and business acquisitions. We intend to continue to seek out additional opportunities for further acquisitions, which we believe represents a distinct market opportunity to accelerate growth. We continuously identify and evaluate acquisition candidates and in many cases engage in discussions and negotiations regarding potential acquisitions. Our discussions and negotiations may not result in any acquisitions. There is significant competition for acquisition opportunities in our business. As the consolidation in our industry continues, this competition may intensify and increase the costs of capitalizing on such opportunities. We compete for acquisition opportunities with companies that have significant greater financial and management resources. Also, all or part of the purchase price of any future acquisition may be paid in cash, thus depleting our cash resources. In addition, an acquisition may not produce the revenue, earnings, cash flows or business synergies that we anticipate, and an acquired asset or business might not perform as we anticipated. Any such event may delay the time at which we expect to achieve profitability or positive cash flows. Further, if we pursue any future acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition and may be distracted from the operation of our business. We will also have to devote a significant amount of management resources to integrating any acquired businesses with our existing operations, and that may not be successful.

Our Services are Subject to Federal, State and Local Regulation, and Changes in Laws or Regulations Could Adversely Affect the Way we Operate our Business

      The facilities we use and the services we offer are subject to varying degrees of regulation at the federal, state and local levels. Changes in applicable laws or regulations could, among other things, increase our costs, restrict our access to the network elements and central offices of the traditional local telephone companies, or restrict our ability to provide our services. For example, the 1996 Telecommunications Act, which, among other things, requires traditional local telephone companies to unbundle network elements and to allow competitors to locate their equipment in the traditional local telephone companies' central offices, is the subject of ongoing proceedings at the federal and state levels, litigation in federal and state courts, and legislation in federal and state legislatures. For example, the FCC currently has at least two open proceedings that will consider substantial reductions or even elimination of the obligation of the traditional local telephone companies to provide network elements to competitors such as us for use for high-speed data services. Legislation has been passed by the United States House of Representatives and remains pending in the Senate that would amend the Telecommunications Act of 1996 to substantially reduce the obligations of the traditional local telephone companies on which we rely. Adoption of this legislation, or of some of the regulatory changes being considered by the FCC, could have severe adverse consequences for our business. In addition, at least two traditional local telephone companies, SBC Communications and Verizon, have taken the position in state and federal regulatory proceedings that they are not obligated to unbundle portions of their network where they construct or modify new digital loop carrier facilities. These facilities would enable them to offer DSL services to customers who are located too far from the traditional local telephone companies' central offices to be reached by existing DSL technologies. We cannot predict the outcome of the various proceedings, litigation and legislation or whether or to what extent these proceedings, litigation and legislation may adversely affect our business and operations.

      Decisions by the FCC and state telecommunications regulators will determine some of the terms of our relationships with traditional telecommunications carriers, including the terms and prices of interconnection agreements, and access fees and surcharges on gross revenue from interstate and intrastate services. State telecommunications regulators determine whether and on what terms we will be authorized to operate as a competitive local exchange carrier in their state. In addition, local municipalities may require us to obtain various permits that could increase the cost of services or delay development of our network. Future federal, state and local regulations and legislation may be less favorable to us than current regulations and legislation and may adversely affect our businesses and operations. See "Business-Governmental Regulations."

Our Success Depends on Negotiating and Entering into Interconnection Agreements with Traditional Local Telephone Companies

      We must enter into and renew interconnection agreements with traditional local telephone companies in each market in which we deploy our own DSL equipment. These agreements govern, among other things, the price and other terms regarding our location of equipment in the offices of the traditional local telephone companies, known as central offices, and our lease of copper telephone lines that connect those central offices to our customers. We have entered into agreements with BellSouth, Cincinnati Bell, SBC Communications, Qwest, Sprint, Verizon or their subsidiaries, which govern our relationships in 48 states and the District of Columbia. Delays in obtaining or renewing interconnection agreements would delay our entrance into new markets and could have a material adverse effect on our business and prospects. In addition, disputes have arisen, and will likely arise in the future, regarding the interpretation of these interconnection agreements. These disputes have, in the past, delayed the deployment of our network. Our interconnection agreements generally have limited terms of one to two years and we cannot assure you that new agreements will be negotiated on a timely basis, if at all, or that existing agreements will be extended on terms favorable to us. Interconnection agreements must be approved by state regulators and are also subject to oversight by the FCC and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service and our business and results of operations.

Failure to Negotiate Interconnection Agreements with the Traditional Local Telephone Companies Could Lead to Costly and Lengthy Arbitration Which May Not be Resolved in our Favor

      Under federal law, traditional local telephone companies have an obligation to negotiate with us in good faith to enter into interconnection agreements. If no agreement can be reached, either side may petition the applicable state telecommunications regulators to arbitrate remaining disagreements. Arbitration is a costly and lengthy process that could delay our entry into markets and could harm our ability to compete. Interconnection agreements resulting from arbitration must be approved by state regulators. We cannot assure you that a state regulatory authority would resolve disputes in our favor.

Our Success Depends on Traditional Local Telephone Companies Providing Acceptable Transmission Facilities and Copper Telephone Lines

      We interconnect with and use the networks of traditional local telephone companies to provide services to our customers in the markets where we have deployed our own DSL equipment. In markets where we utilize the local DSL facilities of other carriers to provide our service, those carriers must interconnect with and use the networks of traditional local telephone companies to provide this service. We cannot assure you that these networks will be able to meet the telecommunications needs of our customers or maintain our service standards. We also depend on the traditional local telephone companies to provide and maintain their transmission facilities and the copper telephone lines between our network and our customers' premises. Our dependence on traditional local telephone companies could cause delays in establishing our network and providing our services. Any such delays could have a material adverse effect on our business. We, or the other carrier with which we work, lease copper telephone lines running from the central office of the traditional local telephone companies to each customer's location. In many cases, the copper telephone lines must be specially conditioned by the telephone company to carry digital signals. We may not be able to obtain a sufficient number of acceptable telephone lines on acceptable terms, if at all. Traditional telephone companies often rely on unionized labor and labor-related issues have in the past, and may in the future, adversely affect the services provided by the traditional telephone companies.

Failure to Obtain Additional Space for our DSL Equipment in the Local Telephone Companies' Central Offices in our Markets Could Adversely Affect our Business

      In December 2000, we began to focus our efforts on increasing our penetration of those markets in which we can currently provide service and providing more services. As our penetration of a market increases, we may be required to install additional equipment in the space we rent in the traditional local telephone companies' central offices, known as collocation space. We may not be able to secure additional collocation space in the central offices of our choice on a timely basis or on acceptable terms.

We Compete with the Traditional Local Telephone Companies on Which we Depend

      Most of the traditional local telephone companies, including those created by AT&T's divestiture of its local telephone service business, offer DSL-based services. In addition, these companies also currently offer high-speed data communications services that use other technologies. Consequently, these companies have certain incentives to delay:

      . our entry into, and renewals of, interconnection agreements with them;

      . our access to their central offices to install our equipment and provide our services,

      . providing acceptable transmission facilities and copper telephone lines; and

      .     our introduction and expansion of our services.

Any such delays would negatively impact our ability to implement our business plan and harm our competitive position, business and prospects.

      In addition, the other carriers whose local DSL facilities we utilize in markets where we have not deployed our own DSL equipment also compete with the traditional local telephone companies and rely on these companies for the same facilities and services that we do. Any delay in the provision of acceptable transmission facilities and copper telephone lines provided by the traditional local telephone companies to these carriers which are used in the provision of our service could negatively impact our ability to implement our business plan and harm our competitive position, business and prospects.

      Competition from the traditional local telephone companies offering DSL or other competitive high-speed data communications services in a specific market may adversely impact our ability to obtain customers in that area and harm our competitive position, business and prospects. These companies have established brand names and reputations for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper telephone lines and can bundle digital data services with their existing voice services to achieve a competitive advantage in serving customers. In addition, we depend upon these traditional local telephone companies to provide us access to their central offices and to individual elements of their networks. As a result, they can significantly influence the actual and perceived reliability, quality and timeliness of our services in their service areas. The perceived relative stability of the traditional local telephone companies, particularly in light of the failure of certain competitive telephone companies and the financial and operational issues surrounding other such companies, provides the traditional local telephone companies a significant competitive advantage.

We Depend on Two Long Distance Carriers to Connect our Network

      Data is transmitted across our network via transmission facilities that we lease from WorldCom and AT&T. Failure of these carriers to provide service or to provide quality service may interrupt the use of our services by our customers. The service provided by these carriers has been interrupted in the past, which has affected the services we provide to our customers. We cannot be sure that the WorldCom and AT&T service will not be interrupted in the future.

Intense Competition in the High-Speed Data Communication Services Market May Negatively Affect the Number of our Customers and the Pricing of our Services

      The high-speed data communication services market is intensely competitive. If we are unable to compete effectively, our business, prospects, financial condition and results of operations would be adversely affected. We expect the level of competition to intensify in the future, due, in part, to increasing consolidation in our industry. Our competitors use various high speed communications technologies for local access connections such as integrated services digital network, or ISDN, frame relay, T1, DSL services and wireless, satellite-based and cable networks. We expect significant competition from:

      . Other providers of DSL-based services, including Covad Communications, Network Access Solutions and New Edge Networks;

      . Internet service providers, such as UUNET and EarthLink, which offer high-speed access capabilities, as well as other related products and services;

      . Traditional local telephone companies, including the traditional local telephone companies created by AT&T's divestiture of its local telephone service business, which have begun deploying DSL-based services and which provide other high-speed data communications services;

      . National long distance carriers, such as AT&T, Sprint, Williams and WorldCom, some of which are offering competitive DSL-based services and other high-speed data communications services;

      . Cable modem service providers, such as AT&T, Comcast and RCN, which are offering high-speed Internet access over cable networks; and

      . Providers utilizing alternative technologies, such as wireless and satellite-based data service providers.

      Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger customer bases and substantially greater financial, technical, marketing, management, service support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. See "Business-Competition".

Our Failure to Develop and Maintain Good Relationships with Marketing Partners in a Local Service Market Could Adversely Affect our Ability to Obtain and Retain Customers in that Market

      In addition to marketing through our direct sales force, we rely on relationships with local marketing partners, such as integrators of computer systems and networks and consultants. These partners recommend our services to their clients, provide us with referrals and help us build a local presence in each market. We may not be able to identify, and maintain good relationships with, quality marketing partners and we cannot assure you that they will recommend our services rather than our competitors' services to their customers. Our failure to identify and maintain good relationships with quality marketing partners could have a material adverse effect on our ability to obtain and retain customers in a market and, as a result, our business would suffer.

Uncertain Tax and Other Surcharges on our Services May Increase our Payment Obligations to Federal and State Governments

      Telecommunications providers are subject to a variety of federal and state surcharges and fees on their gross revenues from interstate and intrastate services. These surcharges and fees may be increased and other surcharges and fees not currently applicable to our services could be imposed on us. In either case, the cost of our services would increase and that could have a material adverse effect on our business, prospects, financial condition and results of operations.

A System Failure Could Delay or Interrupt Service to our Customers

      Our operations depend upon our ability to support a highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, computer worms and viruses, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated interruption of service at our owned or leased facilities could cause interruptions in our services. In addition, failure of a traditional telephone company, competitive telecommunications company or other service provider to provide communications capacity or other services that we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in our services. Any damage or failure that causes sustained interruptions in our operations could have a material adverse effect on our business.

A Breach of our Network Security Could Result in Liability to us and Deter Customers From Using our Services

      Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Any of the foregoing problems could result in liability to us and deter customers from using our service. Unauthorized access could jeopardize the security of confidential information stored in the computer systems of our customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers, cause us to incur significant costs to remedy the problem, and divert management's attention. We can provide no assurance that the security measures we have implemented will not be circumvented or that any failure of these measures will not have a material adverse effect on our ability to obtain and retain customers. Any of these factors could have a material adverse effect on our business and prospects.

Our Failure to Adequately Protect our Proprietary Rights May Adversely Affect our Business

      We rely on unpatented trade secrets and know-how to maintain our competitive position. Our inability to protect these secrets and know-how could have a material adverse effect on our business and prospects. We protect our proprietary information by entering into confidentiality agreements with employees and consultants and business partners. These agreements may be breached or terminated. In addition, third parties, including our competitors, may assert infringement claims against us. Any such claims could result in costly litigation, divert management's attention and resources, and require us to pay damages and/or to enter into license or similar agreements under which we could be required to pay license fees or royalties.

We May be Exposed to Liability for Information Carried Over our Network or Displayed on Web Sites that we Host

      Because we provide connections to the Internet and host web sites for our customers, we may be perceived as being associated with the content carried over our network or displayed on web sites that we host. We do not and cannot screen all of this content. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the content carried over our network or displayed on web sites that we host. These types of claims have been brought against providers of online services in the past and can be costly to defend regardless of the merit of the lawsuit. The protection offered by recent federal legislation that protects online services from some claims when the material is written by third parties is limited. Further, the law in this area remains in flux and varies from state to state. We may also suffer a loss of customers or reputational harm based on this content or resulting from our involvement in these legal proceedings.

We May Incur Significant Amounts of Debt in the Future to Implement our Business Plan and, if Incurred, this Indebtedness Will Create Greater Financial and Operating Risk and Limit our Flexibility

      We may seek additional debt financing in the future. We may not be able to repay any future debt. In addition, the terms of any future debt would likely contain restrictive covenants that would limit our ability to incur additional indebtedness and place other operating restrictions on our business. If we incur additional debt, we will be required to devote increased amounts of our cash flow to service indebtedness. This could require us to modify, delay or abandon the capital expenditures and other investments necessary to implement our business plan.


                 Risks Relating to Ownership of our Common Stock

Our Stock Price Could Fluctuate Widely in Response to Various Factors, Many of Which are Beyond our Control

      The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

      . actual or anticipated variations in quarterly operating results or operating statistics;

      . announcements of new products or services by us or our competitors or new competing technologies;

      .     the addition or loss of customers;

      . changes in financial estimates or recommendations by securities analysts;

      . conditions or trends in the telecommunications industry, including regulatory or legislative developments;

      . growth of Internet and on-line commerce usage and the Internet and on-line commerce industries;

      . announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

      .     additions or departures of our key personnel;

      . future equity or debt financings by us or our announcements of such financings; and

      .     general market and economic conditions.

      In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet, technology and telecommunications companies in particular, have experienced large price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

Our Common Stock May be Delisted From the Nasdaq National Market, Which May Have a Material Adverse Impact on the Pricing and Trading of our Common Stock

      Nasdaq Marketplace Rule 4450(a)(5) provides that if the price of the our common stock remains less than $1.00 per share over 30 consecutive trading days, our common stock may be delisted. Our common stock has traded below $1.00 since March 6, 2002. The last trading price of the our common stock on March 28, 2002 was $.79 per share. If the price of our common stock remains less than $1.00 per share over 30 consecutive trading days as required by Nasdaq Marketplace Rule 4450(a)(5), the Nasdaq may commence proceedings to delist our common stock by issuing a notice of failure to comply, commencing a 90 day period during which we may achieve compliance. If our common stock is delisted by the Nasdaq, it will become more difficult to trade or to obtain accurate and timely quotations to trade our common stock. Furthermore, any delisting of our common stock could depress our stock price or result in a decline in the trading market of our common stock.

A Stockholder Group Controls Most Matters Requiring Stockholder Approval, Which Could Have a Material Adverse Effect on the Market Price of our Common Stock.

      A group of private investment funds affiliated with VantagePoint Venture Partners owns of record approximately 34% of our outstanding common stock, 100% of our outstanding series X preferred stock and 73% of the combined voting power of all issued and outstanding DSL.net capital stock as of March 18, 2002. We have agreed to sell an additional 8,531 shares of series Y preferred stock, subject to certain closing conditions, to certain investors after we have obtained stockholder approval of certain proposals to be considered and acted upon at our 2002 annual meeting of stockholders. Even if we sell these shares, VantagePoint will own of record DSL.net capital stock representing approximately 70% of the combined voting power of the issued and outstanding DSL.net capital stock. In addition, as long as at least 50% of the series X preferred stock owned by VantagePoint remains outstanding, the holders of the series X preferred stock are entitled to elect a majority of our board of directors, subject to the provisions of a stockholders' agreement relating to the election of directors. As a result, subject to the special voting rights of the series Y preferred stock and the provisions of the stockholders agreement, VantagePoint can control most matters requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

Certain Provisions of our Charter, By-Laws and Delaware Law Could Make a Takeover Difficult

      Our corporate documents and Delaware law contain provisions that might enable our management to resist a third-party takeover. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders, advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders, and the right of the holders of series X preferred stock to elect a majority of our directors. These provisions might discourage, delay or prevent a change in control by a third-party or a change in our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

      We have no derivative financial instruments in our cash and cash equivalents. We invest our cash and cash equivalents in investment-grade, highly liquid investments, consisting of commercial paper, bank certificates of deposit and corporate bonds.

Item 8.  Financial Statements and Supplementary Data


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of DSL.net, Inc.:


      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DSL.net, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Stamford, CT
February 26, 2002, except for the paragraph in Note 15, as to which the date is March 1, 2002

                                  DSL.net, Inc.

                           CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                   --------------------------
                                                                                       2000           2001
                                                                                   ------------   -----------
                                     ASSETS
Current assets:
Cash and cash equivalents                                                          $ 72,323,911   $19,284,985
Restricted cash                                                                       4,111,071       345,773
Accounts receivable (net of allowances of $1,353,000 and $3,844,148
   at December 31, 2000 and 2001, respectively)                                       3,694,547     5,856,288
Deferred costs                                                                          734,976     1,131,031
Prepaid expenses and other current assets                                             1,711,761     2,235,201
                                                                                   ------------   -----------
Total current assets                                                                 82,576,266    28,853,278

Fixed assets, net  (Note 3)                                                          83,272,045    36,860,674
Goodwill and other intangible assets  (Note 5)                                       26,628,577    14,741,019
Other assets                                                                          2,329,033       568,931
                                                                                   ------------   -----------
Total assets                                                                       $194,805,921   $81,023,902
                                                                                   ============   ===========

                 LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
                    PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                                                   $ 13,185,650   $ 4,326,642
Accrued salaries                                                                      1,577,997       907,444
Accrued liabilities (Note 13)                                                        14,156,468     9,635,427
Deferred revenue                                                                      2,353,910     3,965,804
Current portion of capital leases payable (Note 7)                                    3,037,369     2,902,267
Bridge loan payable (Note 6)                                                                 --     3,531,000
Current portion of term loan payable (Note 6)                                         1,502,449            --
                                                                                   ------------   -----------
Total current liabilities                                                            35,813,843    25,268,584

Capital leases payable  (Note 7)                                                      7,439,949     4,560,492
Term loan payable  (Note 6)                                                           2,134,690            --
                                                                                   ------------   -----------
Total liabilities                                                                    45,388,482    29,829,076
Commitments and contingencies (Note 7)

Preferred stock:  20,000,000 preferred shares authorized (Note 9)
   20,000 shares designated as Series X, mandatorily redeemable, convertible preferred stock, $.001 par value, no shares and 10,000 shares ($0 and
   $10,115,233 liquidation preference) issued and outstanding as of December 31,
   2000 and 2001, respectively                                                               --       435,930

   15,000 shares designated as Series Y, mandatorily redeemable, convertible preferred stock, $.001 par value, no shares and 6,469 shares ($0 and $6,475,380 liquidation preference) issued and outstanding as of December 31, 2000 and
   2001, respectively                                                                        --        34,356

 Stockholders' equity  (Note 9)
 Common stock, $.0005 par value; 200,000,000 shares authorized; 66,002,808 and
    64,851,462 shares issued and outstanding                                             33,001        32,426
 Additional paid-in capital                                                         286,258,257   300,756,586
 Deferred compensation                                                               (3,930,723)   (1,667,694)
 Accumulated deficit                                                               (132,943,096) (248,396,778)
                                                                                   ------------   -----------
 Total stockholders' equity                                                         149,417,439    50,724,540
                                                                                   ------------   -----------
 Total liabilities, mandatorily redeemable convertible preferred stock and
    stockholders' equity                                                           $194,805,921   $81,023,902
                                                                                   ============   ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  DSL.net, Inc.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Years ended December 31,
                                                               ----------------------------------------------
                                                                   1999            2000             2001
                                                               ------------    -------------    -------------
Revenue                                                        $  1,312,546    $  17,789,410    $  41,969,411

Operating expenses:
Network and operations (including $369,922, $412,717 and
    ($124,113) of stock compensation, respectively)               7,983,364       63,123,716       90,078,580
General and administrative (including $3,058,037, $1,805,703
    and $449,320 of stock compensation, respectively)             7,826,052       19,780,177       25,678,878
Sales and marketing (including $695,495, $973,802 and
    $876,511 of stock compensation, respectively)                 7,543,191       26,236,619       14,064,589
Depreciation and amortization                                     1,831,331       21,132,583       28,042,645
                                                               ------------    -------------    -------------
Total operating expenses                                       $ 25,183,938    $ 130,273,095    $ 157,864,692
                                                               ------------    -------------    -------------
Operating loss                                                 $(23,871,392)   $(112,483,685)   $(115,895,281)

Interest income, net                                              1,889,312        6,729,657          455,033
Other expense, net                                                   (6,233)          (9,120)         (13,434)
                                                               ------------    -------------    -------------
Net loss                                                       $(21,988,313)   $(105,763,148)   $(115,453,682)
                                                               ============    =============    =============
Net loss applicable to common stockholders:
    Net loss                                                    (21,988,313)    (105,763,148)    (115,453,682)
    Exchange of preferred stock                                 (11,998,000)              --               --
    Dividends on preferred stock                                         --               --         (121,613)
    Accretion of preferred stock                                         --               --         (348,673)
                                                               ------------    -------------    -------------
       Net loss applicable to common stockholders              $(33,986,313)   $(105,763,148)   $(115,923,968)
                                                               ============    =============    =============
 Net loss per share, basic and diluted                         $      (2.05)   $       (1.75)   $       (1.81)
                                                               ============    =============    =============
Shares used in computing net loss per share, basic and
   diluted                                                       16,549,535       60,593,437       63,938,960
                                                               ============    =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  DSL.net, Inc.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   Preferred Stock          Common Stock
                                                  ------------------   -----------------------
                                                  Shares     Amount      Shares        Amount
                                                  -------    -------   -----------    --------

Balance at December 31, 1998                           --    $    --    16,795,800    $  8,398
Issuance of warrants                                   --         --            --          --
Deferred compensation - restricted stock               --         --            --          --
Stock compensation                                     --         --       436,256         218
Deferred compensation - stock options                  --         --            --          --
Amortization of deferred compensation                  --         --            --          --
Issuance of warrants                                   --         --            --          --
Surrender of common stock                              --         --    (3,102,256)     (1,551)
Acceleration associated with surrender                 --         --            --          --
Exchange of redeemable preferred stock                 --         --            --          --
Notes receivable from officers                         --         --            --          --
Repayment of notes receivable from officers            --         --            --          --
Issuance of common stock - stock options               --         --       116,635          58
Issuance of common stock, net of issuance costs        --         --     8,226,000       4,113
Issuance of and conversion of redeemable
  preferred stock into common stock                    --         --    35,909,761      17,955
Net loss                                               --         --            --          --
                                                  -------    -------   -----------    --------
Balance at December 31, 1999                           --    $    --    58,382,196    $ 29,191
Deferred compensation - cancelled stock
  options                                              --         --            --          --
Amortization of deferred compensation                  --         --            --          --
Issuance of common stock - warrants                    --         --       102,737          51
Issuance of common stock - employee stock
  purchase plan                                        --         --        29,741          14
Issuance of common stock - stock options               --         --     1,451,742         727
Issuance of common stock, net of issuance costs        --         --     5,750,000       2,875
Issuance of common stock - Vector Internet
  Services, Inc. acquisition                           --         --       286,392         143
Net loss                                               --         --            --          --
                                                  -------    -------   -----------    --------
Balance at December 31, 2000                           --    $    --    66,002,808    $ 33,001
Deferred compensation - cancelled stock
  options                                              --         --            --          --
Amortization of deferred compensation                  --         --            --          --
Repurchase of common stock                             --         --    (1,538,503)       (769)
Issuance of common stock - employee stock
  purchase plan                                        --         --        25,383          13
Issuance of common stock - stock options               --         --       361,774         181
Beneficial conversion feature of Series X
  and Series Y preferred stock, net of
  issuance costs                                       --         --            --          --
Accrued dividends on preferred stock                   --         --            --          --
Accretion of Series X mandatorily redeemable
  preferred stock to redemption value                  --         --            --          --
Accretion of Series Y mandatorily redeemable
  preferred stock to redemption value                  --         --            --          --
Net loss                                               --         --            --          --
                                                  -------    -------   -----------    --------
Balance at December 31, 2001                           --    $    --    64,851,462    $ 32,426
                                                  =======    =======   ===========    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  DSL.net, Inc.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Continued)

                                                                   Notes
                                                 Additional     Receivable
                                                  Paid-In          from          Deferred        Accumulated
                                                  Capital        Officers      Compensation        Deficit           Total
                                               -------------    -----------    ------------     -------------    -------------

Balance at December 31, 1998                   $   2,465,374    $        --     $         --     $  (2,789,637)   $    (315,865)
Issuance of warrants                               1,155,000             --               --                --        1,155,000
Deferred compensation - restricted stock           3,733,854             --       (3,733,854)               --               --
Stock compensation                                   602,369             --               --                --          602,587
Deferred compensation - stock options             13,928,591             --      (13,928,591)               --               --
Amortization of deferred compensation                     --             --        2,350,325                --        2,350,325
Issuance of warrants                                 112,000             --               --                --          112,000
Surrender of common stock                           (778,087)            --          779,638                --               --
Acceleration associated with surrender                    --             --        1,170,542                --        1,170,542
Exchange of redeemable preferred stock           (10,750,757)            --               --        (2,401,998)     (13,152,755)
Notes receivable from officers                            --             --         (999,911)               --         (999,911)
Repayment of notes receivable from officers               --             --          999,911                --          999,911
Issuance of common stock - stock options               4,315             --               --                --            4,373
Issuance of common stock, net of issuance
  costs                                           55,718,285             --               --                --       55,722,398
Issuance of and conversion of redeemable
  preferred stock into common stock               75,054,639             --               --                --       75,072,594
Net loss                                                  --             --               --       (21,988,313)     (21,988,313)
                                               -------------    -----------     ------------     -------------    -------------
Balance at December 31, 1999                   $ 141,245,583    $        --     $(13,361,940)    $ (27,179,948)   $ 100,732,886
Deferred compensation - cancelled stock
  options                                         (6,238,995)            --        6,238,995                --               --
Amortization of deferred compensation                     --             --        3,192,222                --        3,192,222
Issuance of common stock - warrants                      (51)            --               --                --               --
Issuance of common stock - employee stock
  purchase plan                                      182,704             --               --                --          182,718
Issuance of common stock - stock options             851,259             --               --                --          851,986
Issuance of common stock, net of issuance
  costs                                          141,248,935             --               --                --      141,251,810
Issuance of common stock -
  Vector Internet Services, Inc. acquisition       8,968,822             --               --                --        8,968,965
Net loss                                                  --             --               --      (105,763,148)    (105,763,148)
                                               -------------    -----------     ------------     -------------    -------------
Balance at December 31, 2000                   $ 286,258,257    $        --     $ (3,930,723)    $(132,943,096)   $ 149,417,439
Deferred compensation - cancelled stock
  options                                           (674,670)            --          674,670                --               --
Amortization of deferred compensation                     --             --        1,201,718                --        1,201,718
Repurchase of common stock                          (385,872)            --          386,641                --               --
Issuance of common stock - employee stock
  purchase plan                                       29,993             --               --                --           30,006
Issuance of common stock - stock options              19,292             --               --                --           19,473
Beneficial conversion feature of Series X
  and Series Y preferred stock, net of
  issuance costs                                  15,979,872             --               --                --       15,979,872
Accrued dividends on preferred stock                (121,613)            --               --                --         (121,613)
Accretion of Series X mandatorily
  redeemable preferred stock to redemption
  value                                             (320,697)            --               --                --         (320,697)
Accretion of Series Y mandatorily
  redeemable preferred stock to redemption
  value                                              (27,976)                                                           (27,976)
Net loss                                                  --             --               --      (115,453,682)    (115,453,682)
                                               -------------    -----------     ------------     -------------    -------------
Balance at December 31, 2001                   $ 300,756,586    $        --     $ (1,667,694)    $(248,396,778)   $  50,724,540
                                               =============    ===========     ============     =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  DSL.net, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years ended December 31,
                                                                              -----------------------------------------------
                                                                                   1999             2000             2001
                                                                              -------------    -------------    -------------
     Cash flows from operating activities:
     Net loss                                                                 $ (21,988,313)   $(105,763,148)   $(115,453,682)

     Reconciliation of net loss to net cash provided by (used in) operating activities:
           Depreciation and amortization                                          1,831,331       21,132,583       28,042,645
           Bad debt expense                                                          62,819          700,000        2,996,096
           Sales credits and allowances                                                  --          590,496        1,498,498
           Amortization of deferred debt issuance costs                              41,978           58,299           86,259
           Stock compensation expense                                             4,123,454        3,192,222        1,201,718
           Restructuring charges for write-down of fixed assets                          --        1,416,816       29,627,771
           Impairment charges for write-down of goodwill and investment                  --               --        4,455,397
           Loss on sale/write-off of fixed assets                                        --               --          361,068
           (Increase) / decrease in other assets                                   (578,145)      (1,055,846)       1,260,101
           Net changes in current assets and liabilities:
              (Increase) in accounts receivable                                    (320,149)      (4,219,149)      (6,656,335)
              (Increase) / decrease in prepaid and other current assets            (943,888)      (1,052,000)         221,992
              Increase / (decrease) in accounts payable                           8,624,119        2,054,260       (8,859,006)
              Increase / (decrease) in accrued salaries                             848,841          729,156         (670,553)
              Increase / (decrease) in accrued liabilities                        1,831,119        5,676,441       (2,713,422)
              Increase in deferred revenue                                          124,114        1,554,131        1,611,894
                                                                              -------------    -------------    -------------
     Net cash used in operating activities                                       (6,342,720)     (74,985,739)     (62,989,559)
                                                                              -------------    -------------    -------------
     Cash flows from investing activities:
           Purchases of property and equipment                                  (33,811,121)     (55,942,721)      (5,344,788)
           Proceeds from sales of property and equipment                                 --               --          456,134
           (Purchases) / sales of marketable securities                         (13,274,183)      13,274,183               --
           Acquisitions of businesses and customer lines                         (1,575,508)     (13,548,674)      (1,797,328)
           Other investments                                                             --         (500,001)              --
           (Increase) / decrease in restricted cash                                (602,960)      (3,508,111)       3,765,298
                                                                              -------------    -------------    -------------
     Net cash used in investing activities                                      (49,263,772)     (60,225,324)      (2,920,684)
                                                                              -------------    -------------    -------------
     Cash flows from financing activities:
           Proceeds from equipment credit facility                                1,355,036        2,921,870               --
           Proceeds from common stock issuance, net of issuance costs            55,722,398      141,251,810               --
           Proceeds from preferred stock issuance and bridge loan, net of
               issuance costs                                                    62,724,823               --       19,510,872
           Proceeds from issuance of common stock for stock option
               exercises and employee stock purchase plan                             4,373        1,034,704           49,479
           Proceeds from equipment notes / leases payable                         1,762,754               --               --
           Principal payments under notes and capital lease obligations            (427,070)      (3,248,711)      (6,689,034)
                                                                              -------------    -------------    -------------
     Net cash provided by financing activities                                  121,142,314      141,959,673       12,871,317
                                                                              -------------    -------------    -------------

     Net increase / (decrease) in cash and cash equivalents                      65,535,822        6,748,610      (53,038,926)
     Cash and cash equivalents at beginning of period                                39,479       65,575,301       72,323,911
                                                                              -------------    -------------    -------------
     Cash and cash equivalents at end of period                               $  65,575,301    $  72,323,911    $  19,284,985
                                                                              =============    =============    =============
     Supplemental disclosure:
     Cash paid: interest                                                      $     172,380    $   1,477,168    $   1,372,308
                                                                              =============    =============    =============
     Fixed assets financed under capital leases                               $   1,561,289    $  10,292,727    $          --
                                                                              =============    =============    =============
     Fixed asset purchases included in accounts payable                       $   7,179,912    $   8,136,269    $     455,263
                                                                              =============    =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 DSL.net, Inc.
                 Notes to Consolidated Financial Statements

1.    Formation and Operations of the Company

      DSL.net, Inc. (the "Company") was incorporated in Delaware on March 3, 1998 and operations commenced March 28, 1998. The Company provides dedicated high-speed digital communications and Internet access and related services, primarily using digital subscriber line (DSL) technology. During the period from inception until June 30, 1999, the Company was considered a development stage company in accordance with Statement of Financial Accounting Standard No. 7.

      The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2001, the Company incurred operating losses of $115,895,281 and negative operating cash flows of $62,989,559 that were financed primarily by proceeds from equity issuances. The Company had accumulated deficits of $132,943,096 and $248,396,778 at December 31, 2000 and 2001, respectively. The Company expects its operating losses and net cash outflows to continue into 2002.

      As reflected in the accompanying financial statements, in December 2000, the Company initiated a new business plan strategy to reduce its losses and to conserve its cash. The Company implemented its plan by undertaking various restructuring actions (Note 14). The Company successfully completed rounds of private equity financing totaling approximately $20 million in the fourth quarter of 2001 (Note 9) and $10 million in March 2002 (Note 15). The Company believes that its existing cash and short-term investments, cash expected to be generated from operations, and equity financing, will be sufficient to fund its operating losses, capital expenditures, lease payments and working capital requirements through the first quarter 2003 and beyond, until it achieves cash flow positive status, based on its current business plans and projections, as approved by the Company's board of directors. The Company intends to use these cash resources to finance its capital expenditures and for working capital and other general corporate purposes. The Company may also use a portion of these cash resources to acquire complementary businesses, customers or other assets. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including market acceptance of the Company's services, revenue growth, planned capital expenditures, cash generated from operations, improvements in operating productivity, the extent and timing of entry into new markets and availability and prices paid for acquisitions. Failure to generate sufficient revenues, contain certain discretionary spending or achieve certain other business plan objectives, could have a material adverse affect on the Company's results of operations and financial postion.

2.    Summary of Significant Accounting Policies

      Significant accounting policies followed in the preparation of these financial statements are as follows:

Principles of Consolidation

      The accompanying consolidated financial statements include the transactions and balances of DSL.net, Inc. and its wholly owned subsidiaries, including DSLnet Communications Delaware, Inc., DSLnet Communications, LLC, DSLnet Communications VA, Inc., Tycho Networks, Inc. and Vector Internet Services, Inc. All material intercompany transactions and balances have been eliminated.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes, and frequent new product introductions, all of which could impact the future value of the Company's assets and liabilities.

Cash Equivalents and Marketable Securities

      The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Restricted Cash

      Restricted cash at December 31, 2000 and 2001 of $4,111,071 and $345,773, respectively, represented cash restricted primarily for future amounts due in connection with our acquisitions, subject to any post-closing adjustments.

Concentration of Credit Risk and Concentration of Data Transmission Service Providers

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base.

      Data is transmitted across the Company's network via transmission facilities that the Company leases from WorldCom and AT&T. Failure of these carriers to provide service or to provide quality service may interrupt the use of the Company's services by its customers. There can be no assurance that the WorldCom and AT&T service will not be interrupted in the future.

      In certain markets where the Company has not deployed its own DSL equipment, the Company utilizes local DSL facilities from wholesale providers, including Covad Communications, Inc., in order to provide service to its end-user customers. These wholesale providers may terminate their service with little or no notice. The failure of Covad or any of the Company's other wholesale providers to provide acceptable service could have a material adverse effect on the Company's operations.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


Fixed Assets

      Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which are five years for network equipment (except for routers and modems, which are three years), three years for computer equipment, five years for furniture, fixtures and office equipment and three years for capitalized software and vehicles. Leasehold improvements are amortized over the shorter of the term of the related lease or the useful life of the asset. Collocation space improvements represent payments to carriers for infrastructure improvements within their central offices to allow the Company to install its equipment, which allows the Company to interconnect with the carrier's network. These payments are being amortized over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. The Company also installs its equipment at customer locations to enable connections to its network.

      The Company, in accordance with AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1"), capitalizes certain costs incurred in the development of internal use software. Internal use software has an estimated useful life of three years.

      Upon disposal of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in earnings. Fully depreciated assets are not removed from the accounts until physical disposition.

Goodwill and Other Intangible Assets

      Goodwill and other intangible assets are amortized on a straight-line basis over the estimated future periods to be benefited, ranging from two to five years. In addition, goodwill and other intangible assets are reviewed for impairment quarterly, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted cash flows of the business acquired. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. With the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 effective January 1, 2002, the Company will no longer amortize goodwill (see "Recently Issued Accounting Pronouncements" below).

Other Assets

      Other assets include refundable deposits held as security on certain lease obligations and other long term investments. As of December 31, 2000, and 2001, refundable deposits were $1,829,032 and $568,931, respectively, and long term investments were $500,001 and $0, respectively.

Income Taxes

      The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

carrying amounts and the tax basis of assets and liabilities and net operating loss carryforwards, all calculated using presently enacted tax rates.

Revenue Recognition

      The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, (SAB No. 101) "Revenue Recognition in Financial Statements" which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees.

      Revenue is recognized pursuant to the terms of each contract on a monthly service fee basis. Revenue that is billed in advance of the services provided is deferred until the services are rendered. Revenue related to installation charges is also deferred and amortized to revenue over eighteen months, the estimated life of the customer relationship. Related direct costs incurred (up to the amount of deferred revenue) are also deferred and amortized to expense over eighteen months, and any excess direct costs over installation revenue is charged to expense as incurred. The Company, in certain instances, negotiates sales credits and allowances for service related matters. The Company establishes a reserve for such credits based on historical experience.

Allowance for Doubtful Accounts

      The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company sells its services directly to end users mainly consisting of small to medium sized businesses, as opposed to selling to Internet service providers who then resell such services and consequently, believes that it does not have significant exposure or concentrations of credit risk with respect to any given customer. However, if the country or any region the Company serves, experiences an economic downturn, the financial condition of the Company's customers could be adversely affected, which could result in their inability to make payments to it. This could require additional provisions for allowances. In addition, a negative impact on revenue related to those customers may occur.

Long-Lived Assets

      SFAS No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of," requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets.

Stock Compensation

      The Company applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its stock option plans and stock awards with the disclosure provisions of SFAS No. 123. Under APB No. 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


over the vesting period. The Company accounts for equity instruments issued to non-employees in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

      Stock compensation expense includes amortization of deferred compensation and charges related to stock grants. Stock compensation expense for the years ended December 31, 1999, 2000 and 2001 totaled approximately $4,123,000, $3,192,000, and $1,202,000, respectively.

Earnings (Loss) Per Share

      The Company computes net loss per share pursuant to SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's preferred stock.

      The following options, warrants and convertible preferred stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive for all periods presented:

                                                   Shares of Common Stock
                                            ------------------------------------
                                                        December 31,
                                            ------------------------------------
                                              1999         2000          2001
                                            ---------    ---------    ----------
Options to purchase common stock .......    5,874,302    7,318,612    13,877,394
Warrants to purchase common stock ......      194,556       83,314        83,314
Preferred Series X stock convertible to
     common stock ......................           --           --    55,555,556
Preferred Series Y stock convertible to
     common stock*......................           --           --    12,938,000
                                            ---------    ---------    ----------
     Total .............................    6,068,858    7,401,926    82,454,264
                                            ---------    ---------    ----------

* These shares were issued on December 28, 2001, and will become convertible into common stock upon approval by the stockholders of an increase in the number of authorized shares of common stock to at least 250,000,000 shares.

Comprehensive Income

      The Company has adopted the accounting treatment prescribed by SFAS No. 130, "Comprehensive Income." The adoption of this statement had no material impact on the Company's financial statements for the periods presented.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

Reclassifications

      Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

Recently Issued Accounting Pronouncements

      During fiscal 2000, the Company adopted the revenue recognition guidelines of SAB No. 101, which changed the manner in which the Company recognizes installation revenue and related direct costs. The cumulative effect of adoption of SAB No. 101 resulted in deferral of installation revenue and related direct costs of approximately $176,000 at January 1, 2000. The effect of the adoption for the year ended December 31, 2000, resulted in a deferral of installation revenue and related direct costs of approximately $735,000. The adoption of SAB No. 101 had no impact on net income.

      The following table sets forth the unaudited pro forma impact of SAB No. 101 adoption on previously reported quarterly revenue at December 31, 1999 and the unaudited revenue as adjusted for each quarter of the year 2000:

                                       Revenue as               Effect of               Revenue
       Quarter Ended               Originally Reported         SAB No. 101            as Adjusted
       -------------               -------------------         -----------            -----------
December 31, 1999                      $    810,881            $  (101,413)           $    709,468
March 31, 2000                            1,737,306               (333,176)              1,404,130
June 30, 2000                             3,785,626               (279,760)              3,505,866
September 30, 2000                        5,860,857                (97,128)              5,763,729
December 31, 2000                      $  7,140,599            $   (24,914)           $  7,115,685

      In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 requires companies to account for acquisitions entered into after June 30, 2001 using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be recorded separately from goodwill. This criterion is to be applied to business combinations completed after June 30, 2001. SFAS No. 142 sets forth the accounting for goodwill and intangible assets after the completion of a business acquisition. Goodwill will no longer be amortized, but rather, tested for impairment by comparing the asset's fair value to its carrying value. SFAS No. 142 is effective January 1, 2002.

      The adoption of SFAS No. 141 is not expected to have a material impact on the Company's financial position or results of operations.

      In accordance with SFAS No. 142, the Company will cease to amortize $8,482,394 of goodwill. The Company recorded approximately $2,483,732 of amortization pertaining to this goodwill during 2001 and would have recorded an equal amount in 2002. In lieu of amortization, the Company is required to make an initial impairment review of its goodwill in 2002 and an

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


annual impairment review thereafter. The Company expects to complete its initial review during the first quarter of 2002. The Company does not expect the results of its review to have a material impact on its results of operations.

      In June 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS No. 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs that result from the acquisition, construction or development and normal operation of a long-lived asset. Upon initial recognition of a liability for an asset retirement obligation, SFAS No. 143 requires an increase in the carrying amount of the related long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the asset's useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

      In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets to be Disposed of" and supercedes and amends certain other accounting pronouncements. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while resolving significant implementation issues associated with SFAS No. 121. Among other things, SFAS No. 144 provides guidance on how long-lived assets used as part of a group should be evaluated for impairment, establishes criteria for when long-lived assets are held for sale, and prescribes the accounting for long-lived assets that will be disposed of other than by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

3.    Fixed Assets

                                                              December 31,
                                                      --------------------------
                                                          2000          2001
                                                      ------------   -----------
Network and computer equipment......................  $ 56,423,741   $35,358,514
Furniture, fixtures, office equipment and software..    16,892,409    18,372,726
Vehicles............................................       148,257       175,693
Collocation costs...................................    28,518,456    12,356,680
                                                      ------------   -----------
                                                       101,982,863    66,263,613
Less-accumulated depreciation and amortization.....     18,710,818    29,402,939
                                                      ------------   -----------
                                                      $ 83,272,045   $36,860,674
                                                      ============  ============

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


      As of December 31, 2000 and 2001, the recorded cost of equipment under capital lease was $12,312,838 and $11,242,703, respectively. Accumulated depreciation for this equipment under capital lease was $2,172,518 and $4,637,658 at December 31, 2000 and 2001, respectively.

      As of December 31, 2000 and 2001, the Company had capitalized computer software costs of $9,665,735 and $9,904,185, respectively, and had recorded accumulated amortization expense related to these costs of $2,819,057 and $6,073,054, respectively.

      Depreciation and amortization expense related to fixed assets was $1,782,003, $16,975,382 and $20,117,967 for the years ended December 31, 1999,
2000 and 2001, respectively.

4.    Acquisitions

      On December 1, 1999, the Company acquired Tycho Networks, Inc ("Tycho"), a Santa Cruz, California based provider of Internet access, web hosting and related services throughout central coastal California. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The approximate purchase price, including transaction costs,was $3,392,000. The purchase price was recorded as goodwill and was amortized on a straight-line basis over its estimated useful life of five years. During 2001, the remaining unamortized goodwill balance was determined to be impaired and written off (Note 5). The results of the acquired operations of Tycho have been included in the consolidated results of the Company from the date of acquisition.

      On April 3, 2000, the Company acquired certain assets and liabilities of Trusted Net Media Holdings, LLC ("Trusted Net"). The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The approximate purchase price including transaction costs was $2,650,000. The purchase price was recorded as goodwill and was amortized on a straight-line basis over its estimated useful life of five years. During 2001, the remaining unamortized goodwill balance was determined to be impaired and written off (see Note 5). The results of the acquired operations of Trusted Net have been included in the consolidated results of the Company from the date of acquisition.

      On May 26, 2000, the Company acquired Vector Internet Services, Inc. ("VISI"), an Internet solutions provider based in Minneapolis, Minnesota. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The approximate purchase price including transaction costs was $20,421,000. The purchase consideration of the assets acquired and liabilities assumed was allocated based on the fair values as follows: net assets acquired, $130,000; customer base, $7,878,000; and goodwill, $12,413,000. The customer base was valued based on the expected future net cash flows from customers discounted back to the present value taking into account the expected life cycle of the customer relationships. This amount is being amortized on a straight-line basis over its estimated useful life of three years. The excess of the purchase price over the net identifiable assets has been recorded as goodwill and amortized on a straight-line basis over its estimated useful life of five years. The results of the VISI operations have been included in the consolidated results of the Company from the date of acquisition.

      In December 2000, the Company announced that it would be participating in the Covad Communications, Inc. ("Covad") Safety Net program. The program provides customers of

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


certain Internet Service Providers ("ISP's"), whose underlying DSL connection is provided by Covad, an opportunity to maintain their DSL service while switching ISP's. The program was available to customers of financially distressed ISP's who felt their current ISP could no longer adequately provide service to them. Under the program, Covad made referrals to DSL.net for a fee and subsequently assisted with migrating the customer's service to DSL.net. During 2001, the Company acquired approximately 1,100 customer lines referred by Covad under the Covad Safety Net program, for aggregate fees of approximately $696,000. These customer line acquisitions were accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the customer lines acquired based on their estimated fair values at the date of acquisition. This amount is being amortized on a straight-line basis over two years.

      On December 1, 2000, the Company acquired certain assets of Exario Networks, Inc. ("Exario"). The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values at the date of acquisition. The approximate purchase price was $4,563,000, including transaction costs and amounts due to Exario after the closing of approximately $1,561,000 (the "Holdback Amount"). The purchase consideration for the assets acquired from Exario, was allocated based on the fair values of such assets, approximately as follows: net assets acquired, $57,000; and Exario customer base, $4,506,000. The customer base was valued based on the expected future net cash flows from customers discounted back to the present value taking into account the expected life of the customer relationships.

      On April 26, 2001, the Company gave notice to Exario of its intent to pursue an indemnity claim against the Holdback Amount in accordance with the provisions of the Asset Purchase Agreement, dated as of December 1, 2000, between Exario and the Company. The claim, originally estimated at $1,458,000 and subsequently modified to a final settlement amount of $1,415,000, related primarily to a request by the Company for reimbursement of the purchase price paid for those certain customer lines acquired from Exario that were on the NorthPoint Communications' network, which ceased operations during the first half of 2001.

      During the first quarter of 2001, the Company reduced the estimated useful life of the Exario customer lines, originally estimated at four years, to two years and accordingly is amortizing the cost of those customer lines on a straight-line basis over two years.

      In June 2001, the Company reduced the value of the intangibles related to the Exario customer base by approximately $1,415,000 to approximately $3,091,000. In September 2001, the value of the intangibles related to the Exario customer base was further reduced to approximately $3,001,000. These reductions related primarily to the customers who were formerly served by NorthPoint Communications and who were the subject of the Company's settled indemnity claim.

      During the quarter ended June 30, 2001, the Company entered into agreements with Covad and Zyan Communications, Inc. ("Zyan"), a California-based ISP which had filed for bankruptcy protection; affording the Company the right to acquire up to 4,800 Zyan customer lines whose wholesale circuit connections were being supported by Covad. In accordance with the Covad agreement, the anticipated purchase price of $1,467,000 for these Zyan lines was escrowed at closing and restricted as of June 30, 2001. Ultimately, the Company was able to contract for service with and acquire approximately 2,800 former Zyan customers, for a purchase price of approximately $1,075,000 and as of December 31, 2001 the remaining escrow balance of approximately $392,000 had been returned to the Company. These Zyan customer line acquisitions were accounted for under the purchase method of accounting and, accordingly, the

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


purchase price was allocated to customer lines acquired based on their estimated fair values at the date of acquisition. This amount is being amortized on a straight-line basis over two years.

      The following table sets forth the unaudited pro forma consolidated financial information of the Company, giving effect to the acquisition of Tycho, the acquisition of VISI, the acquisition of certain assets of Exario, the acquisition of end users under the Covad Safety Net program, and the acquisition of certain former Zyan customers pursuant to the Zyan and Covad transactions summarized above, as if the transactions occurred at the beginning of the periods presented. Inclusion of Trusted Net's results would not materially change the reported pro forma results:

                                                                    Year Ended December 31,
                                                       -----------------------------------------------
                                                            1999            2000              2001
                                                       -------------   --------------   --------------
Pro forma revenue                                      $ 19,055,299    $  33,691,494    $  45,846,766
Pro forma operating loss                                (29,203,026)    (113,201,285)    (114,449,631)
Pro forma net loss                                      (27,319,947)    (106,480,748)    (114,008,032)
Pro forma net loss applicable to common stockholders   $(39,536,947)   $(106,527,748)   $(114,478,318)
Pro forma net loss per share, basic and diluted        $      (2.35)   $       (1.75)   $       (1.79)
Shares used in computing pro forma net loss
     per share, basic and diluted                        16,835,927       60,712,751       63,938,960

            The pro forma results are not necessarily indicative of the actual results of operations that would have been obtained had the acquisitions taken place at the beginning of the respective periods or the results that may occur in the future.

5.    Goodwill and Other Intangible Assets

            In June, 2001, a goodwill impairment analysis was performed on the Company's recorded goodwill for Tycho and Trusted Net by comparing the carrying value of the goodwill with the expected future net cash flows generated over the remaining useful life of the assets. Since the carrying value was more than the expected future net cash flows, the goodwill was reduced by approximately $3,155,000 to the net present value of the expected future net cash flows. Of this amount, $2,124,000 related to a reduction in the goodwill for the Company's acquisition of Tycho and $1,031,000 related to a reduction in the goodwill for the Company's acquisition of certain assets of Trusted Net (Note 14).

            In September, 2001, a goodwill impairment analysis was again performed on the Company's recorded goodwill for Tycho and Trusted Net by comparing the carrying value of the goodwill with the expected future net cash flows generated over the remaining useful life of the assets. As a result of this analysis, expected future net cash flows were determined to be insignificant and, as the carrying value was more than these expected future net cash flows, the balance of goodwill of approximately $800,000 was written off. Of this amount, approximately $170,000 and $630,000 pertained to reductions in the goodwill of Tycho and Trusted Net, respectively (Note 14).

            The following table shows the unamortized balances of goodwill and other intangible assets:

                              December 31,
                      -------------------------
                          2000         2001
                      -----------   -----------
Goodwill, net         $15,821,103   $ 8,482,394
Customer lists, net    10,758,547     6,258,625
Other intangibles          48,927            --
                      -----------   -----------
                      $26,628,577   $14,741,019
                      ===========   ===========

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


      Amortization expense of goodwill and other intangible assets for the years ended December 31, 1999, 2000 and 2001 was $63,306, $4,179,155 and 7,924,678,
respectively. Accumulated amortization at December 31, 1999, 2000 and 2001, was $63,306, $4,242,461 and $10,321,738, respectively.

      In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", which became effective in 2002, the Company will cease to amortize approximately $8,482,400 of goodwill. The Company recorded approximately $2,483,700 of amortization on this amount during 2001 and would have recorded an equal amount in 2002. In lieu of amortization, the Company is required to make an initial impairment review of its goodwill in 2002 and an annual impairment review thereafter. The Company expects to complete its initial review during the first quarter of 2002. The Company does not expect the results of its review to have a material impact on its results of operations.

6. Debt

      In May 1999, the Company entered into a secured credit facility (the "Credit Facility") with a bank to provide up to $5,000,000 for the purchase of telecommunications and office equipment and vehicles. The Credit Facility expired in May 2000 and converted to a term loan payable over 36 months. The Credit Facility bore interest on outstanding borrowings at 1% over the higher of the bank's prime rate or the federal funds rate plus 0.5%. As of December 31, 2000 and July 31 2001, amounts outstanding under this line of credit bore interest at annual rates of 10.5% and 7.75%, respectively. The Credit Facility was secured by a lien on certain equipment and vehicles owned by the Company located at its principal office, and imposed certain financial and other covenants requiring the Company to maintain certain financial ratios and limited new indebtedness, the creation of liens, types of investments, mergers, consolidations and the transfer of all or substantially all of the Company's assets. As of December 31, 2000, there was approximately $3,545,000 outstanding on this term loan. In April 2001, the Company and the bank amended the term loan. The financial covenants relating to the maintenance of certain financial ratios were eliminated in their entirety, the maturity date of the loan was accelerated to August 1, 2001 and certain certificates of deposit equal to the outstanding loan amount were pledged as additional collateral. On August 1, 2001, the Company settled its outstanding loan obligation in full and approximately $37,000 in unamortized deferred costs were written off. Financing costs associated with the Credit Facility of approximately $83,900 were deferred over the four-year life of the facility and term loan. Amortization expense related to the deferred costs for the years ended December 31, 2000 and 2001 was approximately $20,967 and approximately $48,927, respectively.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

      In December 2001, in conjunction with the Company's sale of Series Y Preferred Stock, the Company issued a short-term note for proceeds of $3,531,000 to the Series Y Preferred Stock Stockholders (Note 9).

7.    Commitments and Contingencies

Leases

      Rent expense under operating leases was approximately $721,000, $2,726,000, and $1,918,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

      The Company leases space in several buildings, which are used for office and network operations facilities. The Company is obligated under various building leases and capital equipment leases, primarily for its network and computer equipment, which expire at different times through March 2005.

      The future minimum annual lease payments under the terms of such non-cancelable leases as of December 31, 2001 are as follows:

                          Operating                    Capital
                            Leases                      Leases
                         -----------                 -----------
 2002                    $ 2,899,042                 $ 3,646,180
 2003                      1,954,524                   3,103,638
 2004                      1,588,977                   1,935,060
 2005                        576,904                      51,289
                         -----------                 -----------
                         $ 7,019,447                 $ 8,736,167
                         ===========                 ===========

Less: Amount representing interest                     1,273,408
                                                     -----------

Present value of future minimum lease payments       $ 7,462,759
                                                     ===========

       In March 1999, the Company entered into a master lease agreement to provide up to $2,000,000 for capital equipment purchases over an initial twelve-month period, subject to renewal options. Individual capital leases are amortized over 30 or 36 month terms and bear interest at 8% to 9% per annum. The outstanding balance under this agreement at December 31, 2000 and 2001 was approximately $1,168,000 and $565,000, respectively.

       In July 2000, the Company entered into a 48-month lease agreement with an equipment vendor to finance the purchase of network equipment. The Company has leased approximately $8,900,000 under this agreement. Amounts financed under this lease agreement bear an interest rate of 12% per annum and are secured by the financed equipment. The outstanding balance under this agreement at December 31, 2000 and 2001, was approximately $8,061,000 and $6,198,000, respectively.


Purchase Commitments

      The Company has long-term purchase commitments with WorldCom and AT&T for data transport services with minimum payments due even if the Company's usage does not reach the minimum amounts. The WorldCom commitment began in May 2000 and requires minimum

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


purchases of $4,800,000 per contract year. The WorldCom contract ends in November, 2004. The AT&T commitment was amended on January 23, 2002 (Note 15) and requires minimum purchases of $1,100,000 for the contract year ending in November 2002 and $987,000 for the contract year ending in October 2003. The Company also has a commitment to purchase $17,600 per month of certain additional network capacity from AT&T throughout the commitment period.

Litigation

      The Company is involved in litigation with a former officer who claims wrongful termination of employment. The plaintiff is principally seeking compensatory damages for wages and unvested stock options. The Company believes that the plaintiff's claims are without merit, and plans to defend the case vigorously.

      The Company is also a party to legal proceedings related to regulatory approvals and is subject to state commission, FCC and court decisions related to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive carrier interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies. The Company, therefore, may participate in proceedings before these regulatory agencies or judicial bodies that affect, and allow it to advance its business plans.

      From time to time, the Company may be involved in other litigation concerning claims arising in the ordinary course of its business, including claims brought by former employees and claims related to acquisitions. The Company does not believe any of these legal claims or proceedings will result in a material adverse effect on its business, financial position, results of operations or cash flows.

Other Matters

      The Company has entered into interconnection agreements with traditional local telephone companies. The agreements generally have terms of one to two years and are subject to certain renewal and termination provisions by either party, generally upon 30 days' notification. The Company has renewed such agreements beyond their initial terms in the past and anticipates that it will do so in the future. However, failure to re-negotiate interconnection agreements or delays in negotiations could have a material adverse effect on the Company's operations.

      In certain markets where the Company has not deployed its own DSL equipment, the Company utilizes local DSL facilities from wholesale providers including Covad, in order to provide service to its end-user customers. These wholesale providers may terminate their service with little or no notice. The failure of Covad or any of the Company's other wholesale providers to provide acceptable service could have a material adverse effect on the Company's operations. Covad emerged from bankruptcy in December 2001, however, there can be no assurance that Covad or other wholesale providers will be successful in managing their operations and business plans.

8.    Related Party Transactions

      In January 1999, the Company entered into an Asset Transfer Agreement with FutureComm, Inc., whose sole shareholder is an officer and founder of the Company. The amount paid by the Company in exchange for certain equipment, agreements, licenses and intellectual property was approximately $28,000.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


      In May 1999, the Company entered into an agreement to license and implement components of an operations support system from a software vendor. In November 2000, the Company entered into an additional agreement with this vendor settling open matters from the earlier agreement and licensing additional software. Amounts paid under these agreements were approximately $563,000 in 1999 and $62,000 in 2000. Two stockholders of the Company, owned stock of the software vendor.

      On November 14, 2001, the Company entered into a Series X Preferred Stock Purchase Agreement (the "Series X Purchase Agreement") with several private investment funds affiliated with VantagePoint Venture Partners (collectively "VantagePoint") relating to the sale and purchase of up to an aggregate of 20,000 shares of mandatorily redeemable convertible Series X Preferred Stock (the "Series X Preferred Stock") of the Company at a purchase price of $1,000 per share. Pursuant to the Series X Purchase Agreement, on November 14, 2001 and December 10, 2001, the Company sold an aggregate of 6,000 shares and 4,000 shares, respectively, of Series X Preferred Stock to VantagePoint for total proceeds of $10,000,000, before direct issuance costs of $189,128 (Note 9). Also, in accordance with the Series X Purchase Agreement, VantagePoint purchased an additional 10,000 shares of Series X Preferred Stock in a subsequent closing occurring on March 1, 2002 (Note 15). Prior to the sale of the Series X Preferred Stock, VantagePoint owned approximately 21,956,063 shares, or approximately 34% of DSL.net's total outstanding common stock. The 20,000 shares of Series X Preferred Stock purchased by VantagePoint are convertible into approximately 111,111,111 shares of common stock. As a result, VantagePoint owns the equivalent of 133,067,174 shares of common stock. Two affiliates of VantagePoint are members of DSL.net's Board of Directors.

      On December 24, 2001, the Company, entered into a Series Y Preferred Stock Purchase Agreement (the "Series Y Purchase Agreement") with Columbia Capital Equity Partners III, L.P., Columbia Capital Partners II, L.P., The Lafayette Investment Fund, L.P., Charles River Partnership X, a Limited Partnership and N.I.G. - Broadslate, Ltd. (collectively with their assigns, the "Series Y Investors") relating to the sale and purchase of up to an aggregate of 15,000 shares of mandatorily redeemable convertible Series Y Preferred Stock of the Company (the "Series Y Preferred Stock") at a purchase price of $1,000 per share. Subject to the terms and conditions of the Series Y Purchase Agreement, on December 28, 2001, the Company sold an aggregate of 6,469 shares of Series Y Preferred Stock to the Series Y Investors for an aggregate purchase price of $6,469,000, before direct issuance costs of $300,000. Pursuant to the Series Y Purchase Agreement, the Series Y Investors have committed to purchase 8,531 additional shares of Series Y Preferred Stock in a subsequent closing occurring after the Company has obtained the required stockholder approvals and satisfied certain other closing conditions. An affiliate of Columbia Capital became a member of our Board of Directors on December 28, 2001.

9.     Mandatorily Redeemable Convertible Preferred Stock and Stockholders'
       Equity

Mandatorily Redeemable Convertible Preferred Stock

      In January 1999, the Company issued 3,500,000 shares of convertible voting preferred stock designated as Series A Preferred Stock, together with warrants to purchase 3,500,000 shares of a prior Series B Preferred Stock (the "Warrants"), at an exercise price of $1.00 per share, for an aggregate of $3,500,000. A total of $1,155,000 of the related proceeds was allocated to the Warrants.

      In January 1999, the holders of $225,000 of convertible notes converted $225,000 of the notes into 225,000 shares of Series A Preferred Stock. The remaining $125,000 of such convertible notes reduced the proceeds paid to the Company for the Series A Preferred Stock.

      In April 1999, certain holders of the Series A Preferred Stock exchanged 3,500,000 shares of Series A Preferred Stock and the Warrants for 6,500,000 shares of Series B Preferred Stock. Cashless warrant exercises accounted for 2,525,070 of these 6,500,000 shares of Series B Preferred Stock. The exchange into the remaining 3,974,930 shares of Series B Preferred Stock, which was not contemplated in the original Series A Preferred Stock purchase agreement, afforded the holders an exchange rate of $0.57 per share, which was lower than the deemed fair market value of the preferred stock at the time of exchange of $3.59 per share and therefore was treated as a beneficial non-monetary exchange under APB Opinion No. 29, "Accounting for Non-Monetary transactions." The difference between the carrying value of the Series A Preferred Stock, $2,272,000, and the deemed fair market value of the Series B Preferred Stock, $14,270,000, was included in the calculation of net loss per common share, although no assets of

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


the Company were expended. The exchange reduced additional paid-in capital and increased the carrying value of the Series B Preferred Stock by approximately $11,998,000 for the year ended December 31, 1999. The exchange was given no other accounting treatment in the 1999 financial statements of the Company.

      In April 1999, the Company issued 2,785,516 shares of convertible voting preferred stock designated as Series C Preferred Stock at $3.59 per share for net proceeds of $9,940,000. These shares were subsequently converted into 7,426,186 shares of common stock, representing a per share price of $1.35.

      In May and June 1999, the Company issued 2,963,672 shares of convertible voting preferred stock designated as Series D Preferred Stock at $10.46 per share for net proceeds of $29,961,000. In July 1999, the Company received approximately $1,007,000 in connection with repayment of a note, including interest at 6.0%, from an officer in connection with the purchase of Series D Preferred stock in June 1999. These shares were subsequently converted into 7,901,150 shares of common stock, representing a per share price of $3.92.

      In July 1999, the Company issued 939,086 shares of convertible voting preferred stock designated as Series E Preferred Stock at $19.70 per share for net proceeds of approximately $18,468,000. These shares were subsequently converted into 2,503,603 shares of common stock, representing a per share price of $7.39.

      The Series A, B, C, D, and E preferred stock automatically converted into shares of common stock upon the completion of the Company's initial public offering.

      On November 14, 2001, the Company entered into the Series X Purchase Agreement with VantagePoint relating to the sale and purchase of up to an aggregate of 20,000 shares of mandatorily redeemable convertible Series X Preferred Stock of the Company at a purchase price of $1,000 per share. Pursuant to the Series X Purchase Agreement, on November 14, 2001 and December 10, 2001, the Company sold an aggregate of 6,000 shares and 4,000 shares, respectively, of Series X Preferred Stock to VantagePoint for total proceeds of $10,000,000, before direct issuance costs of $189,128. In accordance with the Series X Purchase Agreement, VantagePoint purchased an additional 10,000 shares of Series X Preferred Stock in a subsequent closing occurring on March 1, 2002 (Note 15).

      The Series X Preferred Stockholders are entitled to receive cumulative dividends of 12% per year ($120.00 per share per annum) when and as declared by the Board of Directors. All such dividends shall accrue monthly and shall be payable in cash, except in the case of the conversion of the Series X Preferred Stock into common stock, in which case such dividends may be paid, at the sole option of the Company, in shares of common stock. The accrued but unpaid dividends are payable upon the earliest to occur of (i) the liquidation, dissolution, winding up or change in control (as described below) of the Company, (ii) the conversion of the Series X Preferred Stock into common stock and (iii) the redemption of the Series X Preferred Stock.

      In the event of the liquidation, dissolution or winding up of the Company, the Series X Preferred Stockholders shall be entitled to $1,000 per share plus all unpaid accrued dividends (whether or not declared), on parity with holders of the Series Y Preferred Stock (discussed below). Remaining assets, if any, shall be distributed to the holders of Series X Preferred Stock, Series Y Preferred Stock, common stock and any other class or series of the Company's capital stock that is not limited to a fixed sum or percentage of assets, on a pro rata basis assuming full

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

conversion into the Company's common stock of all preferred stock. Unless a majority of the holders of the then outstanding Series X Preferred Stock elect otherwise, (i) an acquisition, merger or consolidation which results in a majority ownership change or (ii) the sale of all or substantially all of the assets of the Company (i.e., a "change in control") shall be deemed to be a liquidation of the Company.

      At the option of the Series X Preferred Stockholders, each share of Series X Preferred Stock may be converted at any time, into approximately 5,555.56 shares of common stock, which shall be adjusted for certain subsequent dilutive issuances and stock splits. Since the conversion option price was less than the market price of the Company's common stock on the date the Series X Purchase Agreement was signed ("the Series X commitment date"), the Company has recorded a Beneficial Conversion Feature ("BCF") by a reduction (discount) to Preferred Stock in accordance with the guidance under Emerging Issues Task Force ("EITF") 00-27. The BCF was determined using the intrinsic value method which is defined as the "accounting conversion price" less the quoted market price of the common stock on the Series X commitment date multiplied by the number of common shares into which the preferred stock converts; however, the BCF recognized was limited to the net proceeds received from the issuance of the Series X Convertible Preferred Stock. The BCF is accreted from each Preferred Stock issue date to the earliest redemption date of January 1, 2005. If conversion occurs before the BCF is fully accreted, a charge will be required for the unamortized BCF. The accreted BCF is included in the calculation of net loss applicable to common stockholders.

      The Series X Preferred Stock shall automatically convert into common stock upon the close of business on the date on which the closing sale price of the Company's common stock on the Nasdaq Stock Market has exceeded $2.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for a period of 45 consecutive trading days beginning after May 13, 2002. In connection with the Series Y Preferred Stock Purchase Agreement (described below), the Company and the Series X holders have agreed to increase the Series X automatic conversion price from $2.00 to $2.50, subject to stockholder approval at the Company's 2002 annual meeting of stockholders.

      The Series X Preferred Stock has voting rights similar to common stock based on the number of shares into which such Series X Preferred Stock is initially convertible. So long as at least 50% of the Series X Preferred Stock issued pursuant to the Series X Purchase Agreement remains outstanding, the Series X Preferred holders shall have the right to elect a majority of the members of the Company's Board of Directors. In addition, so long as at least 25% of the Series X Preferred Stock issued pursuant to the Series X Purchase Agreement remains outstanding, the Series X Preferred Stockholders shall have the right to vote as a separate class with respect to the approval of (i) the authorization or issuance, or obligation to issue, any equity-related security having rights, preferences or privileges on parity with, or senior to the Series X Preferred Stock, (ii) any alteration or change to the rights, preferences or privileges of the Series X Preferred Stock or (iii) any reclassification of the Series X Preferred Stock. In connection with the Series Y Preferred Stock Purchase Agreement (described below), the Company and the Series X holders have agreed, subject to stockholder approval at the Company's 2002 annual meeting of stockholders, to limit to the period ending June 28, 2002, the requirement that the Company obtain the consent of the holders of at least a majority of the then outstanding Series X Preferred Stock to authorize or issue, or obligate itself to issue, equity-related securities having rights, preferences or privileges on parity with the Series X Preferred Stock.

      The Series X Preferred Stock is redeemable on parity with the Series Y Preferred Stock, at the option of the holders of a majority of the then outstanding shares of Series X Preferred Stock

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

at any time on or after January 1, 2005 at a price equal to $1,000 per share plus all unpaid accrued dividends (whether or not declared).

      On December 24, 2001, the Company, entered into the Series Y Preferred Stock Purchase Agreement with the Series Y Investors relating to the sale and purchase of up to an aggregate of 15,000 shares of mandatorily redeemable convertible Series Y Preferred Stock of the Company at a purchase price of $1,000 per share. Subject to the terms and conditions of the Series Y Purchase Agreement, on December 28, 2001, the Company sold an aggregate of 6,469 shares of Series Y Preferred Stock to the Series Y Investors for an aggregate purchase price of $6,469,000, before direct issuance costs of $300,000. Pursuant to the Series Y Purchase Agreement, the Series Y Investors have committed to purchase 8,531 additional shares of Series Y Preferred Stock in a subsequent closing occurring after the Company has obtained the required stockholder approvals and satisfied certain other closing conditions.

      In addition, on December 28, 2001, the Company issued promissory notes to the Series Y Investors in the aggregate principal amount of $3,531,000 in exchange for proceeds of $3,531,000 (Note 6). The promissory notes provide for an annual interest rate of 12%. By their terms, the promissory notes will be repaid from the proceeds of the sale of additional shares of Series Y Preferred Stock received at the subsequent closing, and all interest on the principal repaid at the subsequent closings will be forgiven. In the event that all of the Series Y Preferred Stock has not been sold by June 30, 2002, other than as a result of a breach of certain obligations by any of the Series Y Investors, the entire principal and accrued interest then outstanding under the promissory notes shall be due and payable on July 1, 2002.

      The holders of Series Y Preferred Stock are entitled to receive cumulative dividends of 12% per year ($120.00 per share per annum) when and as declared by the Company's board of directors. All such dividends accrue monthly and are payable in cash, except in the case of the conversion of the Series Y Preferred Stock into common stock, dividends may be paid, at the sole option of the Company, in shares of common stock. Notwithstanding the foregoing, accrued but unpaid dividends are payable upon the earliest to occur of (i) the liquidation, dissolution, winding up or change of control (as described below) of the Company, (ii) the conversion of the Series Y Preferred Stock into common stock and (iii) the redemption of the Series Y Preferred Stock.

      In the event of the liquidation, dissolution or winding up of the Company, the holders of Series Y Preferred Stock are entitled to receive $1,000 per share plus all unpaid accrued dividends (whether or not declared) on a parity basis with the holders of the Company's Series X Preferred Stock. Remaining assets, if any, shall be distributed to the holders of Series X Preferred Stock, Series Y Preferred Stock, common stock and any other class or series of the Company's capital stock that is not limited to a fixed sum or percentage of assets on a pro rata basis, assuming full conversion into the Company's common stock of all Preferred Stock. Unless a majority of the holders of the then outstanding Series Y Preferred Stock elect otherwise, (i) an acquisition, merger or consolidation of the Company which results in a majority ownership change or (ii) the sale of all or substantially all of the assets of the Company (i.e., a "change in control") shall be deemed to be a liquidation of the Company.

      On or after the date on which the Company's certificate of incorporation is amended to increase the number of authorized shares of common stock to at least 250,000,000, at the option of the Series Y Preferred Stockholders, each share of Series Y Preferred Stock may be converted

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

into 2,000 shares of common stock, subject to adjustment for certain subsequent dilutive issuances and stock splits. Since the conversion option price was less than the market price of the Company's common stock on the date the Series Y Purchase Agreement was signed, the Company has recorded a reduction (discount) to the Preferred Stock and an offset to Additional Paid-in Capital and applied the same accounting treatment as described above for the Series X Preferred Stock.

      The Series Y Preferred Stock automatically converts into common stock upon the close of business on the date on which the closing sale price of the common stock on the Nasdaq Stock Market has exceeded $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for a period of 45 consecutive days commencing on or after June 26, 2002.

      Each share of Series Y Preferred Stock has the right to 978.5 votes and, except as otherwise provided in the Company's certificate of incorporation or required by law, votes together with all other classes and series of capital stock of the Company as a single class on all actions to be taken by all holders of the Company's stock. So long as at least 25% of the Series Y Preferred Stock issued pursuant to the Series Y Purchase Agreement remains outstanding, the Series Y Preferred Stockholders have the right to vote as a separate class with respect to the approval of (i) the authorization or issuance, or obligation to issue, any equity-related security having rights, preferences or privileges senior to or, during the six-month period commencing December 28, 2001, on parity with the Series Y Preferred Stock, (ii) any alteration or change to the rights, preferences or privileges of the Series Y Preferred Stock or (iii) any reclassification of the Series Y Preferred Stock.

      The Series Y Preferred Stock is redeemable, on parity with the Series X Preferred Stock and any other class or series of the Company's capital stock entitled to redemption that is on parity with the Series X Preferred Stock, at the option of a majority of the holders of the then outstanding shares of Series Y Preferred Stock at any time on or after January 1, 2005, at a price equal to $1,000 per share plus all unpaid accrued dividends (whether or not declared).

      In connection with the Series Y Purchase Agreement, the holders of the Series Y Preferred Stock and the Series X Preferred Stock entered into voting agreements which obligate them to vote in favor of the required transactions contemplated by the Series Y Purchase Agreement and related matters. In addition, a stockholders agreement among the Company, the holders of the Series X Preferred Stock and the holders of the Series Y Preferred Stock, provides for rights relating to election of directors, the registration of the Company's common stock issuable upon conversion of the Series X and Series Y Preferred Stock and certain protective provisions.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

      The Series X and Series Y Preferred Stock activity is summarized as follows:

                                                                                Mandatorily
                                                                    Redeemable Convertible Preferred Stock
                                                         -------------------------------------------------------
                                                                 Series X                         Series Y
                                                         -------------------------        ----------------------
                                                         Shares          Amount           Shares         Amount
                                                         ------       ------------        ------     -----------
Balance December 31, 2000                                    --       $         --           --       $        --

Issuance of shares                                       10,000         10,000,000        6,469         6,469,000

Issuance costs                                                            (189,128)                      (300,000)

Discount on Series X and Y preferred stock resulting
  from a beneficial conversion feature,
  net of issuance costs                                                 (9,810,872)                    (6,169,000)

Accrued dividends on Series X and Y preferred stock                        115,233                          6,380

Accretion of beneficial conversion feature of Series X
  and Y preferred stock                                                    320,697                         27,976
                                                         ------       ------------        -----       -----------
Balance December 31, 2001                                10,000       $    435,930        6,469       $    34,356
                                                         ======       ============        =====       ===========

Common Stock Transactions

      In January 1999, the Company's Board of Directors declared a stock split of 1,909.09 shares for every outstanding common share. The accompanying financial statements have been restated to reflect this stock split. In conjunction with this split and the sale of Series A Preferred Stock described below, certain employment tenure and performance criteria were required of management in order to fully vest in a portion of their founders' shares. The value attributed to these 14,857,397 non-vested shares is reflected in deferred compensation of approximately $3,734,000.

      In March 1999, the Company issued 436,256 shares of common stock to an executive officer of the Company, adjusted for stock splits. Compensation expense of $602,587 has been recognized related to this issuance.

      In April 1999, the Company's founding shareholders surrendered 3,102,256 shares of common stock. Such stock was previously made subject to certain employment tenure and performance vesting criteria. In exchange, the vesting criteria on other restricted common stock owned by the founders was removed. This share surrender and acceleration of vesting resulted in a compensation charge of approximately $1,200,000 in the second quarter of 1999 and eliminated approximately $780,000, or $0.25 per share, from deferred compensation.

      In May 1999, the Company declared a 2:1 stock split of its common stock. The accompanying financial statements have been restated to reflect this stock split.

      In July 1999, the Company declared a 0.333:1 stock dividend on its common stock. The accompanying financial statements have been restated to reflect this stock dividend.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

      On October 12, 1999, the Company completed its initial public offering of 7,200,000 shares of common stock resulting in net proceeds to the Company of approximately $48.5 million. In addition, the underwriters exercised their over-allotment option for 1,026,000 shares, resulting in additional net proceeds to the Company of approximately $7.2 million on November 8, 1999.

      In conjunction with the closing of the Company's initial public offering on October 12, 1999, all outstanding Series A, B, C, D and E preferred stock was converted into 35,909,761 shares of common stock.

      In March 2000, the Company completed a public offering of 5,750,000 shares of common stock, including the exercise of the underwriters' over-allotment option, at an offering price of $26.00 per share. Net proceeds to the Company from this offering were approximately $141,273,000, after deducting underwriting discounts and commissions and offering expenses payable by the Company.

      In the first quarter of 2000, the Company recorded non-cash compensation expense of $870,000 relating to the vesting of stock options held by members of the Company's former advisory board. The advisory board was dissolved in the first quarter of 2000 and as a result, all unvested stock options held by such members were cancelled and the unamortized deferred compensation balance of $4,163,000, related to unvested stock options held by advisory board members was reclassified against additional paid-in capital. The 85,604 vested options held by members of the Company's former advisory board were exercised during the second quarter of 2000.

      The Company's remaining unamortized deferred compensation balance of approximately $1,668,000 as of December, 31 2001, relating to stock options and restricted stock held by employees and directors, is being amortized over the respective remaining vesting periods.

      In conjunction with the Company's acquisition of VISI, (Note 4), the Company issued purchase consideration that included 286,392 shares of common stock having a value of $2,315,000 at the time of the acquisition. The Company also assumed all of the then outstanding options issued under the VISI 1997 and 1999 Stock Option Plans, which became fully vested options to purchase an aggregate of 898,926 shares of common stock. The Company will grant no additional options under the VISI stock option plans. The VISI options were valued at $6,654,000 at the time of the acquisition.

      In January 2001, the Company exercised its repurchase right for 1,288,566 shares of common stock at $.001875 per share, representing the remaining unvested shares from one of the Company's founding shareholders who had terminated his employment. The shares were subsequently cancelled and $323,832, or $0.2513 per share, was reclassified from deferred compensation to additional paid-in capital and common stock.

      In July 2001, the Company exercised its repurchase right for 249,937 shares of common stock at $.001875 per share, representing the remaining unvested shares from one of the Company's founding shareholders who had terminated his employment. The shares were subsequently cancelled and $62,809, or $0.2513 per share, was reclassified from deferred compensation to additional paid-in capital and common stock.

Common Stock Reserved

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

      The Company has reserved shares of common stock as follows:

                                                           December 31,
                                                     -----------------------
                                                        2000          2001
                                                     ----------   -----------
1999 Stock Plan ..................................   10,835,329   10,473,563
2001 Stock Plan ..................................           --    4,000,000
VISI Stock Option Plans ..........................      836,441      679,615
1999 Employee Stock Purchase Plan ................      270,259      244,876
Stock warrants ...................................       83,314       83,314
Series X redeemable convertible preferred stock...           --   55,555,556
                                                     ----------   ----------
                                                     12,025,343   71,036,924
                                                     ==========   ==========

Stock Warrants

      On May 8, 2000, 111,242 stock purchase warrants, which were issued in connection with a lease transaction, were exercised in a cashless exercise pursuant to the terms of the warrants resulting in a net issuance of 102,737 shares of common stock.

      At December 31, 2000 and 2001, the Company had outstanding stock purchase warrants to purchase 83,314 shares of common stock.

10.   Income Taxes

      Due to the Company's net operating loss position, no provision for income taxes has been recorded for the years ended December 31, 1999, 2000 and 2001, respectively.

      The Company's deferred tax assets and liabilities were comprised of the following:

                                                      December 31,
                                        ------------------------------------------
                                           1999           2000             2001
                                        ----------    ------------    ------------
Net operating loss carryforwards.....    7,462,759    $ 46,351,085    $ 87,891,278
Other ...............................      554,756       3,381,268       6,801,788
                                        ----------    ------------    ------------
    Gross deferred tax assets........    8,017,515      49,732,353      94,693,066

Depreciation.........................      656,033       2,164,719       1,329,434
Other................................           --         527,713         566,102
                                        ----------    ------------    ------------
    Gross deferred tax liabilities...      656,033       2,692,432       1,895,536

                                        ----------    ------------    ------------
    Net deferred tax assets..........    7,361,482      47,039,921      92,797,530
Valuation allowance..................   (7,361,482)    (47,039,921)    (92,797,530)
                                        ----------    ------------    ------------
    Net deferred taxes...............   $       --    $         --    $         --
                                        ==========    ============    ============

      The Company has provided a full valuation allowance against the net deferred tax asset, because management does not believe it is more likely than not that this asset will be realized. If the Company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

      At December 31, 2001, the Company had $6,801,788 deferred tax assets classified as "other" in the table above. The principal components of this asset are book to tax basis differences arising from the amortization of intangibles, the recognition of bad debt and other accrued liabilities.

      At December 31, 2000 and 2001, the Company had approximately $115 million and $218 million of federal and state net operating loss carryforwards, respectively. Of this amount, approximately $2.5 million relates to stock-based compensation deductions which, when realized will be credited to additional paid-in-capital rather than a reduction to the income tax provision. The state and federal net operating loss carryforwards begin to expire in 2004 and 2019, respectively.

      Pursuant to Internal Revenue Code Section 382, certain substantial ownership changes may result in an annual limitation on the amount of net operating loss carryforwards that may be utilized to offset future income taxes. The Company is currently assessing the potential impact resulting from the Series X and Series Y Preferred Stock transactions (Note 9).

      The provision for (benefit from) income taxes reconciles to the statutory federal tax rate as follows:

                                                      December 31,
                                              -------------------------
                                              1999       2000      2001
                                              -----     -----     -----
Statutory federal tax rate                   (34.00)%  (34.00)%  (34.00)%
State income tax, net of federal benefit      (6.27)    (6.00)    (6.09)
Permanent differences                          7.29      1.50      0.94
Other                                          4.46        --        --
Deferred tax asset valuation allowance        28.52     38.50     39.15
                                              -----     -----     -----
      Effective federal tax rate                 --%       --%       --%
                                              =====     =====     =====

11.   Incentive Stock Award Plans

Employee Stock Option Plan

      In February 1999, the Company's Board of Directors adopted the 1999 Stock Plan under which employees, officers, directors, advisors and consultants can be granted incentive stock options, non-qualified stock options, stock appreciation rights, and stock awards. A total of 12,364,200 shares of common stock have been authorized under the 1999 Stock Plan.

      In November 2001, the Company's Board of Directors adopted the 2001 Stock Option and Incentive Plan (the "2001 Stock Plan") under which non-officer employees, certain new officers, advisors and consultants can be granted non-qualified stock options, stock appreciation rights, and stock awards. A total of 4,000,000 shares of common stock have been authorized under the 2001 Stock Plan.

      Options granted to employees under the 1999 Stock Plan and the 2001 Stock Plan, generally vest, at the discretion of the Board of Directors, either at (i) 25% after one year, then ratably over the next thirty-six months or (ii) 16% after six months and a day, then ratably over the next thirty months. Once vested, the options under both plans are exercisable for ten years from the date of grant.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

      In conjunction with the acquisition of VISI, the Company also assumed all of the then outstanding options issued under the VISI 1997 and 1999 Stock Option Plans (together with the 1999 Stock Plan and the 2001 Stock Plan, "the Plans"), which became fully vested options to purchase an aggregate of 898,926 shares of common stock. No additional options will be granted by the Company under the VISI stock option plans. The VISI options were valued at $6,654,000 at the time of the acquisition.

      A summary of activity under the Plans as of December 31, 1999, 2000 and 2001 is as follows:

                                                                Weighted Average
                                                              -------------------
                                                Number of      Fair      Exercise
                                                  Shares       Value       Price
                                               ----------     -------    --------
Outstanding at Inception ...............               --       $  --      $  --

Granted ................................        7,692,879       $3.59      $2.01
Exercised ..............................         (116,635)                 $0.04
Cancelled ..............................       (1,701,942)                 $1.09
                                               ----------
Outstanding at December 31, 1999 .......        5,874,302

Granted ................................        6,142,293       $5.49      $8.31
VISI assumed ...........................          898,926                  $2.18
Exercised ..............................       (1,451,751)                 $0.59
Cancelled ..............................       (4,145,158)                 $8.66
                                               ----------
Outstanding at December 31, 2000 .......        7,318,612

Granted ................................        9,204,150       $0.68      $0.83
Exercised ..............................         (361,774)                 $0.05
Cancelled ..............................       (2,283,594)                 $6.17
                                               ----------
Outstanding at December 31, 2001 .......       13,877,394

The following summarizes the outstanding and exercisable options under the Plans as of December 31, 1999, 2000 and 2001:

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


                                                  Options Outstanding                  Options Exercisable
                                          ---------------------------------      ------------------------------
                                           Weighted Avg.
                        Number             Remaining Life      Weighted Avg.       Number         Weighted Avg.
Exercise Price        Outstanding           (in years)        Exercise Price     Exercisable     Exercise Price
--------------        -----------         --------------      --------------     -----------     --------------
12/31/99
--------
$0.04-0.07             2,383,741               9.2                $ 0.05             96,086           $0.04
$0.39-0.53             2,127,484               9.4                $ 0.47                 --           $  --
$5.00-9.85             1,166,077               9.7                $ 7.73                 --           $  --
$16.50-18.75             197,000               9.9                $17.81                 --           $  --
                      ----------                                                    --------
                       5,874,302                                  $ 2.32             96,086           $0.04

12/31/00
--------
$0.04-2.53             2,787,663               8.1                $ 0.66          1,425,012          $ 0.81
$2.72-5.00             2,712,289               9.7                $ 3.19            306,039          $ 2.99
$6.31-9.85             1,020,128               9.1                $ 7.04            140,002          $ 7.63
$10.63-14.88             584,283               8.9                $12.53             25,000          $10.63
$16.50-18.75              17,250               8.9                $17.28              4,783          $17.26
$20.94-25.94             196,999               2.2                $22.78            149,999          $22.75
                      ----------                                                  ---------
                       7,318,612                                  $ 4.07          2,050,835          $ 3.36

12/31/01
--------
$0.04-2.59            10,902,144               9.3                $ 0.79          1,944,923          $ 0.79
$2.59-5.19             2,027,736               8.4                $ 3.07            805,236          $ 3.11
$5.19-7.78               571,612               7.5                $ 6.93            341,058          $ 7.08
$7.78-10.37               88,290               7.3                $ 8.45             86,892          $ 8.44
$10.37-12.97             171,100               5.2                $11.94            110,157          $11.94
$12.97-15.56              96,287               7.2                $14.63             51,658          $14.63
$15.56-$25.94             20,225               6.7                $20.96             11,665          $21.53
                      ----------                                                  ---------
                      13,877,394                                  $ 1.69          3,351,589          $ 2.84

      If compensation expenses had been recognized based on the fair value of the options at their grant date, in accordance with SFAS No. 123, the results of operations for the years ended December 31, 1999, 2000 and 2001 would have been as follows:

                                                         Years ended December 31,
                                               ----------------------------------------------
                                                  1999             2000              2001
                                               ------------    -------------    -------------
Net loss:
   As reported .............................   $(21,988,313)   $(105,763,148)   $(115,453,682)
   Pro forma under FAS 123 .................   $(22,426,281)   $(110,231,819)   $(118,930,730)
Net loss applicable to common stockholders:
   As reported .............................   $(33,986,313)   $(105,763,148)   $(115,923,968)
   Pro forma under FAS 123 .................   $(34,424,281)   $(110,231,819)   $(119,401,016)
                                               ------------    -------------    -------------
Basic and diluted net loss per common share:
   As reported .............................   $   (2.05)      $   (1.75)       $   (1.81)
   Pro forma under FAS 123 .................   $   (2.08)      $   (1.82)       $   (1.87)

      The estimated fair value at date of grant for options granted for the year ended December 31, 1999 ranged from $0.23 to $16.27 per share and for the year ended December 31, 2000 ranged from $0.75 to $17.19 per share and for the year ended December 31, 2001, ranged from $0.15 to $1.58 per share. The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                    December 31,
                              --------------------------------------------------------
                                  1999                 2000                    2001
                              ------------          -----------            -----------
Risk free interest rate         4.88%-6.09%         5.26%-6.72%            4.70%-5.48%
Expected dividend yield            None                 None                  None
Expected life of option           10 years             5 years               3 years
Expected volatility           .0001%-84.52%            75.00%                151.65%

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


      As additional options are expected to be granted in future years, and the options vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

      During the year ended December 31, 1999, deferred compensation of approximately $13,929,000 was attributed to the common stock options and restricted stock granted with an exercise price below estimated fair value. Deferred compensation is recognized to compensation expense generally over the four year vesting period. Unvested options for terminated employees are cancelled and the value of such options are recorded as a reduction of deferred compensation with an offset to additional-paid-in-capital. Stock compensation expense totaled approximately $4,123,000, $3,192,000 and $1,202,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

Employee Stock Purchase Plan

      The Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1999. The Purchase Plan authorized the issuance of up to a total of 300,000 shares of Common Stock to participating employees.

      All employees of the Company and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and more than three months in any calendar year are eligible to participate in the Purchase Plan. Under the terms of the Purchase Plan, the price per share paid by each participant on the last day of the offering period (as defined therein) is an amount equal to 85% of the fair market value of the Common Stock on either the first day or the last day of the offering period, whichever is lower. Each employee participating in the plan may purchase a maximum of 500 shares during each six-month offering period. The Purchase Plan terminates on December 31, 2009 or such earlier date as the Board of Directors determines. The Purchase Plan will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Purchase Plan have been purchased. Upon termination of the Purchase Plan all amounts in the accounts of participating employees will be promptly refunded.

      The first offering period of the Purchase Plan began on October 6, 1999 and ended on February 29, 2000. The Company issued a total of 29,741 and 25,383 shares of common stock under the plan during the years ended December 31, 2000 and 2001, respectively.

12.   Employee Savings Plan 401(K)

      On April 1, 2000, the Company started a 401(k) savings plan under which it matches employee contributions at 50% up to the first 4% of their contribution. Employees may elect to participate in the plan bi-annually on the enrollment dates provided they have been employees for at least ninety days. Employees participating in the plan may chose from a portfolio of investments, with the Company's match having the same investment distribution as the employees' election. The Company's contribution to the 401(k) plan during the years ended December 31, 2000 and 2001 was $219,459 and $189,691, respectively.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)

13.   Accrued Liabilities

      Accrued liabilities included the following:

                                                      2000               2001
                                                  -----------         ----------

Due to sellers                                     $4,033,658          $ 272,333

Taxes payable - other than
  income taxes                                      3,233,353          2,388,865

Accrued telecommunication
  expenses                                          2,030,000          1,958,470

Other accrued liabilities                           4,859,457          5,015,759
                                                  -----------         ----------
      Total                                       $14,156,468         $9,635,427
                                                  ===========         ==========

14. Restructuring and Impairments

      In December 2000, the Company initiated a new business plan strategy designed to conserve its capital, reduce its losses and extend its cash resources. This strategy included the following actions: 1) further network expansion was curtailed; 2) network connections to certain central offices were suspended; 3) certain facilities were vacated and consolidated; 4) operating expenses were reduced; and 5) headcount was reduced by approximately 140 employees. These actions resulted in a restructuring charge of approximately $3,542,000.

      In March 2001, the Company re-evaluated its restructuring reserve and booked an increase in the reserve of approximately $831,000, which was primarily related to delays in subleasing its vacated facilities and additional costs pertaining to its suspended central offices.

      In June 2001, due to the lack of liquidity in the financial markets, the Company further re-evaluated its business plans and determined that additional actions were necessary to further reduce its operating losses, cash burn rate and total funding requirements. These actions included: 1) further reductions in operating expenses; 2) closure of approximately 100 non-active and 250 active central offices; and 3) an additional reduction-in-force of approximately 90 employees. These actions resulted in additional restructuring charges approximating $32,503,000. Included in this amount were: 1) approximately $272,000 relating to severance expenses for the 90 employees; 2) approximately $26,079,000 for the costs associated with the Company's decision to close certain central offices, which includes approximately $2,545,000 relating to termination and equipment removal fees and approximately $23,534,000 in write-off of fixed assets; 3) approximately $1,641,000 for additional estimated costs resulting from delays and expected losses in subleasing vacated office space located in Santa Cruz, California, Atlanta, Georgia, Milford, Connecticut, and Chantilly, Virginia; 4) $1,356,000 for write down of additional equipment no longer in use; and 5) $3,155,000 for impairments of goodwill. The goodwill impairment analysis was accomplished by comparing the carrying value of the assets with the expected future net cash flows generated over the remaining useful life of the assets. Since the carrying value was more than the expected future net cash flows, the goodwill was reduced to the net present value of the expected future net cash flows. Of this amount, $2,124,000 related to a reduction in the goodwill for the Company's acquisition of Tycho and $1,031,000 related to a reduction in the goodwill for the Company's acquisition of certain assets of Trusted Net. These reductions in goodwill resulted in decreases in monthly amortization expense from approximately $56,800 to approximately $5,000 for Tycho, and from approximately $43,500 to approximately $20,600 for Trusted Net.

      During the third quarter 2001, due to limited available financing for the Company's operations and other factors, the Company again re-evaluated its business plans and determined that additional actions were necessary to further reduce its operating losses, cash burn rate and total funding requirements. These actions included: 1) further reductions in operating expenses;

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


2) closure of the Tycho and Trusted Net facilities in Santa Cruz, CA and Marietta, GA, respectively; and 3) decision not to install equipment in 100 new central offices. These actions resulted in additional restructuring and impairment charges approximating $4,748,000. Included in this amount are increases of: 1) approximately $4,451,000 relating to the write off of equipment; 2) approximately $376,000 for additional estimated costs relating to the delays and losses in subleasing vacated office space located in Santa Cruz, California and Milford, Connecticut; 3) approximately $246,000 in additional costs for equipment removal fees associated with the Company's previous decision to close certain central offices; and 4) approximately $800,000 for impairments of goodwill. These increases in the restructuring reserve were partially offset by a reduction of approximately $1,125,000 in previously reserved amounts relating to estimated termination fees associated with the Company's previous decision to close certain central offices, as the Company was successful in negotiating significantly reduced fees at many of the closed central office locations. The goodwill impairment analysis was accomplished by comparing the carrying value of the assets with the expected future net cash flows generated over the remaining useful life of the assets. As a result of this analysis, expected future net cash flows were determined to be insignificant and, as the carrying value was more than these expected future net cash flows, the balance of goodwill was written off. Of this amount, approximately $170,000 related to a reduction in the goodwill for the Company's acquisition of Tycho and approximately $630,000 related to a reduction in the goodwill for the Company's acquisition of certain assets of Trusted Net.

      During the fourth quarter 2001, the Company again re-evaluated its business plans and determined that additional actions were necessary to further reduce its operating losses and cash burn rate. These actions included an additional reduction-in-force of approximately 84 employees. These actions resulted in additional restructuring and impairment charges approximating $511,000. Included in this amount are increases of: 1) approximately $164,000 relating to severance expenses for the 84 employees; and 2) approximately $500,000 for impairments of long term investments. These increases in the restructuring reserve were partially offset by a reduction of approximately $153,000 in previously reserved amounts relating to the write down of fixed assets associated with the Company's previous decision to close certain central offices. Additionally, during the fourth quarter of 2001, the Company reallocated amounts previously reserved for equipment removal to termination fees, as the Company was successful in negotiating reduced fees for equipment removal at many of the closed central office locations.

      The long term investment impairment analysis was accomplished by comparing the carrying value of the investments with the expected future net cash flows generated, over the remaining useful life of the investments.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


      The following table summarizes the additions and charges to the restructuring reserve from December 2000 through December 2001, and the remaining reserve balances at December 31, 2001:

                             (dollars in thousands)

                                                       Central    Central      Fixed                 Impairment
                                                        Office     Office      Asset     Impairment      of
                                            Facility    Term.      Equip.      Write         of      Long-term
                               Severance     Leases     Fees      Removal       Off       Goodwill   Investment   Total
                               ---------    -------    -------    -------    --------    ----------    -----    --------
Additions to the
 reserve Dec. 2000             $     448    $ 1,078    $   600    $    --    $  1,416    $       --    $  --    $  3,542

Charges to the
  reserve                           (362)                                      (1,416)                            (1,778)
                               ---------    -------    -------    -------    --------    ----------    -----    --------
Reserve balance at
  Dec. 31, 2000                $      86    $ 1,078    $   600    $    --    $     --    $       --    $  --    $  1,764

Additions to the
 reserve:                            436      2,408        215      1,451      29,628         3,955      500      38,593

Charges to the
 reserve                            (522)    (2,290)      (500)    (1,451)    (29,628)       (3,955)    (500)    (38,846)
                               ---------    -------    -------    -------    --------    ----------    -----    --------
Reserve balance at
 Dec. 31, 2001                 $      --    $ 1,196    $   315    $    --    $     --    $       --    $  --    $  1,511
                               =========    =======    =======    =======    ========    ==========    =====    ========

      The restructuring reserve charges during the year ended December 31, 2000, of approximately $3,542,000 included approximately $2,263,000, in network and operations expenses, $161,000 in sales and marketing expenses and approximately $1,118,000 in general and administrative expenses on the consolidated statements of operations. At December 31, 2000, approximately $362,000 of severance costs and approximately $1,416,000 of capitalized collocation application fees had been charged against the restructuring reserves. The remaining reserve balance of approximately $1,764,000 is included in the Company's accrued liabilities at December 31, 2000.

      The restructuring reserve charges for the year ended December 31, 2001 included approximately $31,528,000 in network and operations expenses, approximately $6,998,000 in general and administrative expenses, and approximately $67,000 in sales and marketing expenses on the consolidated statements of operations. The remaining reserve balance of approximately $1,511,000 is included in the Company's accrued liabilities at December 31, 2001.

15. Subsequent Events

      In January 2002, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Broadslate Networks, Inc. ("Broadslate") for the purchase of up to approximately 1,100 business broadband customer accounts and certain other assets, including accounts receivables related to the acquired customer accounts for $800,000, subject to certain adjustments. The Asset Purchase Agreement provides for an initial cash payment of $650,000, with a $150,000 "holdback" amount retained by the Company, to be paid to Broadslate after a transition period, subject to certain adjustments, as provided for in the Asset Purchase Agreement. Certain of the Company's stockholders, including investment funds affiliated with Columbia Capital, in the aggregate own in excess of 10% of the capital stock of Broadslate. An affiliate of Columbia Capital and a member of our Board of Directors, was also a director of Broadslate until February 2002.

                                  DSL.net, Inc.
                   Notes to Consolidated Financial Statements
                                   (continued)


      On January 23, 2002, the Company amended its long-term purchase commitment with AT&T for data transport services. The amendment reduced the Company's minimum purchase commitment to $1,100,000 for the contract year ending in November 2002 and $987,000 for the contract year ending in October 2003. The Company also has a commitment to purchase $17,600 per month of certain additional network capacity from AT&T throughout the commitment period (Note 7).

      In February, 2002, the Company negotiated a termination of its obligations under its lease for vacated office space located in Milford, CT. The Company had recorded anticipated losses related to these vacated premises as part of its restructuring charges during the year ended December 31, 2001. Consequently, no additional costs related to this lease will be incurred during the year ended December 31, 2002. ( Note 14).

      On March 1, 2002, the Company issued 10,000 shares of Series X Preferred Stock to VantagePoint for proceeds of $1,000 per share, or an aggregate of $10 million, in accordance with the provisions of the Series X Purchase Agreement. With the completion of this Series X Preferred Stock transaction the Series Y Investors are contractually committed to purchase an additional 8,531 shares of Series Y Preferred Stock at $1,000 per share, for an aggregate purchase price of $8,531,000, subject to stockholder approval and certain other conditions. In accordance with the Series Y Purchase Agreement the Company will use $3,531,000 of the proceeds from such Series Y issuance to repay certain promissory notes, resulting in additional net proceeds of $5,000,000, (Note 9).

16. Selected Unaudited Quarterly Financial Data

      The following table depicts selected quarterly unaudited financial data for the years ended December 31, 1999, 2000 and 2001.

                                                                                            Net Loss
                                                          Preferred                           Per
                                                            Stock           Net Loss        Share,
                                                          Exchange,      Applicable to       Basic
                         Operating                        Dividends          Common           and
          Net Revenue       Loss          Net Loss      and Accretion     Stockholders      Diluted
          -----------   ------------    ------------    -------------    -------------       -----
Q1 1999   $    48,188   $ (1,693,088)   $ (1,686,614)   $          --    $  (1,686,614)      (0.51)
Q2 1999       135,985     (5,011,774)     (4,810,633)     (11,998,000)     (16,808,633)      (2.45)
Q3 1999       317,492     (6,236,669)     (5,621,484)              --       (5,621,484)      (0.66)
Q4 1999       810,881    (10,929,861)     (9,869,582)              --       (9,869,582)      (0.21)

Q1 2000     1,404,130    (19,851,278)    (18,338,284)              --      (18,338,284)      (0.33)
Q2 2000     3,505,866    (29,668,566)    (27,286,633)              --      (27,286,633)      (0.45)
Q3 2000     5,763,729    (31,563,809)    (30,231,355)              --      (30,231,355)      (0.48)
Q4 2000     7,115,685    (31,400,032)    (29,906,876)              --      (29,906,876)      (0.47)

Q1 2001     8,822,319    (27,153,299)    (26,626,674)              --      (26,626,674)      (0.42)
Q2 2001    10,347,878    (56,269,983)    (56,168,995)              --      (56,168,995)      (0.88)
Q3 2001    11,724,199    (21,897,516)    (21,911,744)              --      (21,911,744)      (0.34)
Q4 2001   $11,075,015   $(10,574,483)   $(10,746,269)   $    (470,286)   $ (11,216,555)      (0.17)

      The 2000 quarterly revenue has been restated to reflect the impact of SAB No.101 (Note 2).